Exhibit 99.T3A.2

Industry Canada	Industrie Canada

Certificate	Certificat
of Amendment	de modification

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

World Color Press Inc.			256168-9
Name of corporation-Dénomination de la société			Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:			Je certifie que les statuts de la société susmentionnée ont été modifiés:

a)	under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a)	en vertu de l’article 13 de la Loi canadienne sur les sociétés par actions, conformément à l’avis ci-joint;

b)	under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☐	b)	en vertu de l’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;

c)	under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☐	c)	en vertu de l’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;

d)	under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☒	d)	en vertu de l’article 191 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;

July 21, 2009 / le 21 juillet 2009
	Richard G. Shaw	Date of Amendment - Date de modification
Director - Directeur

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Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 14 ARTICLES OF REORGANIZATION (SECTION 191)	FORMULAIRE 14 CLAUSES DE RÉORGANISATION (ARTICLE 191)

1 — Name of Corporation - Dénomination sociale de la société	2 — Corporation No. - Nº de la société

QUEBECOR WORLD INC.	256168-9

3 — In accordance with the order for reorganization, the articles of incorporation are amended as follows:	Conformément à l’ordonnance de réorganisation, les statuts constitutifs sont modifiés comme suit:

(i)            the name of the Corporation is hereby changed to “World Color Press Inc.”;

(ii)           to create a new class of redeemable shares of the capital of the Corporation having attached thereto the rights, privileges, restrictions and conditions set out in Schedule I attached hereto (the “Redeemable Shares”);

(iii)          to change each issued and outstanding Subordinate Voting Share, Multiple Voting Share, Series 3 Cumulative Redeemable First Preferred Share and Series 5 Cumulative Redeemable First Preferred Share into 0.000001 of a Redeemable Share;

(iv)          immediately following the redemption of all of the Redeemable Shares in accordance with Section 1.4 of Schedule I hereto, to cancel, remove and delete the authorized share capital of the Corporation, consisting of the Multiple Voting Shares, Subordinate Voting Shares, the First Preferred Shares issuable in series and the Redeemable Shares (collectively, the “Cancelled Classes of Shares”), along with the rights, privileges, restrictions and conditions attached to the Cancelled Classes of Shares and all rights to accrued dividends in respect of all of such classes and series of shares;

(v)           to create a new class of Common Shares, the number of which shall be unlimited, and a new class of Class A Convertible Preferred Shares, the number of which shall be limited to 12,500,000, having attached thereto the rights, privileges, restrictions and conditions set out in Schedule II attached hereto;

(vi)          to incorporate the Plan of Reorganization and Compromise and the related Reorganization Order set out in Schedule III attached hereto; and

(vii)         to make such additions to the stated capital accounts maintained in respect of the Common Shares and the Class A Convertible Preferred Shares set out in Schedule IV attached hereto.

Each of the foregoing amendments shall be deemed to take effect in the order in which they appear above.

Signature	Printed Name - Nom en lettres moulées	4 — Capacity of - En qualité de	5 — Tel. N°. - Nº de tél.
	Marie-É. Chlumecky	Corporate Secretary	(514) 954-0101

FOR DEPARTMENTAL USE ONLY - À L’USAGE DU MINISTÈRE SEULEMENT

IC3409 (2003/06)	Reset - Réinitialiser	Print - Imprimer

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Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Articles of Reorganization	Clauses de réorganisation
FORM 14	FORMULAIRE 14
INSTRUCTIONS	INSTRUCTIONS

Format	Présentation

You must file Form 14 by sending or faxing the completed documents to the address provided below.	Vous devez déposer le formulaire 14 en envoyant ou en télécopiant le document complété à l’adresse indiquée au bas de cette page.

Prescribed Fees	Droits payables

By mail or fax: $200	Par la poste ou télécopieur: 200 $

General	Généralités

(1)   Set out the amendments to the articles of incorporation in accordance with the court order pursuant to section 191 of the Act. If an amendment involves a change of corporate name, the new name must comply with sections 10 and 12 of the Act. Articles of reorganization must be accompanied by a Canada-biased NUANS search report dated not more than ninety (90) days prior to the receipt of the articles by the Director. On request, a number name may be assigned under subsection 11(2) of the Act, without a search.

(1)   Indiquer les modifications apportées aux statuts constitutifs en vertu de l’ordonnance rendue par le tribunal conformément à l’article 191 de la Loi. Dans les cas où les modifications comportent un changement de dénomination sociale, la nouvelle dénomination doit satisfaire aux exigences des articles 10 et 12 de la Loi. Les clauses de réorganisation doivent être accompagnées d’un rapport de recherche NUANS couvrant le Canada, dont la date remonte à quatre-vingt-dix (90) jours ou moins avant la date de réception par le directeur des clauses de réorganisation. Si un numéro matricule est demandé en guise de dénomination sociale, il peut être assigné, sans recherche préalable, en vertu du paragraphe 11 (2) de la Loi.

(2) Any amendment shall conform to and correspond to the paragraph and subparagraph references of the existing articles.	(2) Toute modification doit être conforme et correspondre aux renvois des alinéas et sous-alinéas des statuts existants.

Signature	Signature

Indicate the capacity of the signing person. Form 1 4 must be signed by one of the following:	Veuillez indiquer la qualité du signataire. Le formulaire 14 doit être signé par:

• a director of the corporation; or	• un administrateur de la société; ou
• an officer of the corporation	• un dirigeant de la société

Other Documents	Autres documents

The articles must be accompanied by:	Les clauses doivent être accompagnées:

(a) a copy of the court order; and	(a) d’un exemplaire de l’ordonnance du tribunal;
(b) if applicable, a Notice of Change of Registered Office (Form 3) and Notice of Change of Directors (Form 6).	(b) s’il y a lieu, d’un avis de changement du siège social (formulaire 3) et d’un avis de changement des administrateurs (formulaire 6).

The completed document and fees payable to the Receiver General for Canada are to be sent to:	Le document complété et les droits payables au Receveur général du Canada doivent être envoyés au:

The Director, Canada Business Corporations Act	Directeur, Loi canadienne sur les sociétés par actions
Jean Edmonds Tower, South	Tour Jean Edmonds, sud
9th Floor	9ième étage
365 Laurier Ave. West	365, av. Laurier ouest
Ottawa, Ontario K1A 0C8	Ottawa (Ontario) K1A 0C8

or by facsimile at: (613) 941-0999	ou par télécopieur: (613) 941-0999
Inquiries: 1-866-333-5556	Renseignements: 1-866-333-5556

IC3409 (2008/02) p. 2	Reset - Réinitialiser	Print - Imprimer

SCHEDULE I

TO THE ARTICLES OF REORGANIZATION OF THE CORPORATION

1.                                     REDEEMABLE SHARES

The rights, privileges, restrictions and conditions attaching to the Redeemable Shares are as follows:

1.1                              Fractional Interests

No holder of a fractional interest in a Redeemable Share shall be entitled to be registered on the books of the Corporation in respect of such fraction of a Redeemable Share.

1.2                              Voting Rights

The holders of the Redeemable Shares or fractional interests therein shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

1.3                                Dividends

The holders of Redeemable Shares shall not be entitled to receive any dividend.

1.4                                Redemption by the Corporation

All of the outstanding Redeemable Shares and fractional interests therein shall be automatically redeemed by the Corporation immediately following their issuance, which issuance is provided for in item (iii) of the Corporation’s Articles of Reorganization on Form 14 to which this Schedule I is attached, without notice to the holders of such Redeemable Shares, on payment of CDN$0.01 for each whole Redeemable Share (the “Redemption Price”). The Corporation shall pay or cause to be paid to each holder of Redeemable Shares or fractional interests therein to be redeemed the Redemption Price by cheque, provided that if the aggregate Redemption Price payable to any particular holder is less than CDN$ 10.00, then the aggregate Redemption Price payable to such holder shall be deemed to be CDN$0.00 and the Redeemable Shares or fractional interests therein held by such holder shall be automatically redeemed by the Corporation immediately following their issuance without any payment or further act or formality.

SCHEDULE II

TO THE ARTICLES OF REORGANIZATION OF THE CORPORATION

The rights, privileges, restrictions and conditions attaching to the Common Shares and the Class A Preferred Shares are as follows:

ARTICLE 1

COMMON SHARES

1.1                              Voting Rights. The holders of the Common Shares shall be entitled to receive notice of and to attend and to vote at all meetings of shareholders and shall have one (1) vote in respect of each Common Share held at all meetings of shareholders except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

1.2                              Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets or funds of the Corporation among its shareholders for the purpose of winding up its affairs (a “Liquidation”), the remaining assets and funds of the Corporation shall, subject to the prior rights and participation rights of the holders of the Class A Preferred Shares, be divided and paid equally and ratably to the holders of the Common Shares.

1.3                              Dividend Rights. To the extent permitted under the Act and subject to the prior rights and participation rights of the holders of Class A Preferred Shares, the holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the Board, out of the assets and funds of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the Board may from time to time determine. Subject to the prior rights and participation rights of the holders of the Class A Preferred Shares, the Board may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class or series of shares of the Corporation.

1.4                              No Separate Class Vote. Notwithstanding paragraph 176(1)(a) of the Act, the holders of the Common Shares shall not be entitled to vote separately as a class on a proposal to amend the Articles to increase the maximum number of Class A Preferred Shares or exercise any dissent or appraisal rights under the Act in respect thereof.

ARTICLE 2

CLASS A PREFERRED SHARES

2.1                                Voting Rights, Modification of Class A Preferred Share Provisions and Approval of Holders of Class A Preferred Shares.

2.1.1                      Voting Rights. The holders of Class A Preferred Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders and shall vote, except as required by the Articles or as required under the Act, together with the holders of Common Shares upon any matter submitted to the shareholders for a vote as a single class. At any such meeting of shareholders, each holder of Class A Preferred Shares shall have that number of votes per share as is equal to the number of Common Shares (rounding fractions of a Common Share to the nearest whole share) into which each such Class A Preferred Share held by such holder could be converted by the holder thereof at the record date for determination of the shareholders entitled to vote on such matter, or if no such record date is fixed, at the close of business on the day immediately preceding the day on which notice of the applicable meeting of shareholders is given (such date, the “Voting Conversion Date”), such votes to be counted together with the Common Shares and not counted separately as a class except where a separate class or series vote is required by the Articles or the Act, in which case the holders of Class A Preferred Shares shall, solely to the extent required by the Articles or the Act, vote as a single class, and separate from the holders of the Common Shares.

For the purposes of this Section 2.1, the number of Common Shares (rounding fractions of a Common Share to the nearest whole share) into which each Class A Preferred Share held by a holder could be converted pursuant to Section 2.5 hereof shall, subject to Section 2.13 hereof, be determined in accordance with the following conversion rates:

(A)                             if the Voting Conversion Date falls within the Fixed Class A Preferred Share Conversion Period, then at the Fixed Class A Preferred Share Conversion Rate (assuming, for the purposes of the Fixed Class A Preferred Share Conversion Rate, that the Class A Preferred Share Optional Conversion Date is the Voting Conversion Date); and

(B)                               if the Voting Conversion Date falls within the Floating Class A Preferred Share Conversion Period, then at the Floating Class A Preferred Share Conversion Rate (assuming, for the purposes of the Floating Class A Preferred Share Conversion Rate, that the Class A Preferred Share Optional Conversion Date is the Voting Conversion Date).

2.1.2                     Modification of Class A Preferred Share Provisions. The rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares may be deleted, varied, modified, amended or amplified by the Corporation with, but only with, the prior approval of the holders of the Class A Preferred Shares as provided for in Subsection 2.1.3 hereof.

2.1.3                      Approval of Holders of Class A Preferred Shares. Except for the approvals referred to in Subsections 2.1.4 and 2.1.5 hereof, any approval required to be given under the Articles or the Act at any time by the holders of the Class A Preferred Shares voting as a separate class shall be given by Special Resolution by the holders of the Class A Preferred Shares voting separately as a class.

2.1.4                      Class A Preferred Share Trigger Event Board Election Rights. If (A) a Class A Preferred Share Trigger Event has occurred and is continuing or (B) the full amount of all Cash Dividends accrued on the Class A Preferred Shares pursuant to Subsections 2.4.1, 2.4.2, 2.4.5 and 2.4.6 has not been paid in full for eight (8) Class A Preferred Share Quarterly Dividend Periods (irrespective of whether such Class A Preferred Share Quarterly Dividend Periods are consecutive or whether such Cash Dividends are permitted under the Act or are prohibited by the Exit Facilities), as of the day that is twenty-one (21) days after the holders of not less than five percent (5%) of the Class A Preferred Shares then issued and outstanding have delivered to the Corporation a written requisition to convene a special meeting of the holders of the Class A Preferred Shares to immediately elect to the Board two (2) additional directors (the “Class A Preferred Shareholders’ Nominee Directors”), the holders of the Class A Preferred Shares shall have the exclusive right (voting separately as a class, on an Ordinary Resolution) to elect such Class A Preferred Shareholders’ Nominee Directors at such special meeting irrespective of whether such

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Class A Preferred Share Trigger Event is continuing after the last day of such 21-day period. Unless such special meeting is duly convened by the Board, any holder of Class A Preferred Shares who signed such requisition shall have the right to convene such special meeting.

2.1.5                      Term and Removal of Class A Preferred Shareholders’ Nominee Directors. If the Class A Preferred Shareholders’ Nominee Directors are elected otherwise than at a special meeting of the holders of the Class A Preferred Shares held to remove or replace any Class A Preferred Shareholders’ Nominee Director(s) then in office or to fill a vacancy in the office of a Class A Preferred Shareholders’ Nominee Director, the Class A Preferred Shareholders’ Nominee Directors shall be elected for an initial term expiring at the close of (A) the next ensuing annual meeting of shareholders if such Class A Preferred Shareholders’ Nominee Directors were elected at an annual meeting of shareholders or within six (6) months of the annual meeting of shareholders held immediately before their election or (B) the second ensuing annual meeting of shareholders in all other cases. If (C) a Class A Preferred Share Trigger Event has occurred and is continuing or (D) the full amount of all Cash Dividends accrued on the Class A Preferred Shares pursuant to Subsections 2.4.1, 2.4.2, 2.4.5 and 2.4.6 has not been paid in full for eight (8) Class A Preferred Share Quarterly Dividend Periods (irrespective of whether such Class A Preferred Share Quarterly Dividend Periods are consecutive or whether such Cash Dividends are permitted under the Act or are prohibited by the Exit Facilities), as of the record date for the determination of shareholders entitled to receive notice of the annual meeting of shareholders at which the initial terms of such Class A Preferred Shareholders’ Nominee Directors shall expire or as of the record date for the determination of shareholders entitled to receive notice of any ensuing annual meeting of shareholders thereafter, the holders of the Class A Preferred Shares shall have the exclusive right to vote, separately as a class, on an Ordinary Resolution to elect to the Board the Class A Preferred Shareholders’ Nominee Directors to hold office until the close of the next ensuing annual meeting of shareholders following the election of such Class A Preferred Shareholders’ Nominee Directors. If the office of a Class A Preferred Shareholders’ Nominee Director becomes vacant due to resignation, death, bankruptcy or other lack of qualification under the Act, the remaining Class A Preferred Shareholders’ Nominee Director shall have the exclusive right to appoint another person to fill such vacancy. The Class A Preferred Shareholders’ Nominee Directors may only be removed from the Board by an Ordinary Resolution passed at a special meeting of the holders of the Class A Preferred Shares (voting separately as a class), duly convened by holders of not less than five percent (5%) of the Class A Preferred Shares then issued and outstanding.

2.1.6                       Amendment of Articles to Increase Number of Directors. So long as any Class A Preferred Shares are issued and outstanding, the minimum number of directors shall be three (3) directors and, subject to the immediately following sentence, the maximum number of directors shall be eleven (11) directors, of which not more than nine (9) directors shall be elected by the combined vote of the holders of the Common Shares and the holders of the Class A Preferred Shares voting as a single class; and the remaining two (2) directors shall be the Class A Preferred Shareholders’ Nominee Directors or shall be reserved for the election thereof in accordance with Subsections 2.1.4 and 2.1.5 hereof. The holders of the Class A Preferred Shares shall have the exclusive right at any time and from time to time (voting separately as a class at the special meeting referred to in Subsection 2.1.4 hereof) by Special Resolution to amend the Articles to (A) increase

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the maximum number of directors and/or (B) authorize the directors to appoint one (1) or more additional directors (not to exceed one-third (1/3) of the number of directors elected at the previous annual meeting of shareholders).

2.1.7                      Voting. On every vote by show of hands or ballot taken at a meeting of holders of Class A Preferred Shares as a single class, each holder entitled to vote thereat shall be entitled to one (1) vote for each Class A Preferred Share held by such holder.

2.1.8                      Waiver. Any of the rights, powers or preferences of the holders of Class A Preferred Shares set forth herein may be defeased and waived upon the approval thereof or affirmative vote thereon given or obtained in accordance with the provisions of Subsection 2.1.3 hereof.

2.1.9                      Quorum. A quorum for a special meeting of the holders of the Class A Preferred Shares shall consist of the holders (irrespective of the number of persons actually present at the meeting) present in person or represented by proxy of not less than forty percent (40%) of the Class A Preferred Shares entitled to vote at the meeting; if, however, the holders of at least forty percent (40%) of the Class A Preferred Shares then issued and outstanding are not present in person or represented by proxy at such meeting within thirty (30) minutes after the time for which the special meeting was convened, the meeting shall be automatically adjourned to a subsequent date, and a quorum for the adjourned special meeting shall consist of the holders (irrespective of the number of persons actually present at the meeting) present in person or represented by proxy of not less than thirty percent (30%) of the Class A Preferred Shares entitled to vote at the special meeting. A quorum need not be present throughout the meeting provided that a quorum is present at the opening of the meeting.

2.1.10                By-laws. Except as otherwise provided in Subsections 2.1.3, 2.1.4, 2.1.6, 2.1.7, 2.1.9 or 2.1.11 hereof, the formalities to be observed with respect to the convening and conduct of any meetings of holders of Class A Preferred Shares shall be those from time to time set out in the by-laws of the Corporation with respect to meetings of shareholders or as otherwise provided by the Act.

2.1.11                Shareholder Requisition of Meeting. For purposes of requisitioning a meeting of shareholders pursuant Section 143 of the Act, the holders of the Class A Preferred Shares shall be deemed to hold that number of issued shares of the Corporation that carry the right to vote that is the greater of (A) the number of Class A Preferred Shares held by them and (B) the number of votes that they would have been entitled to cast at any meeting of shareholders calculated in accordance with Subsection 2.1.1 hereof (assuming, for the purposes of such calculation, that the date of delivery of such requisition in accordance with Section 143 of the Act is the Voting Conversion Date).

2.2                                Liquidation, Dissolution or Winding-Up. In the event of a Liquidation, the holders of the Class A Preferred Shares shall be entitled to receive, from and out of the assets and funds of the Corporation, for each Class A Preferred Share held by them an amount (such amount constituting and being herein referred to as the “Class A Preferred Share Liquidation Amount”) equal to the greater of (A) the aggregate of (i) the Class A Preferred Share Original Issuance Price, plus (ii) an amount equal to all Cash Dividends, if any, accrued and unpaid thereon (including accrued and unpaid Cash Dividends calculated on the amount of any Unpaid Cash Dividends), up to but excluding the date of distribution and (B) the amount that such holders would be entitled to receive if all Class A Preferred Shares had been converted into Common Shares at the applicable Class A Preferred Share

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Conversion Rate as determined in accordance with the next succeeding paragraph. The full Class A Preferred Share Liquidation Amount shall be paid to the holders of the Class A Preferred Shares before any amount shall be paid by the Corporation or any assets or funds of the Corporation shall be distributed to holders of the Common Shares of the Corporation. If, upon any Liquidation, the assets or funds available for distribution to the holders of the Class A Preferred Shares are insufficient to permit the payment to such holders of the full Class A Preferred Share Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed rateably among the holders of the Class A Preferred Shares in proportion to the total Class A Preferred Share Liquidation Amount each such holder is otherwise entitled to receive. After payment to the holders of the Class A Preferred Shares of the amounts so payable to them as described in this Section 2.2, the holders of Class A Preferred Shares shall not be entitled to share in any further distribution of the assets or funds of the Corporation.

For the purposes of this Section 2.2, the number of Common Shares (rounding fractions of a Common Share to the nearest whole share) into which each Class A Preferred Share held by a holder could be converted pursuant to Section 2.5 hereof shall, subject to Section 2.13 hereof, be determined in accordance with the following conversion rates:

(A)                             if the initial date of distribution of assets or funds of the Corporation to shareholders as part of the Liquidation (the “Initial Date of Liquidation Distribution”) falls within the Fixed Class A Preferred Share Conversion Period, then at the Fixed Class A Preferred Share Conversion Rate (assuming, for the purposes of the Fixed Class A Preferred Share Conversion Rate, that the Class A Preferred Share Optional Conversion Date is the Initial Date of Liquidation Distribution); and

(B)                               if the Initial Date of Liquidation Distribution falls within the Floating Class A Preferred Share Conversion Period, then at the Floating Class A Preferred Share Conversion Rate (assuming, for the purposes of the Floating Class A Preferred Share Conversion Rate, that the Class A Preferred Share Optional Conversion Date is the Initial Date of Liquidation Distribution).

2.3                                Class A Preferred Share Trigger Event.

2.3.1                       A “Class A Preferred Share Trigger Event” shall have occurred if:

2.3.1.1            the Corporation fails to pay all Cash Dividends accrued on the Class A Preferred Shares pursuant to Subsections 2.4.1, 2.4.2, 2.4.5 and 2.4.6 over a Class A Preferred Share Quarterly Dividend Period on the Class A Preferred Share Dividend Payment Date immediately following such Class A Preferred Share Quarterly Dividend Period, where such payment in full is both permitted under the Act and not prohibited by the Exit Facilities (on the terms in effect as of the Original Issuance Date);

2.3.1.2            without the consent of the holders of the Class A Preferred Shares then issued and outstanding given as specified in Subsection 2.1.3 hereof, the Corporation agrees to (A) an amendment or modification of the Exit Facilities that (x) prevents or restricts the Corporation from paying Cash Dividends or from redeeming Class A Preferred Shares where the Corporation would not have been otherwise prevented or restricted, under the terms of the Term Facility Credit

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Agreement (on the terms in effect as of the Original Issuance Date) or the Act, from paying Cash Dividends or redeeming Class A Preferred Shares in accordance with the Articles or (y) allows Novink (USA) Corp. to redeem, purchase, repurchase or otherwise retire, either directly or indirectly, any Notes on a basis other than pro rata with the Class A Preferred Shares as described in Subsection 2.6.4 hereof, or (B) any extension of the ABL Maturity Date or the Term Maturity Date beyond three (3) years or any refinancing of the Exit Facilities unless such extended or replacement facilities permit the Corporation to use at least 50% of Excess Cash Flow plus 50% of Net Cash Proceeds to pay Cash Dividends and redeem Class A Preferred Shares on a quarterly basis and otherwise in accordance with Sections 2.4 and 2.6 hereof;

2.3.1.3            the Corporation’s Consolidated Leverage Ratio (determined on a rolling 12-month basis and tested quarterly in accordance with the Term Facility Credit Agreement (on the terms in effect as of the Original Issuance Date)) exceeds 3.5:1;

2.3.1.4            if at any time after the Class A Preferred Shares have been listed on the facilities of the Stock Exchange, the Corporation fails to maintain such listing;

2.3.1.5            the Corporation takes any action without having obtained the requisite approval of the holders of Class A Preferred Shares as required to have been obtained under the Articles or the Act, including the actions contemplated in Sections 2.10 and 2.11 hereof; or

2.3.1.6            the Corporation breaches or otherwise fails to perform any other material obligation set forth in the Articles (other than an obligation to pay Cash Dividends under Subsections 2.4.1, 2.4.2, 2.4.5 or 2.4.6 hereof or a failure to redeem any Class A Preferred Shares under Subsection 2.6.3 or Subsection 2.6.4 hereof), which breach or failure to perform remains uncured thirty (30) days after delivery of notice in writing to the Corporation of such breach or failure to perform by the holders of Class A Preferred Shares representing not less than five percent (5%) of the Class A Preferred Shares then issued and outstanding.

2.3.2                      Notice of Class A Preferred Share Trigger Event. If a Class A Preferred Share Trigger Event has occurred (irrespective of whether such Class A Preferred Share Trigger Event is continuing), then the Corporation shall promptly provide written notice to each of the holders of the Class A Preferred Shares of such occurrence, which notice shall set out the details of such Class A Preferred Share Trigger Event (i.e., the type of Class A Preferred Share Trigger Event that has occurred) and set out the rights of the holders of the Class A Preferred Shares under the Articles in respect thereof.

2.4                                Dividend Rights.

2.4.1                      Preferential Cash Dividends. Subject to Subsection 2.4.9 hereof, the holders of the Class A Preferred Shares, in preference and priority to the holders of the Common Shares, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board, out of the assets and funds of the Corporation properly applicable to the payment of dividends, cumulative preferential Cash Dividends at the Class A Preferred Share Dividend Rate in effect from time to time calculated on the Class A Preferred Share Original Issuance Price; provided, however, that for any Class A Preferred Share

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Quarterly Dividend Period or Partial Class A Preferred Share Quarterly Dividend Period in which a dividend other than a stock dividend payable solely in Common Shares (or solely in securities convertible or exercisable into, or evidencing the right to purchase, Common Shares) is declared on the Common Shares, such Cash Dividends may be increased for such Class A Preferred Share Quarterly Dividend Period or Partial Class A Preferred Share Quarterly Dividend Period in accordance with Subsection 2.4.9 hereof. Such Cash Dividends shall accrue daily as of and from the Original Issuance Date and be payable by quarterly instalments on each of the Class A Preferred Share Dividend Payment Dates, except that the first Class A Preferred Share Dividend Payment Date shall be November 15, 2009, and the Cash Dividends payable on such date, if declared, on each of the Class A Preferred Shares for the period commencing on the Original Issuance Date and ending on November 14, 2009 shall be US$0.25616513.

2.4.2                      Cumulation of Dividends and Additional Dividends Calculated on Unpaid Dividends. If, on any Class A Preferred Share Dividend Payment Date, any Cash Dividends accrued through such date pursuant to Subsection 2.4.1 hereof, this Subsection 2.4.2 or Subsections 2.4.5 or 2.4.6 hereof are not paid in full (“Unpaid Cash Dividends”), then the holders of the Class A Preferred Shares, in preference and priority to the holders of the Common Shares, shall, subject to Subsection 2.4.9 hereof, be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board, out of the assets and funds of the Corporation properly applicable to the payment of dividends, additional cumulative preferential Cash Dividends on the Class A Preferred Shares at the Class A Preferred Share Dividend Rate in effect from time to time calculated on the amount of such Unpaid Cash Dividends. Such additional Cash Dividends shall accrue daily as of and from the first day immediately following the last day of the most recently completed Class A Preferred Share Quarterly Dividend Period, provided, however, that notwithstanding the foregoing provisions of this Subsection 2.4.2, for the period from the Original Issuance Date to November 14, 2009 only, such additional Cash Dividends shall accrue from and after October 1, 2009 on the Cash Dividends accrued in the period from the Original Issuance Date to September 30, 2009 (and for greater certainty the amount of the additional Cash Dividends per Class A Preferred Share for the period from October 1, 2009 to November 14, 2009 is included in the US$0.25616513 amount referred to in the last sentence of Subsection 2.4.1 hereof). The Unpaid Cash Dividends, together with the additional Cash Dividends calculated on such Unpaid Cash Dividends, shall be payable, if declared, on the next ensuing Class A Preferred Share Dividend Payment Date or sooner at the discretion of the Board.

2.4.3                       Payment of Cash Dividends. The Corporation shall pay or cause to be paid any declared Cash Dividends to or to the order of the holders of the Class A Preferred Shares on the record date for the purposes of determining holders of Class A Preferred Shares entitled to receive payment of such Cash Dividends or, if no such record date is fixed, on the date on which the Board passes the resolution declaring the Cash Dividends. Such Cash Dividends shall be payable in US$ and will be paid by mailing or delivering to each such holder of record, on or before a Class A Preferred Share Dividend Payment Date, a cheque for such Cash Dividend (less the amount of any tax to be deducted or withheld by the Corporation in accordance with Section 2.9 hereof) payable to or to the order of such holder at par at any branch of the Corporation’s bankers in Canada (or, with the written consent of any particular holder of Class A Preferred Shares, by any other means of delivering immediately available funds).

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2.4.4                       Non-Payment of Cash Dividends. If all Cash Dividends accrued on the Class A Preferred Shares pursuant to Subsections 2.4.1, 2.4.2, 2.4.5 or 2.4.6 hereof have not been paid in full for a Class A Preferred Share Quarterly Dividend Period (irrespective of whether such Cash Dividends are permitted under the Act or are prohibited by the Exit Facilities), the Class A Preferred Share Dividend Rate for the Class A Preferred Share Quarterly Dividend Period for which Cash Dividends accrued during such Class A Preferred Share Quarterly Dividend Period were not paid in full shall be increased by five percent (5%) per annum (i.e., from ten percent (10%) to fifteen percent (15%) per annum) (and for greater certainty if all Cash Dividends accrued on the Class A Preferred Shares for the period from the Original Issuance Date to November 14, 2009 pursuant to Subsections 2.4.1, 2.4.2, 2.4.5 or 2.4.6 hereof have not been paid in full on November 15, 2009 (irrespective of whether such Cash Dividends are permitted under the Act or are prohibited by the Exit Facilities), the Class A Preferred Share Dividend Rate for such period shall be increased by five percent (5%) per annum (i.e., from ten percent (10%) to fifteen percent (15%) per annum) and the Unpaid Cash Dividends accrued on the Class A Preferred Shares for such period shall be increased accordingly and the amount of dividends accrued on each Class A Preferred Share for the period from the Original Issuance Date to November 14, 2009 pursuant to Subsections 2.4.1 and 2.4.2 hereof and this Subsection 2.4.4 shall be US$0.38568662). For greater certainty, if, for example, the Corporation pays no Cash Dividends on the Class A Preferred Share Dividend Payment Date occurring on May 15 (in circumstances in which Subsection 2.4.5 hereof does not apply and no Class A Preferred Share Trigger Event has occurred), then the Class A Preferred Share Dividend Rate for the Class A Preferred Share Quarterly Dividend Period ended May 14 shall be three and three-quarters percent (3.75%) for such Class A Preferred Share Quarterly Dividend Period (which is based on an annualized rate equal to fifteen percent (15%)). If, on August 15, the Corporation pays the Cash Dividends accrued during the Class A Preferred Share Quarterly Dividend Period ended August 14 (including the additional cumulative preferential Cash Dividends referred to in Subsection 2.4.2 hereof accrued during such Class A Preferred Share Quarterly Dividend Period), Subsection 2.4.5 hereof does not apply and no Class A Preferred Share Trigger Event has occurred, then the Class A Preferred Share Dividend Rate for the Class A Preferred Share Quarterly Dividend Period ended August 14 shall be two and one-half percent (2.5%) (which is based on an annualized rate equal to ten percent (10%)).

2.4.5                      Re-Pricing on Failure to Pay Cash Dividends or Redeem Class A Preferred Shares. In the case of a Re-Pricing Decision, the Class A Preferred Share Dividend Rate shall be permanently increased by two percent (2%) per annum in addition to any other increase required pursuant to Subsections 2.4.4 or 2.4.6 hereof, such two percent (2%) increase to apply in respect of the entire Class A Preferred Share Quarterly Dividend Period immediately following the Class A Preferred Share Quarterly Dividend Period in which such Re-Pricing Decision occurs or is deemed to occur and each successive Class A Preferred Share Quarterly Dividend Period until redemption of all Class A Preferred Shares.

2.4.6                      Class A Preferred Share Trigger Events. If a Class A Preferred Share Trigger Event has occurred, the Class A Preferred Share Dividend Rate shall be increased by two percent (2%) per annum in addition to any other increase required pursuant to Subsections 2.4.4 and 2.4.5 hereof, such two percent (2%) increase to apply in respect of the Class A Preferred Share Quarterly Dividend Period in which such Class A Preferred Share Trigger Event occurs, and subject to the immediately following sentence, each successive

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Class A Preferred Share Quarterly Dividend Period notwithstanding that such Class A Preferred Share Trigger Event does not continue during the whole or any part of a Class A Preferred Share Quarterly Dividend Period. The two percent (2%) increase in the Class A Preferred Share Dividend Rate under this Subsection 2.4.6 shall cease to apply immediately upon the date on which the Board determines, in good faith, that no Class A Preferred Share Trigger Event has occurred and is continuing. The Corporation shall provide written notice to the holders of the Class A Preferred Shares of any such determination by the Board promptly after such determination has been made.

2.4.7                       Maximum Dividend Rate. In no event shall the Class A Preferred Share Dividend Rate exceed nineteen percent (19%) per annum.

2.4.8                      Dividends for Less than a Full Quarter. Except as otherwise provided in Subsection 2.4.1 hereof, the amount of any accrued and unpaid Cash Dividends payable on the Class A Preferred Shares for any Partial Class A Preferred Share Quarterly Dividend Period (including any accrued and unpaid Cash Dividends calculated on the amount of any Unpaid Cash Dividends which were accrued and unpaid at the start of such Partial Class A Preferred Share Quarterly Dividend Period), as at a specified date in the event of and in connection with:

2.4.8.1                        a distribution of assets or funds made pursuant to Section 2.2 hereof;

2.4.8.2                        a payment of additional Cash Dividends as a result of an increase in the Class A Preferred Share Dividend Rate, as provided for in Subsections 2.4.4, 2.4.5 or 2.4.6 hereof;

2.4.8.3                        a conversion of Class A Preferred Shares into Common Shares at the option of the holder as provided in Subsection 2.5.1 hereof;

2.4.8.4                        a redemption of Class A Preferred Shares by the Corporation pursuant to Section 2.6 hereof; or

2.4.8.5                        an accrual or payment of Cash Dividends if the Original Issuance Date is on or after July 21, 2009,

shall be determined as the sum of the amounts obtained for each day in the Partial Class A Preferred Share Quarterly Dividend Period when (A) the amount of the Class A Preferred Share Original Issuance Price plus the amount of the Unpaid Cash Dividends at the start of such Partial Class A Preferred Share Quarterly Dividend Period is multiplied by (B) the Class A Preferred Share Dividend Rate in effect on such day and divided by (C) 365.

2.4.9                       Participating Feature. If, in any Class A Preferred Share Quarterly Dividend Period or Partial Class A Preferred Share Quarterly Dividend Period, a dividend other than a stock dividend payable solely in Common Shares (or solely in securities convertible or exercisable into, or evidencing the right to purchase, Common Shares) is declared on the Common Shares, the holders of the Class A Preferred Shares, in preference and priority to the holders of the Common Shares, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board (but no later than the payment date for the dividend on the Common Shares), out of the moneys of the Corporation properly applicable to the payment of dividends, for each Class A Preferred Share held, the greater of (A) the cumulative amount of all unpaid Cash Dividends and all preferential Cash Dividends accrued at the

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Class A Preferred Share Dividend Rate for such Class A Preferred Share Quarterly Dividend Period or Partial Class A Preferred Share Quarterly Dividend Period in respect of such Class A Preferred Share, as set out in Subsections 2.4.1, 2.4.2, 2.4.4, 2.4.5 and 2.4.6 hereof and (B) the US$ Equivalent of the dividends (if any) that such holder would be entitled to receive if such Class A Preferred Share had been converted into Common Shares on the record date for determining the holders of Common Shares entitled to participate in the payment of such dividend or, if no such record date is fixed, on the date on which the Board passes the resolution declaring such dividend.

For the purposes of this Subsection 2.4.9, the number of Common Shares (rounding fractions of a Common Share to the nearest whole share) into which each Class A Preferred Share held by a holder could be converted pursuant to Section 2.5 hereof shall, subject to Section 2.13 hereof, be determined in accordance with the following conversion rates:

(A)                             if the record date for determining the holders of Common Shares entitled to participate in the payment of such dividend or, if no such record date is fixed, the date on which the Board passes the resolution declaring such dividend falls within the Fixed Class A Preferred Share Conversion Period, then at the Fixed Class A Preferred Share Conversion Rate (assuming, for the purposes of the Fixed Class A Preferred Share Conversion Rate, that the Class A Preferred Share Optional Conversion Date is such record date or such date on which the Board passes such resolution, as the case may be, under this Subsection 2.4.9); and

(B)                               if the record date for determining the holders of Common Shares entitled to participate in the payment of such dividend or, if no such record date is fixed, the date on which the Board passes the resolution declaring such dividend falls within the Floating Class A Preferred Share Conversion Period, then at the Floating Class A Preferred Share Conversion Rate (assuming, for the purposes of the Floating Class A Preferred Share Conversion Rate, that the Class A Preferred Share Optional Conversion Date is such record date or such date on which the Board passes such resolution, as the case may be, under this Subsection 2.4.9).

2.4.10               Exhaustive Statement. The holders of the Class A Preferred Shares shall not be entitled, as such, to any dividends other than or in excess of the cumulative preferential dividend rights and participating dividend rights provided for in this Section 2.4.

2.5                                 Conversion.

2.5.1                     Conversion at Option of Holder.

2.5.1.1            A holder of Class A Preferred Shares may at its option elect, at any time and from time to time, to convert into Common Shares all or part of the Class A Preferred Shares held by such holder by delivery to the Corporation of a written notice (a “Class A Preferred Share Optional Conversion Notice”) (the form of which notice shall be reproduced on the certificate(s) representing the Class A Preferred Shares); provided, however, that any election to convert part only of the Class A Preferred Shares held by a holder must be for not less than the Minimum Conversion Number. Each Class A Preferred Share will be convertible at the option of the holder at any time effective on a Class A

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Preferred Share Optional Conversion Date into that number of fully paid and non-assessable Common Shares of the Corporation at the following applicable conversion rates:

(A)                             if the Class A Preferred Share Optional Conversion Notice is delivered to the Corporation during the Fixed Class A Preferred Share Conversion Period, at the Fixed Class A Preferred Share Conversion Rate; and

(B)                               if the Class A Preferred Share Optional Conversion Notice is delivered to the Corporation during the Floating Class A Preferred Share Conversion Period, at the Floating Class A Preferred Share Conversion Rate.

2.5.1.2            A holder of Class A Preferred Shares shall deliver to the transfer agent for the Class A Preferred Shares on or before the applicable Class A Preferred Share Optional Conversion Date the certificate(s) representing the Class A Preferred Shares to be converted. Furthermore, the Class A Preferred Share Optional Conversion Notice shall be signed by the holder of the Class A Preferred Shares to be converted, or such holder’s duly authorized attorney, and shall specify the number of Class A Preferred Shares which the holder thereof desires to have converted into Common Shares. If less than all the Class A Preferred Shares represented by surrendered certificate(s) accompanying any such election are to be converted, the Corporation shall issue and deliver or cause to be delivered, at the expense of the Corporation, a new certificate representing the Class A Preferred Shares comprised in the certificate(s) surrendered as aforesaid which are not to be converted.

As promptly as practicable after the Class A Preferred Share Optional Conversion Date, the Corporation shall issue and deliver or cause to be delivered, at the expense of the Corporation, a new certificate for the number of Common Shares resulting from such conversion in the name of and to the holder of the Class A Preferred Shares so converted or, subject to compliance with any applicable law relating to the collection of taxes, in the name of and to such other Person as such holder may direct in writing satisfactory to the transfer agent of the Corporation in form and execution.

The Corporation shall deliver or cause to be delivered any cheque required by Subsection 2.7.2 hereof along with the certificate for the Common Shares deliverable in accordance with the foregoing. The holder of Class A Preferred Shares to be converted as provided in this Subsection 2.5.1 (or any Person in whose name or names any such holder of Class A Preferred Shares shall have directed certificates representing Common Shares to be issued as provided in this Subsection 2.5.1.2) shall be deemed to have become a holder of Common Shares of record on and as of the Class A Preferred Share Optional Conversion Date. From and after the Class A Preferred Share Optional Conversion Date, the Class A Preferred Shares in respect of which such conversion rights shall have been exercised and which are to be converted into Common Shares as provided in this Subsection 2.5.1.2 shall be deemed to be converted and the holders thereof shall cease to be entitled to Cash Dividends on such Class A Preferred Shares and shall not be entitled to exercise any of the other rights of holders in respect thereof, unless the issuance and delivery of the Common Shares and any payment

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to which such holders are entitled shall not be duly made by the Corporation, in which case the rights of such holders shall remain unaffected until the Common Shares shall have been delivered and any payment owing shall have been made in full. For the purposes of this Subsection 2.5.1.2, the definitive date of conversion shall be the Class A Preferred Share Optional Conversion Date, unless the issuance and delivery of the Common Shares and any payment to which such holders are entitled shall not be duly made by the Corporation, in which event the definitive date of conversion shall be the later date on which the Common Shares shall have been delivered and any payment owing shall have been made in full.

2.5.1.3            Notwithstanding anything to the contrary in this Subsection 2.5.1 or in Subsection 2.6.1 hereof, if, at any time during the Fixed Class A Preferred Share Conversion Period, the Corporation notifies holders of Class A Preferred Shares of its intention to redeem or purchase all or any number of Class A Preferred Shares in accordance with the provisions of Subsection 2.6.1 hereof, each holder of Class A Preferred Shares shall have the option to convert its Class A Preferred Shares into Common Shares on the Class A Preferred Share Redemption Date at the Fixed Class A Preferred Share Conversion Rate by giving notice in writing to the Corporation as provided for in Subsection 2.5.1.1 hereof before the applicable Class A Preferred Share Redemption Date rather than accept the redemption or repurchase of such holder’s Class A Preferred Shares at the Class A Preferred Share Redemption Price.

2.6                                 Redemption and Cash Sweep.

2.6.1                      Redemption by Corporation. Subject to Section 2.2 hereof and Subsection 2.6.2 hereof (and, in the case of delivery of a Class A Preferred Share Redemption Notice at any time during the Fixed Class A Preferred Share Conversion Period, Subsection 2.5.1.3 hereof), the Corporation may, to the extent permitted under the Act, redeem at any time and from time to time all or any number of the Class A Preferred Shares then issued and outstanding on payment in cash for each Class A Preferred Share to be redeemed of the Class A Preferred Share Redemption Price. The procedure for the Corporation to redeem Class A Preferred Shares is set out in Subsection 2.6.2 hereof. The Corporation shall have the right to redeem Class A Preferred Shares pursuant to this Subsection 2.6.1, subject always to the rights of such holders under Subsection 2.5.1.3 hereof.

2.6.2                      Redemption Procedure.

2.6.2.1            In the case of any redemption of Class A Preferred Shares pursuant to Subsection 2.6.1 hereof, the Corporation shall, at least thirty (30) days and not more than sixty (60) days before the applicable Class A Preferred Share Redemption Date, deliver to each person who, at the date of mailing is a holder of Class A Preferred Shares to be redeemed, a Class A Preferred Share Redemption Notice. The Class A Preferred Share Redemption Notice shall be mailed in a postage prepaid envelope addressed to each such holder at such shareholder’s address as it appears in the records of the Corporation or, in the event of the address of any such holder not so appearing, then at the last address of such holder known to the Corporation; provided, however, that accidental failure to give a Class A Preferred Share Redemption Notice to one or more of

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such shareholders shall not affect the validity of such redemption. In the case of joint holders of Class A Preferred Shares, the Class A Preferred Share Redemption Notice may be mailed to any one of such joint holders. The Class A Preferred Share Redemption Notice shall set out the Class A Preferred Share Redemption Price and the Class A Preferred Share Redemption Date, and, if part only of the Class A Preferred Shares held by the person to whom the Class A Preferred Share Redemption Notice is addressed is to be redeemed, the specific number of Class A Preferred Shares so to be redeemed. Each Class A Preferred Share Redemption Notice delivered within the Fixed Class A Preferred Share Conversion Period shall contain a statement advising holders of Class A Preferred Shares of their rights to convert their Class A Preferred Shares into Common Shares pursuant to Subsection 2.5.1.3 hereof. In the event that a holder of Class A Preferred Shares delivers a Class A Preferred Share Optional Conversion Notice to the Corporation within the Fixed Class A Preferred Share Conversion Period but prior to a Class A Preferred Share Redemption Date, then the provisions of Subsections 2.5.1.1 and 2.5.1.2 hereof (and not this Section 2.6) shall apply in respect of the Class A Preferred Shares identified for conversion pursuant to such Class A Preferred Share Optional Conversion Notice.

2.6.2.2            On each Class A Preferred Share Redemption Date, the Corporation shall pay or cause to be paid to or to the order of the holder of the Class A Preferred Shares to be redeemed the Class A Preferred Share Redemption Price payable for such Class A Preferred Shares on presentation and surrender at the registered office of the Corporation or any other place in Canada designated in the Class A Preferred Share Redemption Notice of certificate(s) representing such Class A Preferred Shares to be redeemed. Such payment shall be made by cheque payable in US$ at par at any branch of the Corporation’s bankers in Canada (or, with the written consent of any particular holder, by any other means of delivering immediately available funds). From and after such Class A Preferred Share Redemption Date, the holders of the Class A Preferred Shares to be redeemed shall cease to be entitled to Cash Dividends on such Class A Preferred Shares and shall not be entitled to exercise any of the other rights of holders in respect thereof, unless the amount payable on redemption of such Class A Preferred Shares is not paid in full upon presentation and surrender of the certificates for such Class A Preferred Shares in accordance herewith, in which case the rights of such holders shall remain unaffected until payment in full shall have been made. For the purposes of this Subsection 2.6.2.2, the definitive date of redemption of Class A Preferred Shares to be redeemed shall be deemed to be the Class A Preferred Share Redemption Date, unless the amount payable on redemption of such Class A Preferred Shares is not paid in full upon presentation and surrender of the certificates for such Class A Preferred Shares in accordance herewith, in which event the definitive date of redemption shall be the later date on which payment in full is made.

2.6.2.3            The Corporation shall have the right at any time after the delivery of a Class A Preferred Share Redemption Notice relating to any Class A Preferred Shares to deposit the amount payable on redemption of the Class A Preferred Shares to be redeemed, or of such of the Class A Preferred Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof

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in connection with such redemption, in a special trust account in any chartered bank or trust company in Canada named in such Class A Preferred Share Redemption Notice or in a subsequent notice to the holders of the Class A Preferred Shares in respect of which such deposit is made to be paid without interest to or to the order of the respective holders of such Class A Preferred Shares, upon presentation and surrender to such bank or trust company of the certificate(s) representing such Class A Preferred Shares. The rights of the holders of Class A Preferred Shares in respect of which such deposit shall have been made shall be limited to receiving, without interest, their proportionate part of the total amount so deposited against presentation and surrender of the certificate(s) representing their respective Class A Preferred Shares. Any interest earned on any such deposit shall belong to the Corporation.

2.6.2.4            If less than all of the Class A Preferred Shares are to be redeemed, the shares to be redeemed will be redeemed on a pro rata basis, disregarding fractions. If less than all of the Class A Preferred Shares represented by any surrendered certificate are redeemed, a new certificate representing the balance of such Class A Preferred Shares shall be promptly issued at the expense of the Corporation.

2.6.3                       Cash Sweep.

2.6.3.1           The Board shall, on or before each Class A Preferred Share Dividend Payment Date, make a determination in good faith as to what extent, pursuant to the terms of the Exit Facilities, the Corporation had, as at the last day of its most recently completed fiscal quarter, any Excess Cash Available for Redemption and to what extent, if any, the Corporation is permitted under the Act to redeem any Class A Preferred Shares.

2.6.3.2           If and to the extent that the Board has determined that the Corporation had, as at the last day of its most recently completed fiscal quarter, Excess Cash Available for Redemption which is more than five million US$ (US$5,000,000) and is permitted under the Act to redeem Class A Preferred Shares, then the Corporation shall, within ten (10) Business Days thereof, either (A) deliver a written notice of the amount of Excess Cash Available for Redemption to fund redemptions of Class A Preferred Shares pursuant to this Subsection 2.6.3 to each of the holders of the Class A Preferred Shares (which notice shall set out the rights of the holders of the Class A Preferred Shares under this Subsection 2.6.3 and designate the registered office of the Corporation or any other place in Canada as the place for delivery of retraction notices and share certificate(s) by the holders of Class A Preferred Shares under this Subsection 2.6.3) or (B) be deemed to have made a Re-Pricing Decision.

2.6.3.3           Each holder of Class A Preferred Shares may, at its option exercised at any time within thirty (30) days from delivery of the notice by the Corporation referred to in Subsection 2.6.3.2 hereof and in the manner provided in Subsection 2.6.3.5 hereof, require the Corporation, to the extent permitted under the Act, to redeem all or part of the Class A Preferred Shares held by such holder upon payment for each Class A Preferred Share to be redeemed of the Class A Preferred Share Redemption Price (which shall be treated as accruing to, but not including, the date of such redemption).

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2.6.3.4           If the Excess Cash Available for Redemption is insufficient to redeem all of the Class A Preferred Shares requested to be redeemed, then the shares requested to be redeemed will be redeemed on a pro rata basis, disregarding fractions, to the extent permitted by the Excess Cash Available for Redemption.

2.6.3.5           In the case of a redemption of Class A Preferred Shares under the provisions of this Section 2.6.3, the holder thereof shall surrender the certificate(s) representing such Class A Preferred Shares to the registered office of the Corporation (or the other place in Canada designated by the Corporation as the place for delivery of retraction notices and share certificates in the Corporation’s notice referred to in Subsection 2.6.3.2 hereof), accompanied by a notice in writing (a “Class A Preferred Share Retraction Notice”) signed by such holder requiring the Corporation to redeem all or a specified number of the Class A Preferred Shares represented thereby. Not later than forty-five (45) days following the notice referred to in Subsection 2.6.3.2 hereof, the Corporation shall pay or cause to be paid to or to the order of each holder of the Class A Preferred Shares to be redeemed the Class A Preferred Share Redemption Price thereof. Such payment shall be made by cheque payable in US$ at par at any branch of the Corporation’s bankers in Canada (or, with the written consent of any particular holder, by any other means of delivering immediately available funds). From and after such redemption date, the holders of the Class A Preferred Shares to be redeemed shall cease to be entitled to Cash Dividends on such Class A Preferred Shares and shall not be entitled to exercise any of the other rights of holders in respect thereof, unless the amount payable on redemption of such Class A Preferred Shares is not paid in full upon presentation and surrender of the certificate(s) for such Class A Preferred Shares in accordance herewith, in which case the rights of such holders shall remain unaffected until payment in full shall have been made. For the purposes of this Subsection 2.6.3.5, the definitive date of redemption of Class A Preferred Shares shall be deemed to be the Class A Preferred Share Redemption Date, unless the amount payable on redemption of such Class A Preferred Shares is not paid in full upon presentation and surrender of the certificate(s) for such Class A Preferred Shares in accordance herewith, in which event the definitive date of redemption shall be the later date on which payment in full is made. If only a part of the Class A Preferred Shares represented by any surrendered certificate is redeemed, a new certificate representing the balance of such Class A Preferred Shares shall be promptly issued at the expense of the Corporation.

2.6.4                       Redemption of Notes Giving Rise to Offer to Redeem.

2.6.4.1           If Novink (USA) Corp. proposes or is required to redeem, purchase, repurchase or otherwise retire, either directly or indirectly through the Corporation or any subsidiary thereof, any of the Notes issued under the Note Indenture in advance of the Note Maturity Date, then, to the extent that the Corporation is permitted under the Act and the Exit Facilities to redeem Class A Preferred Shares, the Corporation shall offer to redeem concurrently with such redemption, purchase, repurchase or retirement of Notes that number of the Class A Preferred Shares such that the aggregate Class A Preferred Share Redemption Price to be paid upon redemption of such Class A Preferred Shares is at least equal to the Pro

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Rata Multiple of the aggregate redemption price to be paid for such Notes (the “Pro Rata Redemption Amount”).

2.6.4.2           In this regard, the Corporation shall deliver, within thirty (30) days prior to the proposed or required date of redemption, purchase, repurchase or retirement of the Notes, a written notice of the calculation of the Pro Rata Redemption Amount and the amount that is permitted by the Act and the Exit Facilities to fund redemptions of Class A Preferred Shares pursuant to this Subsection 2.6.4 to each of the holders of the Class A Preferred Shares (which notice shall set out the rights of the holders of the Class A Preferred Shares under this Subsection 2.6.4 and designate the registered office of the Corporation or any other place in Canada as the place for delivery of retraction notices and share certificate(s) by the holders of Class A Preferred Shares under this Subsection 2.6.4). To the extent that the Corporation is at any time prohibited under the Act or the Exit Facilities from redeeming Class A Preferred Shares for an aggregate redemption price equal to the Pro Rata Redemption Amount as aforesaid, the Corporation shall be deemed to have made a Re-Pricing Decision. As soon as, following a redemption, purchase, repurchase or retirement of the Notes described in Subsection 2.6.4.1 hereof, the Corporation is no longer prohibited under the Act and the Exit Facilities from redeeming Class A Preferred Shares for an aggregate redemption price up to the Pro Rata Redemption Amount, then the Corporation shall offer to redeem the Class A Preferred Shares in accordance with this Subsection 2.6.4 with, for this purpose, the notice referred to in the first sentence of this Section 2.6.4.2 being delivered within thirty (30) days following such time.

2.6.4.3           Each holder of Class A Preferred Shares may, at its option exercised at any time within thirty (30) days from delivery of the notice by the Corporation referred to in Subsection 2.6.4.2 hereof and in the manner provided in Subsection 2.6.4.5 hereof, require the Corporation, to the extent permitted under the Act, to redeem all or part of the Class A Preferred Shares held by such holder upon payment for each Class A Preferred Share to be redeemed of the Class A Preferred Share Redemption Price (which shall be treated as accruing to, but not including, the date of such redemption).

2.6.4.4           If the amount that is permitted by the Act and the Exit Facilities to fund redemptions of Class A Preferred Shares under this Subsection 2.6.4 is insufficient to redeem all of the Class A Preferred Shares requested to be redeemed, then such Class A Preferred Shares requested to be redeemed will be redeemed on a pro rata basis, disregarding fractions, to the extent permitted by such amount.

2.6.4.5           In the case of a redemption of Class A Preferred Shares under the provisions of this Section 2.6.4, the holder thereof shall surrender the certificate(s) representing such Class A Preferred Shares to the registered office of the Corporation (or the other place in Canada designated by the Corporation as the place for delivery of retraction notices and share certificates in the Corporation’s notice referred to in Subsection 2.6.4.2 hereof), accompanied by a Class A Preferred Share Retraction Notice signed by such holder requiring the Corporation to redeem all or a specified number of the Class A Preferred Shares

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represented thereby. Not later than forty-five (45) days following the notice referred to in Subsection 2.6.4.2 hereof, the Corporation shall pay or cause to be paid to or to the order of each holder of the Class A Preferred Shares to be redeemed the Class A Preferred Share Redemption Price thereof. Such payment shall be made by cheque payable in US$ at par at any branch of the Corporation’s bankers in Canada (or, with the written consent of any particular holder, by any other means of delivering immediately available funds). From and after such redemption date, the holders of the Class A Preferred Shares to be redeemed shall cease to be entitled to Cash Dividends on such Class A Preferred Shares and shall not be entitled to exercise any of the other rights of holders in respect thereof, unless the amount payable on redemption of such Class A Preferred Shares is not paid in full upon presentation and surrender of the certificate(s) for such Class A Preferred Shares in accordance herewith, in which case the rights of such holders shall remain unaffected until payment in full shall have been made. For the purposes of this Subsection 2.6.4.5, the definitive date of redemption of Class A Preferred Shares shall be deemed to be the Class A Preferred Share Redemption Date, unless the amount payable on redemption of such Class A Preferred Shares is not paid in full upon presentation and surrender of the certificate(s) for such Class A Preferred Shares in accordance herewith, in which event the definitive date of redemption shall be the later date on which payment in full is made. If only a part of the Class A Preferred Shares represented by any surrendered certificate is redeemed, a new certificate representing the balance of such Class A Preferred Shares shall be promptly issued at the expense of the Corporation.

2.6.5                     Unclaimed Redemption Proceeds. Redemption moneys (including moneys held on deposit as provided in Subsection 2.6.2.3 hereof) that are represented by a cheque that has not been duly presented for payment within, or that otherwise remain unclaimed for, a period of six (6) years from the date fixed for redemption of the applicable Class A Preferred Shares shall, unless applicable law otherwise provides, be unconditionally, irrevocably and forever forfeited to the Corporation.

2.7                                No Fractional Payments or Share Issuances.

2.7.1                     Cash Dividends. Cash Dividends paid on the Class A Preferred Shares shall be rounded down to the nearest whole number of cents to avoid payments of a fraction of a cent.

2.7.2                     Conversions. Common Shares issuable upon any conversion of Class A Preferred Shares into Common Shares in accordance with Section 2.5 hereof shall be rounded down to the nearest whole number of Common Shares and, in lieu of such fractional Common Shares otherwise issuable upon conversion, the Corporation shall pay the holder of Class A Preferred Shares with the fractional entitlement a cash payment equal to the relevant fraction of a Common Share multiplied by (x) if the Class A Preferred Share Optional Conversion Notice was delivered during the Fixed Class A Preferred Share Conversion Period, the Common Share Original Issuance Price (as adjusted in accordance with Section 2.13 hereof) or (y) if the Class A Preferred Share Optional Conversion Notice was delivered during the Floating Class A Preferred Share Conversion Period, the Current Market Price of one (1) Common Share on the relevant Class A Preferred Share Optional Conversion Date.

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2.8                                Authorized Capital. Any Class A Preferred Shares that are redeemed or converted in accordance with the Articles shall be retired and cancelled immediately upon such redemption or conversion, and such Class A Preferred Shares shall not be reissued by the Corporation or restored to the status of authorized but unissued Class A Preferred Shares in the capital of the Corporation. The Corporation shall not, after the Original Issuance Date, issue, sell or exchange any further Class A Preferred Shares or any securities convertible or exchangeable into, or evidencing the right to purchase, any Class A Preferred Shares.

2.9                                Tax Matters. Notwithstanding any other provision of the Articles, the Corporation may deduct or withhold from any payment, dividend, distribution, issuance or delivery to be made pursuant to the Articles any amounts required by law to be deducted or withheld from any such payment, dividend, distribution, issuance or delivery and will remit such amounts to the relevant tax authority as required. Each holder of Class A Preferred Shares will be responsible for all income taxes of such holder in respect of any payment, dividend, distribution, issuance or delivery made or credited to it pursuant to the Articles.

2.10                          Protective Provisions. For so long as any of the Class A Preferred Shares are issued and outstanding, the Corporation will not at any time:

2.10.1                 allow the Articles to be amended to (A) change the maximum number of Class A Preferred Shares that the Corporation is authorized to issue or (B) create any new class or series of shares having rights or privileges equal or superior to the Class A Preferred Shares;

2.10.2                 sell, lease or exchange, or permit the sale, lease or exchange of, the assets of the Corporation or any subsidiary thereof that, on a consolidated basis in the Corporation’s last completed fiscal year, accounted for more than fifty per cent (50%) of the Corporation’s consolidated (A) revenues in that year, (B) EBITDAR in that year or (C) assets at the end of that fiscal year;

2.10.3                 agree to an amendment, modification or replacement of the Note Indenture or the Notes that (A) increases the rate of Cash Interest or other compensation thereunder to the holders of the Notes or (B) otherwise prevents or restricts the Corporation from paying Cash Dividends or from redeeming Class A Preferred Shares where such payment or redemption would be permitted to be made under the terms of the Term Facility Credit Agreement (on the terms in effect as of the Original Issuance Date); or

2.10.4                 enter into any agreement for, or commit to, or consent to, any of the foregoing,

unless:

(A)                             in the case where Subsection 2.10.2 hereof applies, all Net Cash Proceeds from such sale, lease or exchange are included in Excess Cash Available for Redemption and the Corporation, after making all mandatory repayments at that time due or owing under the Exit Facilities, applies the balance of such Excess Cash Available for Redemption in accordance with Subsection 2.6.3 hereof. The Corporation’s obligation to redeem Class A Preferred Shares in each such case shall be secured prior to or concurrently with the occurrence thereof by the Corporation’s depositing an amount in US$ equal to the lesser of (I) the Excess Cash Available for Redemption and (II) the

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aggregate Class A Preferred Share Redemption Price for all Class A Preferred Shares to be redeemed in a separate account in a bank whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Québec Deposit Insurance Board; or

(B)                               in each case, the Corporation shall have first obtained the approval of the holders of the Class A Preferred Shares then issued and outstanding given as specified in Subsection 2.1.3 hereof and such other approvals as may then be required by applicable law.

2.11                          Restrictions on Certain Dividends, Distributions and Retirement of Common Shares. So long as any of the Class A Preferred Shares are issued and outstanding, the Corporation shall not at any time without, but may at any time with, the prior approval of the holders of the Class A Preferred Shares given as specified in Subsection 2.1.3 hereof and such other approvals as may then be required by applicable law:

2.11.1                 during the Fixed Class A Preferred Share Conversion Period, declare, pay or set apart for payment any dividend on the Common Shares (other than a stock dividend declared on the Common Shares that is payable solely in Common Shares or securities convertible or exchangeable into, or evidencing the right to purchase, any Common Shares);

2.11.2                 during the Floating Class A Preferred Share Conversion Period, declare, pay or set apart for payment any dividend on the Common Shares (other than a stock dividend declared on the Common Shares that is payable solely in Common Shares or securities convertible or exchangeable into, or evidencing the right to purchase, any Common Shares), unless and until all Unpaid Cash Dividends have been declared and paid or set apart for payment on all the Class A Preferred Shares then issued and outstanding and all Cash Dividends have been declared and paid or set apart for payment in respect of the next ensuing Class A Preferred Share Dividend Payment Date on all such Class A Preferred Shares; or

2.11.3                 redeem, repurchase, purchase or otherwise retire or make any capital distribution or return of capital on or in respect of any Common Shares.

2.12                          Reports. The Corporation shall deliver to all holders of Class A Preferred Shares such financial reports, proxy-related materials and other materials and reports that it is required to deliver to all holders of the Common Shares at the times required to be delivered to the holders of the Common Shares.

2.13                          Adjustments.

2.13.1                 Adjustments for Changes to Number of Outstanding Common Shares. In the event the total number of outstanding Common Shares shall be changed, exchanged, split or subdivided into a greater number of outstanding Common Shares, including in connection with a stock dividend declared on the Common Shares payable in the form of issuing additional Common Shares but not including the issuance of additional Common Shares in consideration for cash or property in accordance with the Act, without a corresponding change, exchange, split or sub-division being made to the total number of outstanding Class A Preferred Shares, then, for the purposes of determining the Fixed Class A Preferred Share Conversion Rate, the Common Share Original Issuance Price in effect immediately prior to such change, exchange, split or sub-division shall, concurrently with the effectiveness of such change, exchange, split or sub-division, be proportionately

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adjusted so that that number of Common Shares issuable on conversion of any Class A Preferred Shares shall be increased in direct proportion to such increase in the total number of outstanding Common Shares. In the event the total number of outstanding Common Shares shall be changed or consolidated into a lesser number of Common Shares, without a corresponding change or consolidation being effected to the Class A Preferred Shares, then, for the purposes of determining the Fixed Class A Preferred Share Conversion Rate, the Common Share Original Issuance Price in effect immediately prior to such change or consolidation shall, concurrently with the effectiveness of such change or consolidation, be proportionately adjusted so that the number of Common Shares issuable upon the conversion of any Class A Preferred Shares shall be decreased in direct proportion to such decrease in the total number of outstanding Common Shares.

2.13.2                 Adjustments for Changes to Number of Outstanding Class A Preferred Shares.

2.13.2.1        In the event the total number of outstanding Class A Preferred Shares shall be changed, exchanged, split or sub-divided into a greater number of outstanding Class A Preferred Shares,

(A)                             the Class A Preferred Share Original Issuance Price used to determine:

(I)                                   the Class A Preferred Share Redemption Price in effect immediately prior to such change, exchange, split or subdivision shall, concurrently with the effectiveness of such change, exchange, split or sub-division, be proportionately adjusted so that the amount payable for each Class A Preferred Share redeemed hereunder is decreased in inverse proportion to such increase in the total number of outstanding Class A Preferred Shares;

(II)                               the Class A Preferred Share Liquidation Amount in effect immediately prior to such change, exchange, split or subdivision shall, concurrently with the effectiveness of such change, exchange, split or sub-division, be proportionately adjusted so the amount that each Class A Preferred Share is entitled to receive in the event of a Liquidation is decreased in inverse proportion to such increase in the total number of outstanding Class A Preferred Shares;

(III)                           the Fixed Class A Preferred Share Conversion Rate in effect immediately prior to such change, exchange, split or subdivision shall, concurrently with the effectiveness of such change, exchange, split or sub-division, be proportionally adjusted so that the number of Common Shares issuable on conversion of any Class A Preferred Shares is decreased in inverse proportion to such increase in the total number of outstanding Class A Preferred Shares; and

(IV)                           the dollar amount of accrued Cash Dividends earned on each Class A Preferred Share in effect immediately prior to such change, exchange, split or sub-division shall, concurrently with the effectiveness of such change,

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exchange, split or sub-division, be proportionately adjusted so that the dollar amount of accrued Cash Dividends payable with respect to each Class A Preferred Share is decreased in inverse proportion to such increase in the total number of outstanding Class A Preferred Shares (it being understood that the total dollar amount of accrued Cash Dividends payable with respect to all Class A Preferred Shares issued and outstanding shall remain unchanged); and

(B)                               the Minimum Conversion Number in effect immediately prior to such change, exchange, split or sub-division shall, concurrently with the effectiveness of such change, exchange, split or sub-division, be proportionately adjusted so that the number of Class A Preferred Shares constituting the Minimum Conversion Number is increased in direct proportion to such increase in the total number of issued and outstanding Class A Preferred Shares.

2.13.2.2        In the event the total number of outstanding Class A Preferred Shares shall be changed or consolidated into a lesser number of Class A Preferred Shares,

(A)                             the Class A Preferred Share Original Issuance Price used to determine:

(I)                                   the Class A Preferred Share Redemption Price in effect immediately prior to such change or consolidation shall, concurrently with the effectiveness of such change or consolidation, be proportionately adjusted so that the amount payable for each Class A Preferred Share redeemed hereunder is increased in inverse proportion to such decrease in the total number of outstanding Class A Preferred Shares;

(II)                               the Class A Preferred Share Liquidation Amount in effect immediately prior to such change or consolidation shall, concurrently with the effectiveness of such change or consolidation, be proportionately adjusted so the amount that each Class A Preferred Share is entitled to receive in the event of a Liquidation is increased in inverse proportion to such decrease in the total number of outstanding Class A Preferred Shares;

(III)                           the Fixed Class A Preferred Share Conversion Rate in effect immediately prior to such change or consolidation shall, concurrently with the effectiveness of such change or consolidation, be proportionally adjusted so that the number of Common Shares issuable on conversion of any Class A Preferred Shares is increased in inverse proportion to such decrease in the total number of outstanding Class A Preferred Shares; and

(IV)                           the dollar amount of accrued Cash Dividends earned on each Class A Preferred Share in effect immediately prior to such change or consolidation shall, concurrently with the effectiveness of such change or consolidation, be proportionately adjusted so that the dollar amount of accrued Cash Dividends

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payable with respect to each Class A Preferred Share is increased in inverse proportion to such decrease in the total number of outstanding Class A Preferred Shares (it being understood that the total dollar amount of accrued Cash Dividends payable with respect to all Class A Preferred Shares issued and outstanding shall remain unchanged); and

(B)                               the Minimum Conversion Number in effect immediately prior to such change or consolidation shall, concurrently with the effectiveness of such change or consolidation, be proportionately adjusted so that the number of Class A Preferred Shares constituting the Minimum Conversion Number is decreased in direct proportion to such decrease in the total number of issued and outstanding Class A Preferred Shares.

2.13.3                 Adjustments for Reclassification, Exchange and Substitution. Subject to Subsection 2.1.2 hereof, if the Common Shares issuable upon conversion of the Class A Preferred Shares shall be changed or exchanged into the same or a different number of shares of any other class(es) or series in the capital of the Corporation, whether by capital reorganization, reclassification or otherwise (other than a change to the total number of outstanding shares provided for in Subsection 2.13.1 hereof), then, in any such event, in lieu of the number of Common Shares which the holders would otherwise have been entitled to receive, each holder of Class A Preferred Shares shall have the right thereafter to convert such holder’s Class A Preferred Shares into a number of shares of such other class(es) or series of the share capital of the Corporation which a holder of the number of Common Shares deliverable upon conversion of such Class A Preferred Shares immediately before that change or exchange would have been entitled to receive in such event, all subject to further adjustment as provided herein with respect to such other shares.

2.13.4                 Adjustment Upon Issuance of Common Shares. Except as provided in Subsections 2.13.5, 2.13.6, 2.13.7 and 2.13.8 hereof, if and whenever during the Fixed Class A Preferred Share Conversion Period the Corporation shall issue or sell, or is, in accordance with Subsections 2.13.5, 2.13.6, 2.13.7 or 2.13.8 hereof, deemed to have issued or sold, any Common Shares for a consideration (if expressed in Other Currency, then the US$ Equivalent thereof) per share less than the Common Share Original Issuance Price in effect immediately prior to the time of such issuance or sale, then, immediately upon such issuance or sale, the Common Share Original Issuance Price in effect immediately prior to the time of such issuance or sale for the purposes of determining the Fixed Class A Preferred Share Conversion Rate shall be reduced to the price determined by dividing:

(A)                              an amount equal to the sum of:

(I)                                   the number of Common Shares outstanding immediately prior to such issuance or sale multiplied by the then existing Common Share Original Issuance Price; and

(II)                               the consideration (if expressed in Other Currency, then the US$ Equivalent thereof), if any, received by the Corporation upon such issuance or sale; by,

(B)                               the total number of Common Shares outstanding immediately after such issuance or sale.

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For purposes of this Subsection 2.13.4, Subsections 2.13.5, 2.13.6, 2.13.7 and 2.13.8 hereof shall also be applicable.

2.13.5                 Adjustment Upon Issuance of Rights or Options. If, at any time during the Fixed Class A Preferred Share Conversion Period, the Corporation shall in any manner grant (whether directly or by assumption in an amalgamation, arrangement or otherwise) any warrants or other rights to subscribe for or to purchase, or issue any options for the purchase of, Common Shares or any security convertible or exchangeable into, or evidencing the right to purchase, any Common Shares (such warrants, rights or options being herein referred to as “Options” and such convertible or exchangeable securities being herein referred to as “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share (if expressed in Other Currency, then the US$ Equivalent thereof) for which Common Shares are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities determined by dividing:

(A)                             the total amount, if any, received or receivable by the Corporation as consideration (if expressed in Other Currency, then the US$ Equivalent thereof) for the granting or issuance of such Options, plus the minimum aggregate amount of additional consideration (if expressed in Other Currency, then the US$ Equivalent thereof), if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration (if expressed in Other Currency, then the US$ Equivalent thereof), if any, payable upon the conversion or exchange thereof; by,

(B)                               the total maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of such Options), shall be less than the Common Share Original Issuance Price in effect immediately prior to the time of the granting or issuance of such Options, then the total maximum number of Common Shares issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of the Convertible Securities issuable upon the exercise of such Options shall be deemed for all purposes of the Articles (including, Subsection 2.13.4 hereof) to have been issued for such price per share as of the date of granting or issuance of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in this Section 2.13, no further adjustment of the Common Share Original Issuance Price shall be made upon the actual issuance of such Common Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities.

2.13.6                 Adjustment Upon Issuance of Convertible Securities. If, at any time during the Fixed Class A Preferred Share Conversion Period, the Corporation shall in any manner issue (whether directly or by assumption in an amalgamation, arrangement or otherwise) or sell any Convertible Securities, whether or not the right to exchange or convert any such Convertible Securities is immediately exercisable, and the price per share (if expressed in Other Currency, then the US$ Equivalent thereof) for which Common Shares are issuable upon such conversion or exchange determined by dividing:

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(A)                             the total amount, if any, received or receivable by the Corporation as consideration (if expressed in Other Currency, then the US$ Equivalent thereof) for the issuance or sale of such Convertible Securities plus the minimum aggregate amount of additional consideration (if expressed in Other Currency, then the US$ Equivalent thereof), if any, payable to the Corporation upon the conversion or exchange thereof; by,

(B)                               the total maximum number of Common Shares issuable upon the conversion or exchange of such Convertible Securities,

shall be less than the Common Share Original Issuance Price in effect immediately prior to the time of such issuance or sale, then the total maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities shall be deemed for all purposes of the Articles (including, Subsection 2.13.4 hereof) to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that:

(C)                               except as otherwise provided in Subsection 2.13.7 hereof, no further adjustment of the Common Share Original Issuance Price shall be made upon the actual issuance of such Common Shares upon the conversion or exchange of such Convertible Securities; and

(D)                              if any adjustments of the Common Share Original Issuance Price have been or are to be made pursuant to the provisions of Subsection 2.13.5 hereof in respect of such Convertible Securities, no further adjustment of the Common Share Original Issuance Price shall be made pursuant to this Subsection 2.13.6 by reason of the issuance or sale of such Convertible Securities.

2.13.7                 Adjustment Upon Change in Option Price or Conversion Rate. Upon the happening of any of the following events during the Fixed Class A Preferred Share Conversion Period, namely, if the purchase price (if expressed in Other Currency, then the US$ Equivalent thereof) provided for in any Options referred to in Subsection 2.13.5 hereof, the additional consideration (if expressed in Other Currency, then the US$ Equivalent thereof), if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subsections 2.13.5 or 2.13.6 hereof, or the rate at which Convertible Securities referred to in Subsections 2.13.5 or 2.13.6 hereof are convertible into or exchangeable for Common Shares shall change at any time (including, changes under or by reason of provisions designed to protect against dilution), the Common Share Original Issuance Price for the purposes of determining the Fixed Class A Preferred Share Conversion Rate in effect at the time of such event shall forthwith be readjusted to the Common Share Original Issuance Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any such Options or any such right to convert or exchange any such Convertible Securities, if not exercised before such termination, the Common Share Original Issuance Price then in effect for the purpose of determining the Fixed Class A Preferred Share Conversion Rate shall forthwith be increased to the Common Share Original Issuance Price which would have been in effect at the time of such termination had such Options or

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Convertible Securities, to the extent outstanding immediately prior to such termination, never been granted, issued or sold.

2.13.8                 Adjustment of Conversion Price in Consideration for Shares. If any Common Shares, Options or Convertible Securities shall be issued or sold for cash (including US$ or CDN$), the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. If any Common Shares, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. If any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board.

2.13.9                 Rights Offering. If and whenever at any time during the Fixed Class A Preferred Share Conversion Period the Corporation fixes a record date for the issue of Options to the holders of all or substantially all of the outstanding Common Shares under which such holders are entitled to subscribe for or purchase Common Shares or Convertible Securities at a price per Common Share to the holder (or at an exchange price or conversion price per Common Share to the holder in the case of Convertible Securities) which is greater than the Common Share Original Issuance Price in effect immediately prior to such issuance and sale but less than ninety-five per cent (95%) of the Current Market Price for the Common Shares on such record date, then, in each such case, the Common Share Original Issuance Price in effect immediately prior to the time of such issuance or sale for the purposes of determining the Fixed Class A Preferred Share Conversion Rate shall be reduced to the price determined by multiplying such Common Share Original Issuance Price by a fraction:

(A)                             the numerator of which is an amount equal to the sum of:

(I)                                   the number of Common Shares outstanding immediately prior to such issuance or sale multiplied by the then existing Common Share Original Issuance Price; and

(II)                               the total number of additional Common Shares offered for subscription or purchase (or into which the Convertible Securities so offered are convertible or exchangeable) multiplied by the consideration (if expressed in Other Currency, then the US$ Equivalent thereof), if any, received by the Corporation upon such issuance or sale; and

(B)                               the denominator of which is an amount equal to the sum of:

(I)                                   the number of Common Shares outstanding immediately prior to such issuance or sale multiplied by the then existing Common Share Original Issuance Price; and

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(II)                               the total number of additional Common Shares offered for subscription or purchase (or into which the Convertible Securities so offered are convertible or exchangeable) multiplied by the Current Market Price.

To the extent that any such Options or Convertible Securities are not so exercised on or before the expiry thereof, the Common Share Original Issuance Price will be readjusted to reflect the number of additional Common Shares issuable upon exercise of the Options or Convertible Securities which would then be in effect based on the number of additional Common Shares (or the Convertible Securities) actually delivered on the exercise of such Options or Convertible Securities.

2.13.10           Other Adjustments and Readjustments. The Corporation may effect an adjustment or readjustment to any other rate, price, figure, number or amount set out in the Articles; provided, however, that the Board shall have determined, in good faith, that (A) such adjustment or readjustment is of a technical or “housekeeping” nature in order to ensure the proper functioning and interpretation of the Articles and (B) such adjustment or readjustment will not be prejudicial to the interests of the holders of the Class A Preferred Shares.

2.13.11           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment effected pursuant to this Section 2.13, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

2.13.12           Dispute Resolution. In the case of a dispute as to any adjustment or readjustment effected pursuant to this Section 2.13 or any certificate delivered by the Corporation pursuant to Subsection 2.13.11 hereof, then, upon written notice signed and submitted by the holders of not less than five percent (5%) of the Class A Preferred Shares then issued and outstanding, the Corporation shall within six (6) Business Days thereafter submit the disputed adjustment or readjustment to an independent, nationally recognized investment banking firm in Canada selected by the Board. The Corporation shall cause the investment banking firm to perform the determinations and notify the Corporation and the holders of the Class A Preferred Shares of the results not later than twenty (20) Business Days from the time it receives the disputed adjustment or readjustment. Such investment banking firm’s determination shall be binding upon all parties absent manifest error, and the costs, fees and expenses of such investment banking firm shall be borne by the Corporation. Such investment banking firm may retain, at the expense of the Corporation, an independent, outside public accountant to assist in performing any calculations that may be required to assist the investment banking firm in making any determinations pursuant to this Subsection 2.13.12.

2.14                          No Impairment. The Corporation shall not, by amendment of the Articles or through any reorganization, transfer of assets, arrangement, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all actions as may be necessary or appropriate in order to protect the rights of the holders of Class A Preferred Shares against impairment.

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2.15                          US Currency.

2.15.1                 Payment in US$. The Corporation shall make payment relative to each of its obligations in the Articles in US$, and, for the purposes of the Articles, any monetary conversion from any currency other than US$ (the “Other Currency”) to US$ shall be calculated using the applicable daily noon spot rates posted on the website of the Bank of Canada (http://www.bank-banque-canada.ca) as of the applicable measurement date (the “Currency Exchange Rate”). If, notwithstanding the foregoing, any payment is received on account of the Corporation in any Other Currency (whether voluntary or pursuant to an order or judgment or the enforcement thereof, Liquidation or otherwise howsoever), such payment shall constitute a discharge of the liability of the Corporation hereunder in respect of such obligation to the holders of the Class A Preferred Shares only to the extent of the amount of US$ into which the Other Currency may be converted at the Currency Exchange Rate on the Business Day next following such receipt.

2.15.2                 Conversion of Agreed Currency into Judgment Currency. If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (herein referred to as the “Judgment Currency”) any amount due in US$, then the conversion shall be made on the basis of the Currency Exchange Rate prevailing on the Business Day next preceding the day on which judgment is given, and, in any event, the Corporation shall be obligated to pay the holders of the Class A Preferred Shares any deficiency in accordance with Subsection 2.15.3 hereof.

2.15.3                 Currency Indemnity. If:

2.15.3.1        any holder of Class A Preferred Shares receives any payment or payments on account of the liability of the Corporation hereunder pursuant to any judgment or order in any Other Currency; and

2.15.3.2        the amount of US$ converted at the Currency Exchange Rate on the Business Day next following such receipt is less than the amount of US$ due in respect of such obligations immediately prior to such judgment or order, then the Corporation, upon demand, shall indemnify and save the holders of the Class A Preferred Shares harmless from and against any loss, cost or expense arising out of or in connection with such deficiency.

2.15.4                 Indemnity Separate Obligation. The agreement of indemnity provided for in Subsection 2.15.3 hereof shall constitute an obligation separate and independent from all other obligations contained in the Articles, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the holders of the Class A Preferred Shares from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

2.16                          Remedies Cumulative. The rights and remedies of the holders of the Class A Preferred Shares under the Articles (including all such rights and remedies in respect of any Class A Preferred Share Trigger Event) are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or equity or otherwise.

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ARTICLE 3
DEFINITIONS AND INTERPRETATION

3.1                                 Definitions. For the purposes of this Schedule II to the Articles of Reorganization of the Corporation:

3.1.1                     “ABL Credit Agreement” means the credit agreement dated the Original Issuance Date among, inter alia, the Corporation and Novink (USA) Corp. (successor in interest to Quebecor World Capital Corporation), as borrowers, the guarantors party thereto, General Electric Capital Corporation, Wells Fargo Foothill, LLC and Credit Suisse, as co-administrative agents and co-collateral agents, GE Canada Finance Holding Company, as Canadian Agent and Canadian Collateral Agent, Wells Fargo Foothill, LLC, as issuing bank, and the lenders party thereto from time to time, for the provision of three hundred, fifty million US$ (US$350,000,000) in revolving credit facilities to the borrowers, as such agreement may from time to time be amended, restated, supplemented or otherwise modified or replaced.

3.1.2                     “ABL Maturity Date” has the meaning given to “Maturity Date” in the ABL Credit Agreement (on the terms in effect on the Original Issuance Date).

3.1.3                     “Act” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as now enacted or as the same may from time to time be amended, re-enacted or replaced (and, in the case of such amendment, re-enactment or replacement, any references herein shall be read as referring to such amended, re-enacted or replaced provisions.

3.1.4                     “Articles” has the meaning ascribed thereto in the Act and includes these Articles of Reorganization.

3.1.5                     “Board” means the board of directors of the Corporation as it is constituted at any given time.

3.1.6                     “Business Day” means a day other than a Saturday, a Sunday or any other day that the Corporation is not open for business at its executive offices in Montréal, Québec, Canada.

3.1.7                     “Cash Dividends” means dividends payable in US$ on the Class A Preferred Shares in accordance with the provisions hereof.

3.1.8                     “Cash Interest” has the meaning ascribed thereto in the Note Indenture (on the terms in effect on the Original Issuance Date).

3.1.9                     “CDN$” means Canadian dollars.

3.1.10               “Class A Preferred Shares” means the Class A Convertible Preferred Shares in the capital of the Corporation, and “Class A Preferred Share” means any one (1) of the Class A Preferred Shares.

3.1.11               “Class A Preferred Share Conversion Price” means, with respect to each Class A Preferred Share, the Class A Preferred Share Original Issuance Price together with an amount equal to all accrued and unpaid Cash Dividends thereon (including accrued and unpaid Cash Dividends calculated on the amount of any Unpaid Cash Dividends) up to but excluding the relevant Class A Preferred Share Optional Conversion Date.

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3.1.12               “Class A Preferred Share Conversion Rate” means the Fixed Class A Preferred Share Conversion Rate or the Floating Class A Preferred Share Conversion Rate, as the case may require.

3.1.13               “Class A Preferred Share Dividend Payment Dates” means the fifteenth (15th) day of each of February, May, August and November in each year, and “Class A Preferred Share Dividend Payment Date” means any one (1) of the Class A Preferred Share Dividend Payment Dates.

3.1.14               “Class A Preferred Share Dividend Rate” means the dividend rate of ten percent (10%) per annum, as such rate may be increased from time to time pursuant to Subsections 2.4.4, 2.4.5 or 2.4.6 hereof.

3.1.15               “Class A Preferred Share Liquidation Amount” has the meaning ascribed thereto in Section 2.2 hereof.

3.1.16               “Class A Preferred Share Optional Conversion Date” means the date identified for conversion by a holder of Class A Preferred Shares in a Class A Preferred Share Optional Conversion Notice (provided that if such date is not within thirty (30) to sixty (60) days from the date the Class A Preferred Share Optional Conversion Notice is delivered, then the Class A Preferred Share Optional Conversion Date shall be the date that is thirty (30) days from the date the Class A Preferred Share Optional Conversion Notice is delivered) except as otherwise provided in Subsection 2.1.1, Section 2.2 or Subsection 2.4.9 hereof.

3.1.17               “Class A Preferred Share Optional Conversion Notice” has the meaning ascribed thereto in Subsection 2.5.1.1 hereof.

3.1.18               “Class A Preferred Share Original Issuance Price” means, with respect to each Class A Preferred Share, eight US$ (US$8.00).

3.1.19               “Class A Preferred Share Quarterly Dividend Period” means, in any given twelve (12) month period, any one (1) of the three (3) month periods of February 15 to May 14, May 15 to August 14, August 15 to November 14 and November 15 to February 14.

3.1.20               “Class A Preferred Share Redemption Date” means the redemption date for the Class A Preferred Shares specified in the Class A Preferred Share Redemption Notice, except as otherwise provided in Subsection 2.6.3.5 hereof.

3.1.21               “Class A Preferred Share Redemption Notice” means a notice in writing of the intention of the Corporation to redeem Class A Preferred Shares delivered pursuant to Subsection 2.6.2.1 hereof.

3.1.22               “Class A Preferred Share Redemption Price” means, with respect to each Class A Preferred Share, the Class A Preferred Share Original Issuance Price together with an amount equal to all accrued and unpaid Cash Dividends thereon (including accrued and unpaid Cash Dividends calculated on the amount of any Unpaid Cash Dividends) up to but excluding the Class A Preferred Share Redemption Date.

3.1.23               “Class A Preferred Share Retraction Notice” has the meaning ascribed thereto in Subsection 2.6.3.5 hereof.

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3.1.24               “Class A Preferred Share Trigger Event” has the meaning ascribed thereto in Subsection 2.3.1 hereof.

3.1.25               “Class A Preferred Shareholders’ Nominee Directors” has the meaning ascribed thereto in Subsection 2.1.4 hereof.

3.1.26               “Common Shares” means the common shares of the capital of the Corporation, and “Common Share” means any one (1) of the Common Shares.

3.1.27               “Common Share Original Issuance Price” means eight US$ (US$8.00) per Common Share, as such amount may be increased or decreased from time to time pursuant to Section 2.13 hereof.

3.1.28               “Consolidated Leverage Ratio” has the meaning ascribed thereto in the Term Facility Credit Agreement (on the terms in effect as of the Original Issuance Date).

3.1.29               “Convertible Securities” has the meaning ascribed thereto in Subsection 2.13.5 hereof.

3.1.30               “Corporation” means World Color Press Inc. (formerly, Quebecor World Inc.)

3.1.31               “Currency Exchange Rate” has the meaning ascribed thereto in Subsection 2.15.1 hereof.

3.1.32               “Current Market Price” means, when used with reference to the Common Shares on a Class A Preferred Share Optional Conversion Date, the US$ Equivalent (if applicable) of the VWAP of the Common Shares for the period of sixty (60) consecutive Trading Days ending on the fourth (4th) Trading Day immediately preceding such Class A Preferred Share Optional Conversion Date, or if the Common Shares are not listed or posted on the Stock Exchange, or any quotation system or over-the-counter market, then as determined by the Board in good faith based on the advice of an independent, nationally recognized investment banking firm in Canada selected by the Board.

3.1.33               “EBITDAR” has the meaning ascribed thereto in the Term Facility Credit Agreement (on the terms in effect on the Original Issuance Date) consolidated at the Corporation’s level.

3.1.34               “Excess Cash Flow” has the meaning ascribed thereto in the Term Facility Credit Agreement (on the terms in effect as of the Original Issuance Date), with all necessary changes as appropriate to make a determination on a quarterly basis as of the end of each fiscal quarter.

3.1.35               “Excess Cash Available for Redemption” means fifty percent (50%) of all Excess Cash Flow plus one hundred percent (100%) of all Net Cash Proceeds that, in each case, are not required under the Term Facility Credit Agreement to be applied to permanently reduce the balance of the principal of the term facility outstanding as at the Original Issuance Date under the Term Facility Credit Agreement.

3.1.36               “Exit Facilities” means, collectively, the revolving facilities provided for under the ABL Credit Agreement and the senior secured term facility provided for under the Term Facility Credit Agreement, as such facilities may from time to time be amended, restated, supplemented or otherwise modified or replaced.

30

3.1.37               “Fixed Class A Preferred Share Conversion Period” means the period commencing on the Original Issuance Date and ending on the day that is fifth (5th) anniversary of the Original Issuance Date.

3.1.38               “Fixed Class A Preferred Share Conversion Rate” means, with respect to each one (1) Class A Preferred Share being converted into Common Share(s), that number of Common Shares equal to (A) the Class A Preferred Share Conversion Price divided by (B) the Common Share Original Issuance Price, as adjusted from time to time in accordance with Section 2.13 hereof.

3.1.39               “Floating Class A Preferred Share Conversion Period” means the period commencing on the day that is immediately after the last day of the Fixed Class A Preferred Share Conversion Period and ending on such date on which there are no longer any Class A Preferred Shares issued and outstanding.

3.1.40               “Floating Class A Preferred Share Conversion Rate” means, with respect to each one (1) Class A Preferred Share being converted into Common Share(s), that number of Common Shares equal to (A) the Class A Preferred Share Conversion Price divided by (B) the Current Market Price of one (1) Common Share.

3.1.41               “Initial Date of Liquidation Distribution” has the meaning ascribed thereto in Section 2.2 hereof.

3.1.42               “Judgment Currency” has the meaning ascribed thereto in 2.15.2 hereof.

3.1.43               “Liquidation” has the meaning ascribed thereto in Section 1.2 hereof.

3.1.44               “meeting of shareholders” means an annual meeting of shareholders of the Corporation and a special meeting of shareholders including, in either case, an adjourned, postponed or rescheduled meeting thereof.

3.1.45               “Minimum Conversion Number” means twenty-five thousand (25,000) Class A Preferred Shares, as adjusted in accordance with Section 2.13 hereof.

3.1.46               “Net Cash Proceeds” has the meaning ascribed thereto in the Term Facility Credit Agreement (on the terms in effect as of the Original Issuance Date).

3.1.47               “Note Indenture” means the indenture, dated as of July 21, 2009, by and among Novink (USA) Corp., as issuer, the Corporation, as guarantor, and The Bank of New York Mellon, as trustee;

3.1.48               “Note Maturity Date” has the meaning ascribed to “Maturity Date” in the Note Indenture (on the terms in effect on the Original Issuance Date).

3.1.49               “Notes” has the meaning ascribed thereto in the Note Indenture (on the terms in effect on the Original Issuance Date);

3.1.50               “Options” has the meaning ascribed thereto in Subsection 2.13.5 hereof but excludes all warrants issued under the Plan on the Original Issuance Date.

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3.1.51               “Ordinary Resolution” means a resolution passed by a simple majority of the votes cast by show of hands or on a ballot at a meeting of shareholders.

3.1.52               “Original Issuance Date” means the date on which Class A Preferred Shares are first issued by the Corporation, being the effective date that the Director appointed under Section 260 of the Act issues the certificate of reorganization in respect of these Articles of Reorganization.

3.1.53               “Other Currency” has the meaning ascribed thereto in 2.15.1 hereof.

3.1.54               “Partial Class A Preferred Share Quarterly Dividend Period” means a period of time with respect to which Cash Dividends on the Class A Preferred Shares are accruing but that is shorter than a Class A Preferred Share Quarterly Dividend Period.

3.1.55               “Person” means an individual, partnership, trust, unincorporated association, joint venture, corporation, limited liability company, company, unlimited liability company, unlimited liability corporation, joint stock company or other entity, or a government or any political subdivision or agency thereof.

3.1.56               “Plan” means the modified second amended and restated plan of reorganization and compromise of the Corporation dated July 19, 2009 under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 and Section 191 of the Act.

3.1.57               “Pro Rata Multiple” means the quotient obtained by dividing (A) the aggregate Class A Preferred Share Liquidation Amount as of the end of the immediately preceding calendar quarter by (B) the aggregate outstanding principal amount of the Notes (including, for the avoidance of doubt, all interest on the Notes previously paid-in-kind) and all other accrued and unpaid interest on the Notes, in each case as of the end of the immediately preceding calendar quarter.

3.1.58               “Pro Rata Redemption Amount” has the meaning ascribed thereto in Subsection 2.6.4.1.

3.1.59               “Re-Pricing Decision” means that the Corporation has failed (A) to pay all Cash Dividends accrued over a Class A Preferred Share Quarterly Dividend Period on the Class A Preferred Share Dividend Payment Date immediately following such Class A Preferred Share Quarterly Dividend Period at a time when the EBITDAR of the Corporation, determined on a rolling basis, for the four (4) fiscal quarters of the Corporation ended on the last day of such Class A Preferred Share Dividend Payment Period, is three hundred, fifty million US$ (US$350,000,000) or more, (B) to deliver the notice referred to in Subsection 2.6.3.2 hereof to the holders of Class A Preferred Shares or to redeem any Class A Preferred Shares as and when required pursuant to Subsection 2.6.3 hereof or (C) to deliver the offer to redeem referred to in subsection 2.6.4.2 hereof to the holders of Class A Preferred Shares or to redeem any Class A Preferred Shares as and when required pursuant to the Subsection 2.6.4 hereof.

3.1.60               “special meeting” means, in respect to shareholders of the Corporation, a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders.

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3.1.61               “Special Resolution” means a resolution passed by not less than two-thirds (2/3) of the votes cast by show of hands or on a ballot at a special meeting of shareholders, or at a special meeting of the shareholders of a class.

3.1.62               “Stock Exchange” means the Toronto Stock Exchange.

3.1.63               “Term Facility Credit Agreement” means the term facility credit agreement dated the Original Issuance Date among, inter alia, the Corporation and Novink (USA) Corp. (successor in interest to Quebecor World Capital Corporation), as borrowers, the guarantors party thereto, Credit Suisse, General Electric Capital Corporation, GE Canada Finance Holding Company and Wachovia Bank, National Association, as co- administrative agents and co-collateral agents, and the lenders party thereto from time to time, for the provision of a four hundred, fifty million US$ (US$450,000,000) term facility to the borrowers, as such agreement may from time to time be amended, restated, supplemented or otherwise modified or replaced.

3.1.64               “Term Maturity Date” has the meaning given to “Maturity Date” in the Term Facility Credit Agreement (on the terms in effect on the Original Issuance Date).

3.1.65               “Trading Day” means any day on which the Stock Exchange is open for trading.

3.1.66               “Unpaid Cash Dividends” has the meaning ascribed thereto in Subsection 2.4.2 hereof.

3.1.67               “US$” and “$” means United States dollars.

3.1.68               “US$ Equivalent” means, in respect of an amount expressed in Other Currency on an applicable measurement date, the result obtained by dividing (A) such amount of Other Currency, by (B) the Currency Exchange Rate for the purchase of US$ with such Other Currency on the immediately preceding Business Day.

3.1.69               “Voting Conversion Date” has the meaning ascribed thereto in Subsection 2.1.1 hereof, except as otherwise provided in Subsection 2.1.11 hereof.

3.1.70               “VWAP” means, in respect of the Common Shares, the volume weighted average trading price of the Common Shares for a specified period on the Stock Exchange, quotation system or over-the-counter market where the security has the highest trading volume, calculated including only trades made on such exchange, quotation system or over-the-counter market during normal trading hours (prior to 4:00 p.m., Toronto time) by dividing the total value of Common Shares by the total volume of the Common Shares traded for the specified period.

3.2                Other Interpretation Matters.

3.2.1                     In the event that any date on or by which any action is required to be taken by the Corporation, a holder of Class A Preferred Shares or a holder of Common Shares under the Articles is not a Business Day, then such action shall be required to be taken on or by the next succeeding day that is a Business Day.

3.2.2                     In the event of the non-receipt of a cheque by the registered holder(s) of the Class A Preferred Shares or Common Shares, as the case may require, entitled to such cheque, or the loss or destruction thereof, the Corporation, upon being furnished with reasonable

33

evidence of such non-receipt, loss or destruction, and an indemnity reasonably satisfactory to the Corporation, shall, subject to Subsection 2.6.4 hereof, promptly issue to such registered holder(s) a replacement cheque for the amount of such cheque.

3.2.3                     Other than as specified above, words and expressions defined in the Act have the same meanings when used herein. Words importing the singular number include the plural and vice versa, and words importing gender include the masculine, feminine and neuter genders. The terms “including” or “includes” mean “including, without limitation” or “includes, without limitation” respectively.

3.2.4                     Unless otherwise specified in these Articles of Reorganization, each accounting term not otherwise defined in these Articles of Reorganization has the meaning ascribed thereto and each calculation is to be made in accordance with generally accepted accounting principles as set out in the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time.

* * * * *

34

SCHEDULE III
TO THE ARTICLES OF REORGANIZATION OF THE CORPORATION

See attached hereto the Canadian Plan and the Sanction Order.

Court File No. 500-11-032338-085

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,
R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF REORGANIZATION AND COMPROMISE
OF
QUEBECOR WORLD INC.

APPLICATION UNDER THE COMPANIES’ CREDITORS ARRANGEMENT ACT,
R.S.C. 1985, c. C-36, as amended and

SECTION 191 OF THE CANADA BUSINESS CORPORATIONS ACT,
R.S.C. 1985, c. C-44, as amended

MODIFIED SECOND AMENDED AND RESTATED PLAN OF REORGANIZATION AND
COMPROMISE
OF QUEBECOR WORLD INC.

July 19, 2009

TABLE OF CONTENTS

MODIFIED SECOND AMENDED AND RESTATED PLAN OF REORGANIZATION AND COMPROMISE	1

ARTICLE 1 – INTERPRETATION	1
1.1 Definitions	1
1.2 Interpretation, etc.	18
1.3 Date for anyAction	19
1.4 Time	19
1.5 Statutory References	19
1.6 Schedules	19

ARTICLE 2 – COMPROMISE AND ARRANGEMENT	19
2.1 Background	19
2.2 Persons Affected	19
2.3 Classes of Affected Claims	20
2.4 Excluded Claims and Post-Filing Claims	20
2.5 Treatment of Affected Claims	21
2.6 18.2 Claims	22
2.7 Secured Claims	22
2.8 Intercompany Claims	22
2.9 Employee and Retiree Benefits	22
2.10 Canadian Pension Plans	24

ARTICLE 3 – VALUATION OF CLAIMS, CREDITORS’ MEETING AND RELATED MATTERS	24
3.1 Conversion of Affected Claims into Canadian Currency	24
3.2 Affected Claims	25
3.3 Creditors’ Meeting	25
3.4 Approval by Affected Creditors	25
3.5 Order to Establish Procedure for Valuing Claims	25
3.6 Claims for Voting Purposes	25
3.7 Adjournments	26
3.8 Voting of Proxies	26
3.9 Claims Bar Date	26

ARTICLE 4 – PROCEDURE FOR RESOLVING DISTRIBUTIONS IN RESPECT OF DISPUTED CLAIMS	26
4.1 No Distributions Pending Allowance	26
4.2 QWI Reserve	27
4.3 Distributions From QWI Reserve Once Disputed Claims Resolved	27
4.4 Disbursing Agent Shall Not Distribute Fractional Shares or Fractional Warrants	28

ARTICLE 5 – IMPLEMENTATION OF THE PLAN	28
5.1 Plan Implementation	28
5.2 Restructuring Transactions	30
5.3 Plan Releases	30
5.4 Injunction Related to Releases	32
5.5 Waiver of Defaults	32

5.6 No Change in Control	33
5.7 Cancellation, Assignment, Transfer or Other Alienation of Senior Notes and Agreements	33
5.8 Change of Corporate Name	33
5.9 Corporate Governance	34
5.10 Registration Rights Agreement	34
5.11 Indenture Trustee Fees	34
5.12 Administrative Agent Fees	34

ARTICLE 6 – PROVISIONS GOVERNING DISTRIBUTIONS	35
6.1 Litigation Trust	35
6.2 Distributions for Claims Allowed as at the Initial Distribution Date	36
6.3 Assignment of Claims	36
6.4 Interest on Claims	36
6.5 Distributions by Disbursing Agent	37
6.6 Delivery of Distributions	37
6.7 Withholding and Reporting Requirements	38
6.8 Secondary Liability Claims	38
6.9 Guarantees and Similar Covenants	38
6.10 Payment of Servicer Fees	38
6.11 Special Provisions Regarding Insured Claims	38

ARTICLE 7 – TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	39
7.1 Contracts and Leases	39

ARTICLE 8 – MISCELLANEOUS	39
8.1 Confirmation of Plan	39
8.2 Paramountcy	40
8.3 Modification of Plan	40
8.4 Deeming Provisions	40
8.5 Conditions Precedent to Implementation of Plan	40
8.6 Waiver of Conditions	45
8.7 Circular	45
8.8 Notices	45
8.9 Severability of Plan Provisions	46
8.10 Revocation, Withdrawal or Non-Consummation	46
8.11 Governing Law	47
8.12 Successors and Assigns	47
8.13 Termination Date	47

2

MODIFIED SECOND AMENDED AND RESTATED PLAN OF REORGANIZATION
AND COMPROMISE

Modified Second Amended and Restated Plan of Reorganization and Compromise of Quebecor World Inc. pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, and pursuant to Section 191 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended.

ARTICLE 1 – INTERPRETATION

1.1           Definitions

In this Plan (including the Schedules hereto), unless otherwise stated or the context otherwise requires:

“4.875% Notes due 2008” means the 4.875% senior notes due in 2008 issued pursuant to an indenture dated as of November 3, 2003 among Quebecor World Capital Corporation, as issuer, QWI, as guarantor, and Wilmington Trust Company (as successor to Citibank, N.A.), as trustee;

“6.125% Notes due 2013” means the 6.125% senior notes due in 2013 issued pursuant to an indenture dated as of November 3, 2003 among Quebecor World Capital Corporation, as issuer, QWI, as guarantor, and Wilmington Trust Company (as successor to Citibank, N.A.), as trustee;

“6.50% Notes due 2027” means the 6.50% senior notes due in 2027 issued pursuant to an indenture dated as of January 22, 1997 among Quebecor World Capital Corporation (f/k/a Quebecor Printing Capital Corporation), as issuer, QWI (f/k/a Quebecor Printing Inc.), as guarantor, and The Bank of New York (as successor to Chase Manhattan Bank), as trustee;

“8.75% Notes due 2016” means the 8.75% senior notes due in 2016 issued pursuant to an indenture dated as of March 6, 2006, and amended by a first supplemental indenture dated as of December 20, 2007, among Quebecor World Capital II GP, as issuer, QWI, QWUSA and Quebecor World Capital II LLC, as guarantors, and Wilmington Trust Company (as successor to Citibank, N.A.), as trustee;

“9.75% Notes due 2015” means the 9.75% senior notes due in 2015 issued pursuant to an indenture dated as of December 18, 2006, and amended by a first supplemental indenture dated as of December 20, 2007, among QWI, as issuer, QWUSA, Quebecor World Capital II LLC and Quebecor World Capital II GP, as guarantors, and Wilmington Trust Company, as trustee;

“18.2 Claims” has the meaning set out in Section 2.4(1)(d) hereof;

“Ad Hoc Group of Noteholders” means the ad hoc committee of holders of Senior Notes;

“Administration Charge” has the meaning ascribed to such term in the Initial Order;

“Administrative Agent” means Royal Bank of Canada in its capacity as administrative agent under the Syndicate Agreement, or any successor agent thereto;

“Administrative Agent Fees” means the agency fees which are due or accruing by QWI to the Administrative Agent;

“Affected Claims” means all Claims, other than Excluded Claims;

“Affected Creditor” means any Person that is a Holder of an Affected Claim and may, if the context requires, mean an assignee of an Affected Claim or a trustee, interim receiver, receiver manager, or other Person acting on behalf of such Person, if such assignee or other Person has been recognized by the Monitor, QWI or the Disbursing Agent, as the case may be;

“Affected Soc. Gen. Claims” means any Claim, whether secured or unsecured, of Soc. Gen. arising under the Equipment Financing Agreement;

“Affected Syndicate Claims” means any Claim, whether secured or unsecured, arising under the Syndicate Agreement or any other Loan Document (as defined in the Syndicate Agreement);

“Affected Syndicate/Soc. Gen. Class” means the class of creditors grouped in accordance with their Claims for the purposes of considering and voting on this Plan in accordance with the provisions of this Plan and receiving distributions hereunder, such class being comprised of Soc. Gen. as the Holder of the Affected Soc. Gen. Claims and the Holders of the Affected Syndicate Claims;

“Affected Unsecured Claims” means all Affected Claims other than Affected Soc. Gen. Claims and Affected Syndicate Claims;

“Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Claims for the purposes of considering and voting on this Plan in accordance with the provisions of this Plan and receiving distributions hereunder, such class being comprised solely of the Affected Unsecured Creditors;

“Affected Unsecured Creditor” means a creditor that is the Holder of an Affected Unsecured Claim;

“Affected Unsecured Creditor Litigation Trust Recovery” means 76.75% of any Contributed Claims Recovery obtained by the Litigation Trust;

“Allowed Insured Claim” means a Proven Claim in respect of an Insured Claim;

“Application for Bankruptcy Order” means the application to the Quebec Superior Court (Court File Number 500-11-032383-081) by Avenue Capital Management II, L.P., Mackay Shields LLC, Oaktree Capital Management, L.P., and Variable Annuity Life Insurance Company, dated January 25, 2008, to have QWI adjudged bankrupt and to have a bankruptcy order made in respect of the property of QWI;

“Articles of Reorganization” means the articles of reorganization of QWI giving effect to the QWI Reorganization, a summary of which is attached hereto as Schedule “B”, which shall be in form and substance acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably, and which will be filed with the CBCA Director as contemplated by Section 5.1(i) hereof;

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Determination Date;

“Beneficial Senior Noteholder” means the ultimate beneficial holder of the Senior Note(s) holding such security(ies) in an account with a Nominee and DTC Participant, including, for greater certainty, a Nominee and DTC Participant, but only if and to the extent such Nominee and DTC Participant holds the Senior Note(s) as principal and on its own account;

“Board” means the board of directors of QWI, as constituted from time to time;

“Business Day” means a day, other than a Saturday, a Sunday, or a non-juridical day (as defined in Article 6 of the Code of Civil Procedure, R.S.Q., c. C-25, as amended) on which commercial banks are generally open for business in both Montréal, Quebec, Canada and New York, New York, USA;

“Canadian Pension Plans” means, collectively, the Régime complémentaire de retraite pour les employés assujettis de Quebecor World Inc. (RRQ reg. # 31307), the Pension Plan for Non-Unionized Employees of Quebecor World Inc. (FSCO reg. # 320556), and the Pension Plan for Unionized Employees of Quebecor World Inc. (FSCO reg. # 1006758);

“Cancelled Classes of Shares” has the meaning ascribed to such term in Schedule “B” hereto;

“Cash” means legal tender of either Canada or the United States, as the context requires;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed pursuant to Section 260 of the CBCA;

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, as amended;

“CCAA Charges” has the meaning ascribed to such term in the Initial Order;

“CCAA Proceedings” means the proceedings in respect of the Petitioners before the Court commenced pursuant to the CCAA;

“Chair” means the person designated by the Monitor to preside as chairperson at the Creditors’ Meeting;

“Chapter 11 Cases” means the proceedings commenced under Chapter 11 of the Bankruptcy Code by the U.S. Debtors before the U.S. Court (Lead Case No. 08-10152);

“Chapter 15 Proceeding” means the ancillary proceeding in respect of QWI which was filed under Chapter 15 of the Bankruptcy Code and which is pending before the U.S. Court (Case No. 08-13814);

“Chief Restructuring Officer” means, collectively, Randall Benson and the firm RC Benson Consulting Inc.;

“Circular” means the information circular relating to this Plan, including the notice of meeting and exhibits attached thereto and any written amendment, variation or supplement thereto;

“Claim” means any right of any Person or Persons against QWI in connection with any indebtedness, liability or obligation of any kind of QWI owed to such Person and any interest accrued thereon or costs payable in respect thereof, whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including the right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action, whether existing at present or commenced in the future, which indebtedness, liability or obligation is based in whole or in part on facts existing prior to the Determination Date, or which would have been claims provable in bankruptcy had QWI become bankrupt on the Determination Date, and any Restructuring Claim;

“Claims Bar Date” means the applicable bar date or dates for filing Claims for voting purposes or distribution purposes as set out in the Claims Procedure Order;

“Claims Procedure Order” means the Order of the Court dated September 29, 2008, establishing, among other things, procedures for proving Claims, including the Claims Protocol, as amended or supplemented from time to time by further Orders of the Court;

“Claims Protocol” means that certain “Cross-Border Protocol on the Filing and Determination of Claims” approved by the Court on September 29, 2008 and by the U.S. Court on September 30, 2008;

“Completion Time” means the time at which all of the events contemplated by Section 5.1 hereof have occurred or been completed, as applicable;

“Contributed Avoidance Actions” means such causes of action as the U.S. Debtors contribute to the Litigation Trust pursuant to the U.S. Plan;

“Contributed Claims” means, collectively, (i) the claims of the U.S. Debtors being asserted now or capable of being asserted in the future in the Private Notes Adversary Proceeding, (ii) the Contributed Avoidance Actions, and (iii) all recoveries from the causes of action referenced in clauses (i) and (ii) received by QWI or the U.S. Debtors, as applicable, prior to the Implementation Date;

“Contributed Claims Recovery” means any recovery obtained on account of the Contributed Claims net of the costs of administration of the Litigation Trust, including, but not limited to, repayment of the Funding Loan and fees associated with the litigation of the Contributed Claims that are incurred after the Implementation Date;

“Convenience Claim” means an Affected Unsecured Claim in respect of which the Holder has delivered an Election Notice in accordance with Section 2.5(b)(i) hereof;

“Court” means the Quebec Superior Court, Commercial Division for the District of Montréal;

“CRA” means the Canada Revenue Agency;

“CRA Ruling Requests” has the meaning ascribed thereto in Section 8.5(k) hereof;

“Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases on January 31, 2008, as reconstituted from time to time;

“Creditors’ Meeting” means, collectively, or when required by the context, one or any of, the meeting of the Affected Syndicate/Soc. Gen. Class and the meeting of the Affected Unsecured Creditor Class, in each case convened pursuant to the Creditors’ Meeting Order for the purpose of, among other things, considering and, if deemed appropriate, passing the Resolution, and includes any adjournment, postponement or other rescheduling of such meeting;

“Creditors’ Meeting Date” means the date fixed for the Creditors’ Meeting under the Creditors’ Meeting Order;

“Creditors’ Meeting Order” means the Order of the Court dated May 14, 2009 as it may be amended or supplemented from time to time by any further Orders of the Court which, among other things, sets the Creditors’ Meeting Date and establishes meeting procedures for the Creditors’ Meeting;

“Determination Date” means January 21, 2008;

“DIP Credit Agreement” means that certain senior secured superpriority debtor-in-possession credit agreement, dated as of January 21, 2008 (as subsequently amended by amendments dated as of January 25, 2008, February 26, 2008, March 27, 2008 and August 5, 2008) among QWI and QWUSA, as borrowers, the guarantors party thereto, Credit Suisse, as administrative agent, initial issuing bank and initial swing line lender, General Electric Capital Corporation and GE Canada Finance Holding Company, as collateral agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Foothill, LLC, as co-syndication agents, Wachovia Bank N.A., as documentation agent, and the initial lenders and the other lenders party thereto, as amended, supplemented, or otherwise modified from time to time, and all security, guarantee and other documents executed in connection therewith;

“DIP Lenders” means, collectively: (i) those entities identified as “Lender Party” in the DIP Credit Agreement and their respective permitted successors and assigns (solely in their capacity as “Lender Party” under the DIP Credit Agreement); (ii) any agent named therein (solely in its capacity as agent under the DIP Credit Agreement); and (iii) those entities identified as “Hedge Bank” in the DIP Credit Agreement and their respective permitted successors and assigns (solely in their capacity as “Hedge Bank” under the DIP Credit Agreement);

“DIP Lenders’ Charge” has the meaning ascribed to such term in the Initial Order;

“Disallowed Claim” means a Disputed Claim, or a portion of a Disputed Claim which has been disallowed and, in respect of which all appeal periods, as set out in the Claims Procedure Order, have expired;

“Disbursing Agent” means QWI or any other Person designated by it, in its sole discretion, to serve as a disbursing agent under the Plan and the U.S. Plan;

“Disputed Claim” means an Affected Claim or that portion thereof, that is subject to a Notice of Revision or Disallowance, or a Notice of Dispute, and in either case has become neither a Proven Claim nor a Disallowed Claim;

“D&O Charge” has the meaning ascribed to such term in the Initial Order;

“DTC” means The Depository Trust and Clearing Corporation, the global depository that holds global certificates representing the Senior Notes in the book-entry system as the registered holder of the Senior Notes;

“Election Deadline” means the time specified in the Creditors’ Meeting Order as the deadline for filing a Form of Proxy;

“Election Notice” means the election notice included in the Form of Proxy, which permits Affected Unsecured Creditors to make an election in accordance with Section 2.5(b) hereof;

“Employee Plans” has the meaning ascribed to such term in Section 2.9 hereto;

“Equipment Financing Agreement” means the credit agreement entered into between Soc. Gen., as lender, QWI, as borrower, and QWUSA, as guarantor, dated as of January 13, 2006, as amended and as further amended, restated or modified from time to time thereafter, and all security, guarantees and other documents executed in connection therewith;

“E&Y” means Ernst & Young Inc. in its capacity as Monitor duly appointed by the Court pursuant to the Initial Order and not in its personal capacity;

“Excluded Claims” has the meaning ascribed to such term in Section 2.4(1) hereto;

“Existing QWI Multiple Voting Shares” means the multiple voting shares in the capital of QWI issued and outstanding immediately prior to the Implementation Date;

“Existing QWI Preferred Shares” means the first preferred shares, issuable in series, in the capital of QWI issued and outstanding immediately prior to the Implementation Date consisting of the Series 3 Cumulative Redeemable First Preferred Shares and the 6.90% Series 5 Cumulative Redeemable First Preferred Shares, as well as the Series 2 Cumulative Redeemable First Preferred Shares and the Series 4 Cumulative Redeemable First Preferred Shares, of which none of the latter two (2) series are issued and outstanding as of the date hereof;

“Existing QWI Shares” means the Existing QWI Multiple Voting Shares, the Existing QWI Subordinate Voting Shares and the Existing QWI Preferred Shares;

“Existing QWI Subordinate Voting Shares” means the subordinate voting shares in the capital of QWI issued and outstanding immediately prior to the Implementation Date;

“Exit Loan Facility” means the new financing arrangements to be entered into, amongst others, by QWI as at the Implementation Date, each of which shall be in form and substance acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably;

“Face Amount” means: (i) when used in reference to a Disputed Claim or a Disallowed Claim, the full stated liquidated amount claimed by the Holder of such claim in any proof of claim timely filed in accordance with the Claims Procedure Order; and (ii) when used in reference to a Proven Claim, the amount of such claim as agreed by QWI, or as otherwise finally determined, pursuant to the provisions of the Claims Procedure Order;

“Fairness Hearing” has the meaning ascribed thereto in Section 8.5(b)(ii) hereof;

“Final Distribution Date” means the first Interim Distribution Date occurring after (i) the Monitor certifies to the Court that the last Disputed Claim shall have been finally resolved and (ii) a final order of the U.S. Court has been entered, or other final resolution has been reached with respect to all disputed claims under the U.S. Plan;

“Form of Proxy” means the form of proxy and election notice and instructions to Affected Creditors, substantially in the form as set out in Schedule “D” to the Creditors’ Meeting Order;

“Funding Loan” has the meaning ascribed thereto in Section 6.1(e) hereof;

“Governing Board” has the meaning ascribed thereto in Section 6.1(d) hereof;

“Governmental Entity” means any: (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or, for the account of, any of the foregoing;

“Holder(s)” means, when used with reference to the Claims of any Person, the Person who has filed such Claim with the Monitor provided that the Monitor has recognized such Person as the holder of such Claim or the Person who has been assigned a Claim of any Person so recognized, subject to compliance with the provisions of Section 6.3 hereof. For the purposes of this Plan, the Holders of the Affected Syndicate Claims shall be each Syndicate member to the extent of its share of the Affected Syndicate Claims, and the Holder of a Senior Notes Claim in respect of a Senior Note shall be the Beneficial Senior Noteholder and, other than for voting purposes, if the context requires, shall include, without duplication, the Indenture Trustee in respect of such Senior Note;

“Implementation Date” means the Business Day determined by QWI in consultation with the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, after (i) all conditions to implementation of the Plan have been satisfied or, to the extent legally permissible, waived in accordance with the provisions of this Plan, and (ii) the filing by the Monitor of a certificate with the Court confirming it has been informed to its satisfaction that all such conditions have been satisfied or waived in accordance with the provisions of this Plan;

“Indenture Trustee” means a trustee appointed in respect of any issue or series of any of the Senior Notes;

“Indenture Trustee Fee Claims” means a Claim by the Indenture Trustee pursuant to each of the Senior Notes Indentures relating to any compensation, disbursements, fees and expenses accrued and unpaid through the Implementation Date;

“Initial Distribution Date” means a date chosen by QWI in its discretion, occurring as soon as reasonably practicable after the Implementation Date, but in any event no later than thirty (30) days after the Implementation Date;

“Initial Order” means the Order of the Court dated January 21, 2008, as amended from time to time, pursuant to which, among other things, the Petitioners were granted certain relief under the CCAA;

“Initial Distribution Record Date” means the fifteenth (15th) day prior to the Initial Distribution Date;

“Insurance Contract” means any policy of third party liability insurance under which QWI could have asserted or did assert, or may in the future assert, a right to coverage for any claim, together with any other contracts which pertain or relate to such policy;

“Insured Claim” means that portion of any Claim arising from an incident or occurrence alleged to have occurred prior to the Implementation Date: (i) as to which any Insurer is obligated pursuant to the terms, conditions, limitations, and exclusions of its Insurance Contract(s), to pay any judgment, settlement, or contractual obligation with respect to QWI, or (ii) that any Insurer otherwise agrees to pay as part of a settlement or compromise of a claim made under the applicable Insurance Contract(s);

“Insurer” means any company or other entity that issued, or is responsible for, a policy of third party liability insurance under which QWI could have asserted or did assert, or may in the future assert, a right to coverage for any claim under an Insurance Contract;

“Intercompany Claims” means a Claim against QWI by any Subsidiary;

“Interim Distribution Date” means the first (1st) Business Day occurring ninety (90) days after the Initial Distribution Date, and subsequently, the first (1st) Business Day occurring ninety (90) days after the immediately preceding Interim Distribution Date;

“Interim Distribution Record Date” means, with respect to any Interim Distribution Date, the fifteenth (15th) day prior to such Interim Distribution Date;

“Joint Claims Oversight Committee” has the meaning ascribed thereto in Section 4.1 hereof;

“Laws” means all statutes, regulations, statutory rules, national and multilateral instruments, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority;

“Litigation Trust” means the litigation trust established pursuant to the U.S. Plan;

“Litigation Trust Agreement” means the agreement to be executed as of the Implementation Date establishing the Litigation Trust under the U.S. Plan and which shall be in form and substance acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably;

“Litigation Trust Beneficiaries” means Affected Unsecured Creditors with Proven Claims, and such other beneficiaries as designated in the U.S. Plan to receive Litigation Trust Interests;

“Litigation Trustee” means the Person and any successor thereto appointed to act as trustee of, and to administer, the Litigation Trust;

“Litigation Trust Interests” means the beneficial interests in the Litigation Trust;

“Monitor” means E&Y and any successor thereto appointed in accordance with the Initial Order or any further Order of the Court;

“New Plans” has the meaning ascribed thereto in Section 2.9(b) hereof;

“New Share Provisions” has the meaning ascribed to such term in Schedule “B” hereto;

“Nominees and DTC Participants” means banks, financial institutions, securities dealers or brokers, trust companies or other intermediaries identified as entities through which Beneficial Senior Noteholders hold Senior Notes in an account held therewith and that are participants in DTC;

“Notice of Dispute” has the meaning ascribed thereto in the Claims Procedure Order;

“Notice of Revision or Disallowance” has the meaning ascribed thereto in the Claims Procedure Order;

“Order” means any order of the Court in the CCAA Proceedings;

“Other Equity Securities” means, collectively, any and all securities, options (including, for greater certainty, stock options and employee stock options), warrants, entitlements, conversion rights, exchange rights, incentive units, subscription rights, rights of first refusal, pre-emptive rights, or other rights, contractual or otherwise, whether vested or unvested, to acquire or receive any Existing QWI Shares or any other equity, voting, special or preferred share in the capital of QWI, or any other ownership interests in QWI, and any contracts, subscriptions, commitments or agreements pursuant to which a Person was or could have been entitled to receive shares, securities or other ownership interests in QWI;

“Participating Eligible U.S. Unsecured Claimants” means all holders of claims under Class 4 of the U.S. Plan in respect of claims in such class other than (i) claims that are Affected Unsecured Claims, or (ii) claims that entitle their holders to a distribution under Class 3 or Class 5 of the U.S. Plan;

“Paulian Action” means the adversary proceeding filed in Canada captioned Mackay Shields LLC, Variable Annuity Life Insurance Company, Avenue Capital Management II L.P. and OCM High Yield Limited Partnership v. QWI, Royal Bank of Canada, Société Générale (Canada) and Computershare Trust Company of Canada (Motion to institute a Paulian Action), Province of Quebec, District of Montréal, Superior Court (Commercial Division) No.: 500-11-034379-087;

“Person” means any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, foundation, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Petitioners” means, collectively, QWI and the additional petitioners listed in Schedule “A” hereto;

“Plan” means this modified second amended and restated plan of reorganization and compromise of QWI pursuant to the provisions of the CCAA and Section 191 of the CBCA, as it may be amended, varied or supplemented by QWI from time to time in accordance with its terms and the terms of the Creditors’ Meeting Order, which plan incorporates and consolidates the QWI Reorganization;

“Post-Filing Claims” means any right of any Person against QWI in connection with any indebtedness, liability, or obligation of any kind which arose in respect of obligations first incurred on or after the Determination Date (other than Restructuring Claims) and interest thereon, including any obligation of QWI toward creditors who have supplied or shall supply services, utilities, goods or materials or who have or shall have advanced funds to QWI on or after the Determination Date, but only to the extent of their claims in respect of the supply of such services, utilities, goods, materials or funds on or after the Determination Date, or in respect of any executory contract or unexpired lease which has been deemed ratified pursuant to Section 7 hereof;

“Private Notes Adversary Proceeding” means the adversary proceeding filed in the Chapter 11 Cases captioned Official Committee of Unsecured Creditors of

Quebecor World (USA) Inc. et. al., vs. American United Life Insurance Company, AUSA Life Insurance Company, Barclays Bank PLC, Deutsche Bank Securities Inc., Hare & Co., Life Investors Insurance Company of America, Midland National Life Insurance Company Annuity, Modern Woodmen of America, North American Company for Life and Health Insurance/Annuity, North American Company for Life and Health Insurance of New York, Provident Life and Accident Insurance Company, the Northwestern Mutual Life Insurance Company, The Paul Revere Life Insurance Company, Transamerica Life Insurance Company, and John Does 1-50 Adversary Case No. 08-01417 (Bankr. S.D.N.Y. Sept. 19, 2008) and any other avoidance actions related to the Private Notes (as such term is defined in the U.S. Plan) filed or as may be filed against the defendants named therein;

“Proof of Claim” has the meaning ascribed to such term in the Claims Procedure Order;

“Pro Rata” means, at any time, the proportion that the Face Amount of an Affected Claim in a particular class bears to the aggregate Face Amount of all Affected Claims (including Disputed Claims, but excluding Disallowed Claims and Convenience Claims, and in the case of the Affected Unsecured Creditor Class, including the claims of Participating Eligible U.S. Unsecured Claimants) unless the Plan provides otherwise;

“Proven Claim” means, in respect of an Affected Creditor, the amount or any portion of the amount of the Affected Claim of such Affected Creditor as finally determined for distribution purposes in accordance with the provisions of this Plan, the CCAA, the Claims Procedure Order, the Claims Protocol and any other applicable Order;

“QWI” means Quebecor World Inc., a corporation amalgamated under and governed by the CBCA;

“QWI Class A Preferred Shares” means the Class A convertible participating preferred shares in the capital of QWI, to which shall be attached the rights, privileges, restrictions and conditions that will be set forth in the Articles of Reorganization; provided, however, that with the consent of the Administrative Agent, the QWI Class A Preferred Shares may be issued by any of the Reorganized Debtors (as such term is defined in the U.S. Plan) or other U.S. Subsidiary of QWI, with terms and conditions substantially similar to those set forth in the New Share Provisions and which shall be exchangeable for QWI Common Shares rather than into common shares of the issuer thereof;

“QWI Common Shares” means the common shares in the capital of QWI to which shall be attached the rights, privileges, restrictions and conditions that will be set forth in the Articles of Reorganization;

“QWI Reorganization” means the amendments to QWI’s articles to be authorized and approved by the Court in the Sanction Order in accordance with Section 191 of the CBCA and pursuant to which: (i) QWI’s name will be changed to a name that is intended to be publicly announced by QWI before the Creditors’ Meeting and in any event no later than the date of the Sanction Order; (ii) the Redeemable Shares will be created; (iii) the Existing QWI Shares will be changed into 0.000001 of a Redeemable Share; (iv) the Redeemable Shares will be redeemed in accordance with the rights, privileges, restrictions and conditions attaching thereto; (v) the authorized share capital of QWI consisting of the Existing QWI Shares and the Redeemable Shares will be cancelled and deleted, along with the rights, privileges, restrictions and conditions attached to such shares and all rights to accrued dividends in respect of all such classes and series of shares; and (vi) the QWI Shares and the rights, privileges, restrictions and conditions attaching thereto will be created;

“QWI Reserve” means the reserves to be established and maintained jointly under this Plan and the U.S. Plan by the Disbursing Agent, into which QWI and one or more of the U.S. Debtors, as applicable, shall have issued and deposited QWI Common Shares, QWI Class A Preferred Shares, QWI Warrants, New Unsecured Notes (as such term is defined in the U.S. Plan) and Cash that would be distributed to Holders of Disputed Claims under this Plan and disputed claims under the U.S. Plan if such Claims and disputed claims were to become Proven Claims or allowed claims under the U.S. Plan for the entire amount after the Initial Distribution Record Date, pending the proof or disallowance of such Disputed Claims and disputed claims in accordance with Article 4 hereof and the applicable provision under the U.S. Plan;

“QWI Shares” means, collectively, the QWI Common Shares and the QWI Class A Preferred Shares, excluding, for greater certainty, the Existing QWI Shares;

“QWI Warrants” means the Series I and Series II Warrants to be created and issued by QWI pursuant to the terms of the Warrant Indenture, certain of the terms of which are summarized in Schedule “C” hereto;

“QWUSA” means Quebecor World (USA) Inc., a Delaware corporation;

“Redeemable Shares” means the new class of redeemable shares of the capital of QWI to be created, issued and immediately redeemed by QWI pursuant to the Articles of Reorganization;

“Redemption Price” has the meaning ascribed thereto in Schedule “B” hereto;

“Registration Rights Agreement” means the agreement, to be in form and substance acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably, whereby QWI and, if applicable, such Subsidiary thereof that shall be the issuer of the QWI Class A Preferred Shares, shall be obligated to register certain of the QWI Shares for resale with the United States Securities and Exchange Commission pursuant to the terms and conditions of such agreement;

“Rejected Employee Agreements” has the meaning ascribed thereto in Section 2.9(b) hereof;

“Released Parties” has the meaning ascribed thereto in Section 5.3(b) hereof;

“Required Majority” means, for each class of Affected Creditors as provided in Section 2.3 hereof, the affirmative vote of a majority in number of the Affected Creditors voting in the class, having Voting Claims and voting on the Resolution (in person or by proxy) at the Creditors’ Meeting for such class and representing not less than 66 2/3% in value of the Voting Claims of the Affected Creditors voting (in person or by proxy) at the Creditors’ Meeting for such class, and “Required Majorities” means, collectively, the Required Majority of each class;

“Resolution” means, collectively, when required by the context, one or any of, the resolutions, substantially in the form attached as Exhibit “A” to the Circular, providing for the approval of the Plan by the Affected Creditors;

“Restructuring Claim” means any right of any Person against QWI in connection with any indebtedness, liability or obligation of any kind owed to such Person arising out of the repudiation, termination or restructuring of any contract, lease, employment agreement, or other agreement, whether written or oral, on or after the Determination Date, including any right of any Person who receives a notice of repudiation or termination from QWI, provided, however, that a “Restructuring Claim” shall not include any Excluded Claims;

“Restructuring Transactions” means the steps and transactions as summarized in the Restructuring Transactions Notice;

“Restructuring Transactions Notice” means the notice setting out and describing the Restructuring Transactions, which is to be posted on the Monitor’s website on June 8, 2009, and as thereafter modified consistent with the Plan and the U.S. Plan and to the extent such modifications are reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, with a final Restructuring Transactions Notice to be posted on the Monitor’s website on the Implementation Date;

“Sanction Date” means the date on which the Sanction Order is made;

“Sanction Order” means the Order by the Court sanctioning this Plan pursuant to the CCAA and Section 191 of the CBCA, as such Order may be amended, modified or varied from time to time;

“Secondary Liability Claim” means a Claim that arises from QWI being liable as a guarantor of, or otherwise being jointly, severally, jointly and severally (solidarily) or secondarily liable for, any contractual, tort, guarantee or other obligation of any U.S. Debtor, including any Claim based on: (i) vicarious liability; (ii) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; (iii) guarantees of collection, payments or performance; (iv) indemnity bonds, obligations to indemnify or obligations to hold harmless; (v) performance bonds; (vi) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or transfer) with respect to leases, operating agreements or other similar obligations made or given by QWI or relating to the obligations or performance of any U.S. Debtor; or (vii) any other joint, several, or joint and several (solidary) liability, including Claims for indemnification or contribution or subrogation, that QWI may have in respect of any obligation that is the basis of a Claim;

“Secured Claims” means a Claim other than a CCAA Charge, an Affected Syndicate Claim or an Affected Soc. Gen. Claim, which is subject to a reservation of ownership, or secured by a security interest in or a lien on the property of QWI, which reservation of ownership is valid, or security interest or lien is valid, perfected and enforceable pursuant to applicable Laws or by reason of a Court Order, to the extent of the value of such property, as of the Implementation Date or such other date as is established by the Court;

“Secured Creditors” means the Holders of the Secured Claims, in respect of those Claims;

“Senior Noteholder” means, as the case may require, a registered or Beneficial Senior Noteholder;

“Senior Notes” means, collectively, (i) the 4.875% Notes due 2008, (ii) the 6.125% Notes due 2013, (iii) the 9.75% Notes due 2015, (iv) the 8.75% Notes due 2016 and (v) the 6.50% Notes due 2027;

“Senior Notes Claim” means any Claim arising under the Senior Notes;

“Senior Notes Indentures” means, collectively: (i) the indenture pursuant to which the 6.50% Notes due 2027 were issued; (ii) the indenture pursuant to which the 4.875% Notes due 2008 and the 6.125% Notes due 2013 were issued; (iii) the indenture (as supplemented) pursuant to which the 8.75% Notes due 2016 were issued; and (iv) the indenture (as supplemented) pursuant to which the 9.75% Notes due 2015 were issued;

“Senior Notes Released Parties” means, collectively, the Indenture Trustees and all current and former members of the Ad Hoc Group of Noteholders, in their respective capacities as such;

“Series I Warrants” means the series I warrants to be issued pursuant to the Warrant Indenture;

“Series II Warrants” means the series II warrants to be issued pursuant to the Warrant Indenture;

“Servicer” means any indenture trustee, agent, or servicer that administers any agreement that governs the rights of a Holder of an Affected Claim;

“Soc. Gen.” means Société Générale (Canada), as lender pursuant to the Equipment Financing Agreement;

“Soc. Gen. Adversary Proceeding” has the meaning ascribed to such term in the U.S. Plan;

“Soc. Gen. Recovery” means 1,012,434 QWI Class A Preferred Shares and 808,450 QWI Common Shares;

“Soc. Gen. Released Parties” means Soc. Gen. as the holder of the Affected Soc. Gen. Claims, Computershare Trust Company of Canada, as collateral agent under the Equipment Financing Agreement, all parties otherwise defendants in the Soc. Gen. Adversary Proceeding, and each such Person’s affiliates, advisors, principals, employees, officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals;

“Soc. Gen. Releasees” has the meaning ascribed thereto in Section 5.3(d) hereof;

“Stay Period” has the meaning ascribed to it in the Initial Order;

“Stay Termination Date” has the meaning ascribed to it in the Initial Order;

“Subsidiaries” means, collectively, all of the direct and indirect wholly-owned or otherwise controlled subsidiaries of QWI and the direct or indirect wholly-owned or otherwise controlled partnerships, limited partnerships or other entities of QWI immediately prior to the Implementation Date;

“Syndicate” means the lenders from time to time party to the Syndicate Agreement;

“Syndicate Agreement” means the amended and restated credit agreement entered into by QWI and QWUSA, as borrowers, Quebecor Printing Holding Company, as guarantor, the Administrative Agent, and the Syndicate, as lenders, dated as of December 15, 2005 and as amended, restated or modified from time to time thereafter, and all security, guarantee and other documents executed in connection therewith;

“Syndicate Agreement Collateral Agent” means Computershare Trust Company of Canada, as collateral agent under the Syndicate Agreement, and any successor collateral agent under the Syndicate Agreement;

“Syndicate Committee” means the Administrative Agent acting in consultation with the ad hoc committee of lenders under the Syndicate Agreement and represented by Latham & Watkins LLP and McMillan LLP, which committee is comprised of the following lenders: ABN Amro Bank N.V. (as Cdn. Qualified Lender); Bank of America, N.A.; Bank of America, N.A., Canada Branch; Société Générale (solely in its capacity as a lender under the Syndicate Agreement and specifically not in its capacity as the lender under the Equipment Financing Agreement); Wachovia Bank, National Association; Wachovia Capital Finance Corporation (Canada); Deutsche Bank AG, Cayman Island Branch; Catalyst Fund Limited Partnership II; and Citigroup Financial Products Inc.;

“Syndicate Recovery” means 4,725,066 QWI Class A Preferred Shares and 3,972,933 QWI Common Shares;

“Syndicate Released Parties” means the holders of the Affected Syndicate Claims, Royal Bank of Canada, as Administrative Agent or in any other capacity under or in connection with the Syndicate Agreement, the Syndicate Agreement Collateral Agent, all lenders from time to time parties under the Syndicate Agreement, all parties otherwise defendants in the Syndicate/Soc. Gen. Adversary Proceeding, and/or all their present and former advisors, principals, employees, officers, directors, representatives, financial advisors, counsel, accountants, investment bankers, consultants, agents and other representatives or professionals;

“Syndicate Releases” has the meaning ascribed thereto in Section 5.3(c) hereof;

“Syndicate/Soc. Gen. Adversary Proceeding” means, collectively, the adversary proceeding filed in the Chapter 11 Cases captioned Official Committee of Unsecured Creditors of Quebecor World (USA) Inc. et. al., vs. Royal Bank of Canada, Computershare Trust Company of Canada, Doe Credit Facility Lenders Nos. 1-100, Adversary Case No. 09-01012 (Bankr. S. D.N.Y. Jan. 16, 2009), and the Paulian Action;

“Tax” or “Taxes” means any and all taxes, duties, fees, pending assessments, reassessments and other governmental charges, duties, impositions and liabilities of any kind whatsoever (including any Claims by Her Majesty the Queen, Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any province or territory of Canada, CRA and any similar revenue or taxing authority of any province or territory of Canada or other applicable jurisdiction), including all interest, penalties, fines and additions with respect to such amounts;

“TSX” means The Toronto Stock Exchange;

“U.S. Court” means the United States Bankruptcy Court for the Southern District of New York;

“U.S. Debtors” means the entities listed in Schedule “A” hereto;

“U.S. Plan” means the modified third amended joint plan of reorganization of the U.S. Debtors dated July 1, 2009 as may be further amended, varied or supplemented from time to time, which U.S. Plan is accessible and can be obtained on the Monitor’s website at www.ey.com/ca/QuebecorWorld;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Voting Claim” means, in respect of an Affected Creditor and its Affected Claim applicable to a particular class, the Canadian dollar amount of the Claim of such Affected Creditor accepted for purposes of voting at the Creditors’ Meeting in accordance with the provisions of the Creditors’ Meeting Order;

“Voting Instruction Form” means the voting instruction form and accompanying instructions to be sent to each Nominee and DTC Participant (or to an agent designated by such Nominee and DTC Participant) and on-forwarded to Beneficial Senior Noteholders in respect of Senior Notes held by Beneficial Senior Noteholders through Nominees and DTC Participants for the purpose of counting and tabulating the voting instructions of Beneficial Senior Noteholders in respect of the matters to be voted on at the Creditors’ Meeting or any adjournment, postponement or rescheduling thereof and to be substantially similar in form and content to the Form of Proxy but adjusted for and addressed to Beneficial Senior Noteholders to reflect the fact that such Beneficial Senior Noteholders are not the registered holders of the Senior Notes, and which voting instruction form shall be in form and substance acceptable to the Monitor, after consultation with the Ad Hoc Group of Noteholders, and prepared in accordance with customary practice and that will provide for the return of any such completed form to the relevant Nominee and DTC Participant (or to an agent designated by the relevant Nominee and DTC Participant);

“Warrant Bundle” means one (1) Series I Warrant and one (1) Series II Warrant; and

“Warrant Indenture” means the warrant indenture under which QWI will issue the QWI Warrants, which indenture shall be in form and substance acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably.

1.2                                 Interpretation, etc.

For purposes of this Plan:

(a)                                  any reference in this Plan to a contract, instrument, release, indenture, agreement or other document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(b)                                 any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified or supplemented;

(c)                                  all references to currency and to “$” or “Cdn.$” are to Canadian dollars except as otherwise indicated;

(d)                                 all references in this Plan to Articles, Sections and Schedules are references to Articles, Sections and Schedules of or to this Plan;

(e)                                  unless otherwise specified, the words “hereof”, “herein” and “hereto” refer to this Plan in its entirety rather than to any particular portion of this Plan;

(f)                                    the division of this Plan into Articles, Sections, Schedules, and paragraphs and the insertion of captions and headings to Articles, Sections, Schedules and paragraphs are for convenience of reference only and are not intended to affect the interpretation of, or to be part of this Plan;

(g)                                 where the context requires, a word or words importing the singular shall include the plural and vice versa;

(h)                                 the words “includes” and “including” are not limiting; and

(i)                                     the word “or” is not exclusive.

1.3                                 Date for any Action

In the event that any date on which any action is required to be taken under this Plan by any of the parties is not a Business Day, that action shall be required to be taken on the next succeeding day which is a Business Day.

1.4                             Time

All times expressed in this Plan are prevailing local time Montréal, Quebec, Canada unless otherwise stipulated.

1.5                             Statutory References

Any reference in this Plan to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force, from time to time, or any statute or regulations that supplement or supersede such statute or regulations.

1.6                             Schedules

The following are the schedules to this Plan, which are incorporated by reference into this Plan and form an integral part of it:

Schedule “A” — Additional Petitioners

Schedule “B” — Summary of the Articles of Reorganization

Schedule “C” — Summary of Terms of QWI Warrants

ARTICLE 2— COMPROMISE AND ARRANGEMENT

2.1                                 Background

The circumstances and events leading up to this Plan are described in the Circular sent to Affected Creditors in connection with the Creditors’ Meeting.

2.2                              Persons Affected

This Plan provides for a coordinated restructuring and compromise of Affected Claims against QWI. The U.S. Debtors are Subsidiaries of QWI and subject to proceedings under the Bankruptcy Code and have filed the U.S. Plan with the U.S. Court. The effectiveness of this

Plan is conditioned upon the effectiveness and implementation of the U.S. Plan. This Plan will become effective on the Implementation Date in accordance with its terms and in the sequence set forth in Section 5.1 hereof. At the Implementation Date, each Affected Claim against QWI will be fully and finally compromised or otherwise assigned, transferred or alienated as set forth in this Plan, including the Restructuring Transactions Notice. This Plan shall be binding on and enure to the benefit of QWI, the holders of the Existing QWI Shares, the holders of Other Equity Securities, the Affected Creditors, the Released Parties, any trustee, agent or other Person acting on behalf of any Affected Creditor and such other Persons who have received the benefit of, or are bound by any waivers, releases or indemnities hereunder.

2.3                                 Classes of Affected Claims

For the purpose of voting on, and distributions pursuant to, this Plan, the Affected Claims are divided into two (2) classes as set out below:

(a)                                  the Affected Syndicate/Soc. Gen. Class; and

(b)                                 the Affected Unsecured Creditor Class.

2.4                              Excluded Claims and Post-Filing Claims

(1)                                  This Plan does not affect the following (each, an “Excluded Claim” and, collectively, the “Excluded Claims”):

(a)                                  the indebtedness, liabilities and obligations secured by the Administration Charge;

(b)                                 the indebtedness, liabilities and obligations secured by the DIP Lenders’ Charge;

(c)                                  the indebtedness, liabilities and obligations secured by the D&O Charge;

(d)                                 any amount owing to Her Majesty the Queen in Right of Canada or of any Province as described in Section 18.2 of the CCAA (collectively, “18.2 Claims”);

(e)                                  all amounts owing to employees and officers employed by, and directors of, QWI on the Determination Date for wages, salary, benefits (other than amounts owing pursuant to Rejected Employee Agreements), unreimbursed expenses, and amounts owing for accrued and unpaid vacation pay on the Determination Date;

(f)                                    any Post-Filing Claim;

(g)                                 any Secured Claim;

(h)                                 any Intercompany Claim;

(i)                                     the claims of Canadian Imperial Bank of Commerce as beneficiary of the Cash Collateral (as such term is defined in the Initial Order) in relation to such Cash Collateral, and in its capacity as a provider of the CIBC Banking Services (as such term is defined in the Initial Order); and

(j)                                     the claims of any Person who was an officer, director or employee of QWI as of the date of the Claims Procedure Order for indemnification and/or contribution from such officer’s, director’s or employee’s service to QWI pursuant, and subject to, applicable Laws and the policies and procedures of QWI.

(2)                                  Creditors with Excluded Claims will not be entitled to vote at the Creditors’ Meeting or receive any distributions under this Plan in respect of the portion of their Claim which is an Excluded Claim. Nothing in this Plan shall affect QWI’s rights and defences, both legal and equitable, with respect to any Excluded Claim including any rights arising under or pursuant to this Plan or any rights with respect to legal and equitable defences or entitlements to set-offs or recoupments against such Excluded Claims.

2.5                                 Treatment of Affected Claims

(a)                                  Compromise of the Affected Syndicate Claims and the Affected Soc. Gen. Claims.

(i)                                     The Affected Syndicate Claims shall be deemed to be accepted for both voting purposes and distribution purposes in accordance with this Plan in an aggregate amount equal to Cdn.$748,529,352, which shall be the aggregate Proven Claims of the Affected Syndicate Claims and the Holders of the Affected Syndicate Claims shall receive in the aggregate, in respect of such Proven Claims, the Syndicate Recovery;

(ii)                                  The Affected Soc. Gen. Claims shall be deemed to be accepted for both voting purposes and distributions purposes in accordance with this Plan in the amount of Cdn.$155,530,870 which shall be the Proven Claim of Soc. Gen. and Soc. Gen. shall receive in respect of such Proven Claim, the Soc. Gen. Recovery.

(b)                                 Compromise of Affected Unsecured Claims.

(i)                                     Each Affected Unsecured Creditor (other than a Holder of a Senior Notes Claim) with Proven Claims: (i) the aggregate amount of which is equal to or less than Cdn.$2,500 or (ii) the aggregate amount of which is reduced, for distribution purposes only, to Cdn.$2,500 pursuant to an election by the Holder made on the Election Notice, who has filed an Election Notice with the Monitor by the Election Deadline in which the Affected Unsecured Creditor has elected to receive a cash payment, shall receive in full and final satisfaction of its Proven Claims, a cash distribution in an amount equal to the lesser of (i) Cdn.$2,500; and (ii) the amount of its Proven Claims. All Election Notices may only be delivered in respect of all, and not less than all, of the Claims of a Holder and, once delivered to the Monitor, will be final and irrevocable and no Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a cash payment after receipt by the Monitor of such completed Election Notice. For purposes of this Section 2.5(b)(i) only, all Claims of a Holder shall be considered to constitute one Claim only.

(ii)                                  In accordance with the other provisions of this Plan, each Affected Unsecured Creditor with a Proven Claim who has not filed an Election Notice with the Monitor by the Election Deadline, or who has filed an Election Notice in which the Affected Unsecured Creditor has elected not to receive a cash payment, will receive, in full satisfaction of its Proven Claim against QWI, its Pro Rata share of: (i) 18,067,896 QWI Common Shares; (ii) 10,723,019 Warrant Bundles and (iii) the Affected Unsecured Creditor Litigation Trust Recovery less, in each case, any consideration received by such Affected Unsecured Creditor under the provisions of the U.S. Plan in respect of the same Claim. The Senior Notes Claims, as filed by the applicable Indenture Trustees, shall be deemed to be Proven Claims, as of the Implementation Date, in the amount of Cdn.$1,541,940,164, and all other Claims arising from the Senior Notes Claims shall be deemed Disallowed Claims.

2.6                              18.2 Claims

Within six (6) months after the Implementation Date, QWI will pay in full all 18.2 Claims.

2.7                                 Secured Claims

Each Holder of a Secured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for, such Secured Claim, at the sole option of QWI: (i) the return of the Holder’s collateral securing the Secured Claim; (ii) ratification of such Holder’s security interest, lien or agreement, as applicable; or (iii) such other less favourable treatment as to which QWI and such Holder shall have agreed upon in writing. Further, all valid, enforceable and perfected pre-Determination Date liens on property of QWI held by or on behalf of Holders of Secured Claims with respect to such Claims shall survive the Implementation Date and continue in accordance with the contractual terms of the underlying agreements with such Holders of Secured Claims and/or applicable Law until, as to each such Holder of a Secured Claim, such time as: (a) the Holder of the Secured Claim: (I) has received a return of the Holder’s collateral securing the Secured Claims; (II) has had the lien or security interest securing the Secured Claim, or the agreement relating to such Secured Claim, ratified by QWI; or (III) has agreed in writing with QWI to such other less favourable treatment; or (b) such purported lien, security interest or agreement has been determined by an order of the Court to be invalid or otherwise avoidable.

2.8                              Intercompany Claims

At the option of QWI, any and all Intercompany Claims may either be ratified, in whole or in part, by QWI, and treated in the ordinary course of business, or, with the consent of the holder of such Intercompany Claim, cancelled and discharged, in full or in part, in which case such discharged portion shall be eliminated and such holder thereof shall not be entitled to vote on this Plan nor be entitled to receive any distribution under this Plan.

2.9                             Employee and Retiree Benefits

(a)                                  Except with respect to any Rejected Employee Agreement (as defined below), on and after the Implementation Date, QWI may: (1) honour, in the ordinary course of business, any contracts, agreements, policies, programs, and plans

(collectively, “Employee Plans”) for, among other things, compensation (including bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of QWI who served in such capacity at any time; and (2) honour, in the ordinary course of business, Excluded Claims of employees employed as of the Implementation Date for accrued and unused vacation time arising prior to the Determination Date; provided, however, that QWI’s performance of any employment agreement that is not a Rejected Employee Agreement will not entitle any Person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Implementation Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in this Plan shall limit, diminish, or otherwise alter QWI’s defenses, claims, causes or action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. QWI may, without any need for further approval of the Court, establish New Plans that provide persons who participated in any Rejected Employee Agreements with benefits of equal or lesser value than the benefits that would have been provided under the Rejected Employee Agreements subject to such persons irrevocably waving and forfeiting any and all claims such persons have or may have in respect of the Rejected Employee Agreements.

(b)                                 Subject to the right of any current or former director, officer, employee, consultant or other service provider of or to QWI to participate in any new non-qualified plan(s), agreement(s) or arrangement(s) of QWI effective upon the Implementation Date, as set forth below, any and all plans, agreements and arrangements in respect of which QWI has any liability for the payment of pension benefits (other than plans, agreements and arrangements that are Canadian Pension Plans), regardless of form of payment, to or in respect of any current or former director, officer, employee, consultant or other service provider of or to QWI, including, but not limited to, the following, (collectively, the “Rejected Employee Agreements”), shall be, and deemed to be, repudiated or otherwise terminated by QWI, without any further act or formality, effective upon the Implementation Date:

(i)                                     the Restoration Plan for Non-Unionized Employees of Quebecor World Inc. and all rights of current and former participants (in any status, including active, retired, and terminated vested) and beneficiaries (of any type, including but not limited to, spouses, former spouses, and dependents) thereunder; and

(ii)                                  each agreement styled as a Supplemental Executive Retirement Plan or Supplementary Retirement Plan Agreement (SERP) to which QWI is a party and all rights of current and former participants (in any status, including active, retired, and terminated vested) and beneficiaries (of any type, including but not limited to, spouses, former spouses, and dependents) thereunder.

For the sake of clarity, the Rejected Employee Agreements shall not include any employment agreements or employment offer letter agreements that set forth terms and conditions of an employee’s employment with QWI.

As provided for in Section 2.9(a), QWI intends, effective as of the Implementation Date, to establish one or more non-qualified plans, agreements or arrangements (collectively, the “New Plans”) pursuant to which (i) all employees in active employee status as of the Implementation Date who were participants as of the Implementation Date under any Rejected Employee Agreements will be eligible to receive benefits under the New Plans substantially similar to those benefits available to such employee under the Rejected Employee Agreements, to the extent thereof, subject however, to (a) an annual per participant cap on benefits in the amount of U.S.$400,000 (in the aggregate) under the New Plans and (b) the employee waiving and forfeiting any and all claims such employee has or may have in the CCAA Proceedings or otherwise in respect of the Rejected Employee Agreements, and (ii) all retirees and deferred vested participants, as of the Implementation Date, under the Rejected Employee Agreements will be eligible to receive benefits after the Implementation Date substantially similar to those benefits available to such retiree or deferred vested participant under the Rejected Employee Agreements, to the extent thereof; provided, however, that the benefits available to each such retiree and deferred vested participant under the New Plans shall be 15% lower than the benefits available to such retiree or deferred vested participant under the Rejected Employee Agreements at the time of repudiation or termination thereof and shall further be subject to a per participant annual cap on benefits in the amount of U.S.$100,000 (in the aggregate) under all New Plans; and provided further, that no such retiree or deferred vested participant shall be entitled to any benefits under the New Plans unless the retiree or deferred vested participant waives and forfeits any and all claims such retiree or deferred vested participant has or may have in the CCAA Proceedings or otherwise in respect of the Rejected Employee Agreements

2.10                           Canadian Pension Plans

Notwithstanding anything to the contrary in Section 2.9(a) the Canadian Pension Plans shall not be modified or affected by any provision of this Plan and shall be continued after the Implementation Date in accordance with their terms. QWI shall satisfy the minimum funding requirements, and be liable for the payment of contributions, in accordance with applicable Laws, subject to any and all applicable rights and defences of QWI, and administer the Canadian Pension Plans in accordance with the provisions of applicable Laws. In the event that the Canadian Pension Plans terminate after the Implementation Date, QWI will be responsible for the liabilities imposed by applicable Laws.

ARTICLE 3 — VALUATION OF CLAIMS, CREDITORS’ MEETING AND RELATED MATTERS

3.1                                 Conversion of Affected Claims into Canadian Currency

For the purposes of determination of the value of Affected Claims denominated in currencies other than Canadian dollars for voting and distribution purposes, such Affected Claims shall be converted by the Monitor to Canadian dollars at the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars on the Determination Date.

3.2           Affected Claims

Affected Creditors shall be entitled to prove their respective Affected Claims, vote in respect of the Plan, and receive the distributions provided for, under and pursuant to the Claims Procedure Order, the Claims Protocol, the Creditors’ Meeting Order and this Plan.

3.3           Creditors’ Meeting

The Creditors’ Meeting shall be held in accordance with this Plan, the Creditors’ Meeting Order and any further Order which may be made from time to time for the purposes of considering and voting on the Resolution or other matters to be considered at the Creditors’ Meeting.

3.4           Approval by Affected Creditors

QWI will seek approval of the Plan by the affirmative vote of the Required Majorities. Any resolution, including the Resolution, to be voted on at the Creditors’ Meeting to approve, amend, vary or supplement the Plan, which will be decided by the Required Majorities on a vote by ballot, and any other matter submitted for a vote at the Creditors’ Meeting shall be decided by a majority of votes cast on a vote by a show of hands, unless the Chair decides, in his or her sole discretion, to hold such vote by way of ballot. The result of any vote will be binding on all Affected Creditors in the class, whether or not any such Affected Creditor is present and voting (in person or by proxy) at the Creditors’ Meeting.

3.5           Order to Establish Procedure for Valuing Claims

The procedure for valuing Affected Claims for voting and distribution purposes, and resolving disputes in respect of any such valuation, is set forth in the Claims Procedure Order, Claims Protocol and the Creditors’ Meeting Order. QWI and the Monitor reserve the right to seek the assistance of the Court in valuing the Affected Claim of any Affected Creditor, if deemed advisable, or in determining the result of any vote on the Resolution or otherwise at the Creditors’ Meeting, or the amount, if any, to be distributed to any Affected Creditor under the Plan, as the case may be.

3.6           Claims for Voting Purposes

Each Affected Creditor with a Voting Claim shall be entitled to one (1) vote and the weight attributed to such vote (for the purposes of determining the Required Majorities) shall be equal to the aggregate Canadian dollar value of such Affected Creditor’s Voting Claim (if necessary, converted into Canadian dollars in accordance with Section 3.1 hereof). An Affected Creditor’s Voting Claim shall not include fractional numbers and Voting Claims shall be rounded to the nearest whole Canadian dollar amount.

If the amount of the Affected Claim of any Affected Creditor is not resolved for voting purposes at least five (5) Business Days before the Creditors’ Meeting Date in accordance with the Claims Procedure Order, the Claims Protocol and the Creditors’ Meeting Order, the Affected Creditor shall be entitled to vote at the Creditors’ Meeting based on that portion of its Affected Claim which has been accepted for voting purposes by the Monitor, without prejudice to the rights of QWI, or the Affected Creditor, with respect to the final determination of the Affected Creditor’s

Claim for distribution purposes in accordance with the terms of the Claims Procedure Order, the Creditors’ Meeting Order and this Plan.

Affected Creditors whose Affected Claims have been revised or disallowed, in full or in part, which revision or disallowance remains in dispute or under appeal in accordance with the Claims Procedure Order, shall have their voting intentions with respect to such disputed or disallowed amounts recorded by the Monitor and reported to the Court.

3.7           Adjournments

If the Creditors’ Meeting is adjourned by the Chair in his or her sole discretion or because quorum is not obtained, the Creditors’ Meeting will be adjourned, postponed or otherwise rescheduled by the Monitor to such date, time and place as may be decided by the Chair in his or her sole discretion.

3.8           Voting of Proxies

Any Affected Creditor’s proxy will be voted on any ballot in accordance with the Affected Creditor’s instruction to vote for or against the approval of the Resolution and any other matters before the Creditors’ Meeting. In the absence of such instruction, the proxy will be voted for the approval of the Resolution.

Forms of proxy and the Voting Instruction Form may confer discretionary authority on the individuals designated therein with respect to amendments or variations of matters identified in the notice of Creditors’ Meeting and other matters that may properly come before the Creditors’ Meeting.

All matters related to the solicitation of votes for the Creditors’ Meeting, the mailing of materials to Affected Creditors and the voting procedure and tabulation of votes cast with respect to the Creditors’ Meeting shall be as set forth in the Creditors’ Meeting Order.

3.9           Claims Bar Date

If an Affected Creditor has failed to file its Proof of Claim prior to the relevant Claims Bar Date and has not been permitted to file a late claim pursuant to the Claims Procedure Order, that Affected Creditor shall be barred from voting at the Creditors’ Meeting and receiving a distribution, and QWI shall be released from the Affected Claims of such Affected Creditor and Section 5.3(b) of this Plan shall apply to all such Claims. The foregoing does not apply to the Holders of Affected Syndicate Claims or the Beneficial Senior Noteholders, all of whom shall be permitted to vote in respect of their Claims as determined and dealt with in accordance with the Creditors’ Meeting Order.

ARTICLE 4 — PROCEDURE FOR RESOLVING DISTRIBUTIONS IN RESPECT OF DISPUTED CLAIMS

4.1           No Distributions Pending Allowance

Notwithstanding any other provision of this Plan, no distributions shall be made with respect to a Disputed Claim unless and until it has become a Proven Claim. Prior to the Implementation

Date, Disputed Claims shall be dealt with in accordance with the Claims Procedure Order and the Claims Protocol. Following the Implementation Date, the resolution of Disputed Claims shall continue to be dealt with in accordance with the Claims Procedure Order except that following the Implementation Date, and notwithstanding anything else set forth herein, in the U.S. Plan, or in the Confirmation Order (as such term is defined in the U.S. Plan) there shall be formed a joint claims oversight committee (the “Joint Claims Oversight Committee”) which shall monitor the Disputed Claims administration, provide guidance to QWI and the Monitor, and address the Court if the Joint Claims Oversight Committee disagrees with QWI’s or the Monitor’s proposed settlement of any Disputed Claim for an amount greater than U.S.$1,000,000, and if such Committee determines necessary, object to Disputed Claims. The Joint Claims Oversight Committee shall be created in accordance with, and governed by, the provisions relating thereto set forth in the U.S. Plan.

4.2           QWI Reserve

As of the Initial Distribution Date, the Disbursing Agent shall establish the QWI Reserve by holding on account of Disputed Claims, a number of QWI Common Shares, QWI Class A Preferred Shares, Cash and Warrant Bundles (and shall instruct the Litigation Trustee to hold in reserve Litigation Trust Interests), equal to the amount of QWI Common Shares, QWI Class A Preferred Shares, Cash, Warrant Bundles and Litigation Trust Interests, as applicable, that the Holders of Disputed Claims would be entitled to receive if all such Disputed Claims had been Proven Claims in their entire amount on such date.

4.3           Distributions From QWI Reserve Once Disputed Claims Resolved

The Disbursing Agent shall make allocations from the QWI Reserve to the Holders of Proven Claims following the Initial Distribution Date in accordance with this Plan. To the extent that Disputed Claims become Proven Claims in accordance with this Plan, the Disbursing Agent shall distribute on the applicable Interim Distribution Date, to the extent practicable, or the Final Distribution Date, to the Holders of such Proven Claims, from the QWI Reserve, the QWI Common Shares, the QWI Class A Preferred Shares, Cash and the Warrant Bundles, as applicable, which they would have been entitled to receive in respect of those particular Proven Claims that would have been distributed on the Initial Distribution Date had such Claims been Proven Claims on the Initial Distribution Record Date, and shall instruct the Litigation Trustee to distribute to such Holders, the amount of Litigation Trust Interests to which they are entitled in respect of their Proven Claims. To the extent that any Disputed Claim or a portion thereof has become a Disallowed Claim, then the Disbursing Agent shall, following any Interim Distribution Record Date, distribute on the applicable Interim Distribution Date, to the extent practicable, or on the Final Distribution Date, to the Holders of Affected Unsecured Claims that have previously been adjudicated under this Plan to be Proven Claims, their Pro Rata share from the QWI Reserve, of additional QWI Common Shares and Warrant Bundles, as applicable, that was kept in the QWI Reserve on account of such Disallowed Claims, and shall instruct the Litigation Trustee to distribute to such Holders the amount of additional Litigation Trust Interests to which they are entitled. The Disbursing Agent shall make its last distribution, and shall instruct the Litigation Trustee to make its final distribution, on the Final Distribution Date on which, Holders of Disputed Claims, if and when such claims are accepted, will receive that number of QWI Common Shares, QWI Class A Preferred Shares, Cash, Warrant Bundles and Litigation Trust Interests, equal to the number of QWI Class A Preferred Shares, QWI Common Shares, Cash,

Warrant Bundles and Litigation Trust Interests, they would have received under this Plan in exchange for the release and compromise of their Proven Claims pursuant to the terms of this Plan, had their claims been Proven Claims on the Initial Distribution Record Date.

4.4           Disbursing Agent Shall Not Distribute Fractional Shares or Fractional Warrants

The Disbursing Agent shall not be obligated to distribute any fractional QWI Shares or fractional Warrant Bundles. When a distribution would otherwise result in the issuance of fractional QWI Shares or fractional Warrant Bundles following the Initial Distribution Record Date or any Interim Distribution Record Date, on the applicable distribution date the Affected Creditor who would otherwise be entitled to receive such fractional QWI Shares or Warrant Bundles shall be credited with such fractional QWI Shares or Warrant Bundles and then only on the Final Distribution Date, as applicable, shall the number of QWI Shares or Warrant Bundles to be so distributed be rounded to the nearest whole number and no compensation shall be paid for fractional QWI Shares or Warrant Bundles.

ARTICLE 5 — IMPLEMENTATION OF THE PLAN

5.1           Plan Implementation

Plan Transactions

Each of the following transactions contemplated by and provided for under the Plan, including, for greater certainty, the Restructuring Transactions, will be consummated and effected and shall for all purposes be deemed to occur on the Implementation Date, in the sequence specified below and subject to the sequence set out in the Restructuring Transactions Notice, except to the extent otherwise provided. Therefore, all of the actions, documents, agreements and funding necessary to implement all of the following transactions must be in place and be final and irrevocable prior to the Implementation Date and shall then be held in escrow and shall be released in the order specified below without any further act or formality (except to the extent provided for below).

On the Implementation Date, each of the following transactions shall be consummated and effected:

(i)            QWI Reorganization.  The Articles of Reorganization previously filed with, and certified by, the CBCA Director shall become effective pursuant to which, among other things: (i) QWI’s name will be changed to a name that is intended to be publicly announced by QWI before the Creditors’ Meeting and in any event no later than the date of the Sanction Order; (ii) the Redeemable Shares will be created; (iii) each of the Existing QWI Shares will be changed into 0.000001 of a Redeemable Share; (iv) the Redeemable Shares will be redeemed in accordance with the rights, privileges, restrictions and conditions attaching thereto; (v) the authorized share capital of QWI consisting of the Existing QWI Shares and the Redeemable Shares will be cancelled and deleted, along with the rights, privileges, restrictions and conditions attached to such shares and all rights to accrued dividends in respect of all such classes and series of shares; and

(vi) the QWI Shares and the rights, privileges, restrictions and conditions attaching thereto will be created.

(ii)           Cancellation of Other Equity Securities. All Other Equity Securities shall be cancelled for no consideration, and any agreement, contract, plan, indenture, deed, certificate or other document or instrument having created or governing such Other Equity Securities shall be terminated.

(iii)          Compromise of Debt. The Affected Claims shall be settled, compromised, released, acquired or otherwise dealt with in accordance with this Plan, (subject only to Implementation of the U.S. Plan) including, for greater certainty, in accordance with the sequence of transactions set out in the Restructuring Transactions Notice, in exchange for the consideration provided for in Section 2.5 hereof.

(iv)          Restructuring Transactions. Each of the steps and transactions comprising the Restructuring Transactions necessary to be completed on or before the Implementation Date shall be effected in the sequence set out in the Restructuring Transactions Notice.

(v)           The QWI Shares to be issued to Affected Creditors will be issued in accordance with this Plan, including for greater certainty the Restructuring Transactions, and, in connection therewith, an amount per share, equal to the full amount of consideration received for the issuance of the QWI Common Shares, shall be added to the stated capital account maintained in respect of the QWI Common Shares and an amount per share, equal to the full amount of consideration received for the issuance of the QWI Class A Preferred Shares, shall be added to the stated capital account maintained in respect of the QWI Class A Preferred Shares;

(vi)          Litigation Trust. The Litigation Trust will be settled pursuant to, and in accordance with this Plan, the U.S. Plan and the Litigation Trust Agreement, and the Litigation Trust Interests will be transferred to Affected Creditors in accordance with the U.S. Plan and this Plan.

(vii)         Issuance of Warrant Bundles. The Warrant Indenture will be effective and the Warrant Bundles to be issued in connection with this Plan will be issued in accordance with this Plan.

(viii)        Reserve for Disputed Claims. The QWI Reserve will be established.

(ix)           Exit Loan Facility. In accordance with and subject to, the conditions of the Exit Loan Facility, the closing of the Exit Loan Facility shall occur.

(x)            Treatment of CCAA Charges. (A) A cash reserve in an amount reasonably necessary to pay amounts secured by the CCAA Charges will be established, and held by the Monitor; provided, however, that the amount necessary to repay the amounts secured by the DIP Lenders’ Charge shall not be held in the cash reserve but rather paid directly, on the

Implementation Date, out of the funds available pursuant to the Exit Facility, to the DIP Lenders upon an irrevocable direction by QWI to the Exit Lenders; (B) upon completion of the steps enumerated in (A) above, the CCAA Charges and any other charges against the assets of QWI that were created pursuant to orders of the Court in the CCAA Proceedings, will be cancelled; and (C) any amount in the cash reserve in excess of the amount necessary to repay the amounts secured by the CCAA Charges shall be released to QWI no later than one hundred and twenty (120) days following the Implementation Date.

(xi)           Resignation of Existing Board. The members of the Board who will not remain on the Board pursuant to, and in connection with, this Plan shall resign or be removed by the Sanction Order and QWI shall accept such resignations or removals, and the new Board, as determined pursuant to Section 5.9 hereof, will be constituted.

(xii)          Expiry of the Stay Period. The Stay Termination Date shall occur.

5.2           Restructuring Transactions

On, in connection with, or following the Implementation Date, QWI shall take actions as may be necessary or appropriate to effect the relevant Restructuring Transactions as set forth in the Restructuring Transactions Notice, including, but not limited to, all of the transactions described in this Plan and the U.S. Plan. Such actions may include without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of this Plan and the U.S. Plan and that satisfy the requirements of applicable Law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guarantee, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan or the U.S. Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate Governmental Entities under applicable Law; and (d) all other actions that QWI determines are necessary or appropriate to give effect to the Restructuring Transactions, including the making of filings or recordings in connection with the relevant Restructuring Transactions. The form of each Restructuring Transaction shall be determined by the boards of directors of QWI and the U.S. Debtors and their successors party to any Restructuring Transaction. Provided, however, that QWI reserves the right to undertake transactions in lieu of or in addition to such Restructuring Transactions as QWI may deem necessary or appropriate under the circumstances so long as such other transactions do not affect the distributions under this Plan or the U.S. Plan and are reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent. For greater certainty, implementation of any of the Restructuring Transactions shall not affect the distributions under this Plan.

5.3           Plan Releases

The following releases will become effective at the Completion Time:

(a)           Releases by QWI

As at the Completion Time and subject to the provisions of Subsection 5.1(2) of the CCAA, QWI will be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of QWI to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder or pursuant thereto) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing in any way relating to QWI, the subject matter of, or the transactions or events giving rise to, any Claims or interests that are treated in this Plan or in the U.S. Plan that could be asserted by or on behalf of QWI against: (i) present or former directors, officers and employees of QWI in each case, in their respective capacities as of the Determination Date; (ii) the agents, legal counsel, financial advisors and other professionals of QWI and the Subsidiaries (including all current and former legal counsel to the directors of QWI and the Subsidiaries); (iii) the Monitor, its legal counsel and its current officers and directors; (iv) the Syndicate Committee, all current and former members of the Syndicate Committee in their respective capacities as such, and the Administrative Agent and the Syndicate Agreement Collateral Agent in their respective capacities as such; (v) the Syndicate Released Parties; (vi) the Soc. Gen. Released Parties; (vii) the Senior Notes Released Parties; (viii) the DIP Lenders solely in their capacities as such; (ix) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such; (x) the Chief Restructuring Officer; and (xi) where applicable, with respect to each of the above named parties, such party’s advisors, principals, employees, officers, directors, representatives, financial advisors, counsel, accountants, investment bankers, consultants, agents and other representatives or professionals.

(b)           Releases by Others

As at the Completion Time, or in the case of Subsidiaries that are also subject to releases under the U.S. Plan, at the times contemplated for such releases under the U.S. Plan, QWI, the Subsidiaries, the Monitor and the Chief Restructuring Officer, as well as their respective present and former officers, directors, principals, employees, financial advisors, counsel, investment bankers, consultants, agents and accountants (collectively, the “Released Parties”) will be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including QWI and the U.S. Debtors, as applicable, and including any Person who may claim contributions or indemnification against or from them) may be entitled to assert (including any and all claims in respect of potential statutory liabilities of the Persons for which the Initial Order authorized the granting of a CCAA Charge, but other than the rights of Persons to enforce this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered hereunder or pursuant hereto) whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Completion Time relating to, arising out of or in connection with the Claims, the business and affairs of the Petitioners, the CCAA Charges, this Plan, the U.S. Plan and the CCAA Proceedings, provided that nothing in this Section 5.3 will release or discharge any Petitioners from or in respect of any Excluded Claim.

(c)           Syndicate Release

As at the Completion Time, all Affected Creditors will be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, as against the Administrative Agent, and lender in the Syndicate, from time to time, and each such Person’s advisors, principals, employees, officers, directors, representatives, financial advisors, counsel, accountants, investment bankers, consultants, agents and other representatives or professionals (collectively, the “Syndicate Releasees”) and the Syndicate Agreement Collateral Agent in relation to the Syndicate Agreement and the recoveries or distributions to which the Administrative Agent, the Syndicate Agreement Collateral Agent or any Syndicate member may be, or may in the future become, entitled to receive under the Plan and in furtherance thereof, without limitation, the Paulian Action shall be dismissed, with prejudice, without costs as against the Syndicate Releasees and the Syndicate Agreement Collateral Agent, to the extent of the rights and benefits it holds in favour of the Syndicate Releasees under the Syndicate Agreement.

(d)           Soc. Gen. Release

As at the Completion Time, all Affected Creditors will be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, as against Soc. Gen. and Soc. Gen.’s advisors, principals, employees, officers, directors, representatives, financial advisors, counsel, accountants, investment bankers, consultants, agents and other representatives or professionals (collectively, the “Soc. Gen. Releasees”) in relation to the Equipment Financing Agreement and the recoveries or distributions to which Soc. Gen. may be, or may in the future become, entitled to receive under the Plan and in furtherance thereof, without limitation, the Paulian Action shall be dismissed, with prejudice, without costs as against the Soc. Gen. Releasees.

5.4           Injunction Related to Releases

The Sanction Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to this Plan, including, without limitation, the Paulian Action as against the Syndicate Released Parties.

5.5           Waiver of Defaults

From and after the Completion Time, all Persons shall be deemed to have waived any and all defaults of QWI (except for defaults under the securities, contracts, instruments, releases and other documents delivered under this Plan or entered into in connection herewith or pursuant hereto) then existing or previously committed by QWI or caused by QWI, directly or indirectly, or non-compliance with any covenant, positive or negative pledge, warranty, representation, term, provision, condition or obligation, express or implied, in any contract, credit document, agreement for sale, lease or other agreement, written or oral, and any and all amendments or supplements thereto, existing between such Person and QWI arising from the filing by the Petitioners under the CCAA or the transactions contemplated by this Plan, and any and all notices of default and demands for payment under any instrument, including any guarantee arising from such default, shall be deemed to have been rescinded.

5.6           No Change in Control

Neither the consummation of this Plan nor the implementation of the Restructuring Transactions is intended to, nor shall either of them be deemed to, and shall not, constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract or unexpired lease or contract, lease or agreement in existence on the Implementation Date and to which QWI is a party.

5.7           Cancellation, Assignment, Transfer or Other Alienation of Senior Notes and Agreements

As at the Completion Time, except as otherwise specifically provided for in this Plan or the U.S. Plan, or as contemplated to be effected as part of the Restructuring Transactions, (a) the Senior Notes and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of QWI, except such notes, bonds, debentures, indentures or other instruments evidencing indebtedness or obligations of QWI that are deemed to be ratified pursuant to Article 7 of this Plan shall be cancelled, assigned, transferred or otherwise alienated, as the case may be, in accordance with the Restructuring Transactions, provided, however, that (b) the obligations of, and Affected Claims against, QWI under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Senior Notes, and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of QWI, except such notes or other instruments evidencing indebtedness or obligations of this Plan, as the case may be, shall be released and discharged as between a Holder of an Affected Claim and QWI; provided further, that any agreement (including the Senior Notes Indentures) that governs the rights of a Holder of an Affected Claim and that is administered by a Servicer shall continue in effect solely for purposes of (x) allowing such Servicer to make the distributions on account of such Affected Claims under this Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, expenses, indemnities or other amounts under such indenture or other agreement; provided further, that the immediately preceding proviso shall not affect the discharge of Affected Claims against QWI under this Plan or the U.S. Plan, or result in any expense or liability to QWI. QWI shall not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Completion Time except as expressly provided in Section 6.10 hereof; and provided further, that nothing herein shall preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Court.

5.8           Change of Corporate Name

On the Implementation Date, in connection with the filing of the Articles of Reorganization, QWI shall change its name to delete reference to the word “Quebecor,” or any deceptively similar names. No later than the date of the hearing for the Sanction Order, QWI shall file with the Court the new name to be adopted by QWI. Thereafter, commencing on the Implementation Date, QWI shall transition and phase out and cease to use its prior corporate name and any names, trademarks, trade names or logos bearing the name “Quebecor” or any similar names or variations or derivations thereof or any names, trademarks, trade names or logos that are deceptively similar thereto; provided, however, that the restrictions of this Section 5.8 shall not be applicable for a 90-day period of transition commencing on the date of the hearing for the Sanction Order to allow for the sale of inventory existing at or around such date, and to use any labelling, letterhead, packaging, shipping, billing and other processes that use the name “Quebecor” and any names, trademarks, trade names or logos bearing the name “Quebecor”; and provided further that QWI shall have until the first (1st) anniversary of the Implementation Date to replace all signage on each of its buildings and facilities that use the “Quebecor” name, which replacement shall be done first with respect to all buildings and facilities in Canada and thereafter in the United States and Latin America.

5.9           Corporate Governance

The new Board of QWI at the Implementation Date shall be determined through a search process designed to obtain broad participation from independent, respected individuals having the experience, reputation, contacts and skills which are relevant to the success of QWI and the Petitioners’ business. The search process will be undertaken by a search committee composed of four (4) representatives of the Syndicate Committee, two (2) representatives of the Ad Hoc Group of Noteholders and one (1) representative of the Creditors Committee. The Board nominees selected by the search committee shall be appointed to the Board of QWI pursuant to the Sanction Order.

5.10         Registration Rights Agreement

As of the Implementation Date, QWI and the Reorganized Debtors (as such term is defined in the U.S. Plan) shall enter into a Registration Rights Agreement with each Holder of a Claim that would be an “underwriter” of QWI pursuant to applicable U.S. securities Laws.

5.11         Indenture Trustee Fees

QWI shall pay any Indenture Trustee Fees Claims which are payable by QWI, in immediately available funds: (i) in respect of outstanding invoices submitted on or prior to the tenth (10th) Business Day immediately preceding the Implementation Date, on the Implementation Date, and (ii) in respect of invoices submitted after the tenth (10th) Business Day immediately preceding the Implementation Date, within ten (10) Business Days following receipt by QWI of the applicable invoice; provided, however, that to receive payment pursuant to this Section 5.11, each Indenture Trustee shall provide reasonable and customary detail along with or as part of all invoices submitted in support of its Indenture Trustee Fees Claims to counsel to QWI. Any disputed amount of the Indenture Trustee Fees Claims shall be subject to the jurisdiction of, and resolution by, the Court.

5.12         Administrative Agent Fees

QWI shall pay the Administrative Agent Fees in immediately available funds: (i) in respect of outstanding invoices submitted on or prior to the tenth Business Day immediately preceding the Implementation Date, on the Implementation Date; and (ii) in respect of invoices submitted after the tenth (10th) Business Day immediately preceding the Implementation Date, within ten (10) Business Days following receipt by QWI of the applicable invoice; provided, however, that to receive payment pursuant to this Section 5.12, the Administrative Agent shall provide reasonable and customary detail along with or as part of all invoices submitted in support of its

Administrative Agent Fees to counsel to QWI. Any disputed amount of the Administrative Agent Fees shall be subject to the jurisdiction of, and resolution by, the Court.

ARTICLE 6 — PROVISIONS GOVERNING DISTRIBUTIONS

6.1           Litigation Trust

(a)           Establishment of the Litigation Trust. The Litigation Trust shall be established for pursuit of the Contributed Claims and shall become effective on the Implementation Date as summarized below and in accordance with the terms and conditions set forth in more detail in the Litigation Trust Agreement and the U.S. Plan.

(b)           Transfer of Assets. The transfer of the Contributed Claims to the Litigation Trust shall be made for the benefit of the Litigation Trust Beneficiaries as set forth herein and in the U.S. Plan. On the Implementation Date, the Contributed Claims shall be transferred to the Litigation Trust in exchange for Litigation Trust Interests for the benefit of the Litigation Trust Beneficiaries. Upon transfer of the Contributed Claims to the Litigation Trust, QWI and the U.S. Debtors shall have no interest in or with respect to the Contributed Claims or the Litigation Trust Interests.

(c)           Trust Distributions. All Contributed Claims Recoveries will be distributed among the Litigation Trust Beneficiaries as provided for under this Plan, the U.S. Plan and otherwise as set forth in the Litigation Trust Agreement. To the extent deemed “securities,” the issuance of the Litigation Trust Interests to the Litigation Trust Beneficiaries shall be in compliance with the applicable registration requirements or exempt from registration, or qualification for public distribution under applicable securities laws.

(d)           Management of the Litigation Trust. The Litigation Trust shall be managed and operated by the Litigation Trustee. A governing board (the “Governing Board”) composed of seven (7) members shall have certain approval rights on key issues relating to the operation and management of the Litigation Trust as set forth in the Litigation Trust Agreement. The Governing Board shall be comprised of two (2) members selected by the Administrative Agent, four (4) members selected by the Ad Hoc Group of Noteholders and one (1) member selected by the Creditors’ Committee.

(e)           Funding of the Litigation Trust. Funding for purposes of pursuing the Contributed Claims will be provided to the Litigation Trust by way of secured loans from QWI in an aggregate amount not to exceed U.S.$5 million (collectively with interest thereon, the “Funding Loan”). The Funding Loan shall be repaid in full from the Litigation Trust, from the proceeds of any litigation recoveries, before any funds are distributed to the Litigation Trust Beneficiaries. No further amounts shall be paid or payable by QWI or any of the U.S. Debtors to the Litigation Trust for any purpose whatsoever and the source of funds and repayment thereof for any additional contributions required by the

Litigation Trust shall be determined by the Litigation Trustee in consultation with the Governing Board. The Funding Loan shall be non-recourse, and any failure or inability of the Litigation Trust to obtain funding will not affect the consummation of this Plan. QWI shall have a first priority perfected security interest in all of the Litigation Trust’s assets and property to secure repayment of the Funding Loan.

(f)            Distributions by the Litigation Trust. After repayment in full of the Funding Loan in accordance with the provisions of the Litigation Trust Agreement relating thereto, any Contributed Claims Recoveries, net of any applicable withholding tax will be distributed to the Litigation Trust Beneficiaries as set forth in this Plan and the U.S. Plan.

(g)           Duration of the Litigation Trust. The Litigation Trust shall have an initial term of five (5) years, provided that if reasonably necessary to realize maximum value with respect to the assets in the Litigation Trust and following U.S. Court approval, the term of the Litigation Trust may be extended for one or more one (1) year terms. The Litigation Trust may be terminated earlier than its scheduled termination if (i) the U.S. Court has entered a final order closing all of or the last of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code; and (ii) the Litigation Trustee has administered all assets of the Litigation Trust and performed all other duties required by the U.S. Plan and the Litigation Trust Agreement.

6.2           Distributions for Claims Allowed as at the Initial Distribution Date

Except as otherwise provided herein or as ordered by the Court, distributions to be made on account of Affected Claims that are Proven Claims as at the Initial Distribution Record Date shall be made on the Initial Distribution Date. Thereafter, distributions on account of Affected Claims that are determined to be Proven Claims after the Initial Distribution Record Date shall be made on the Interim Distribution Date and in accordance with Articles 4 and 6 of this Plan.

6.3           Assignment of Claims

For purposes of determining entitlement to receive any distribution pursuant to this Plan, QWI, the Disbursing Agent and the Servicers, and each of their respective agents, successors and assigns shall have no obligation to recognize any transfer of Affected Claims unless and until notice of the transfer or assignment from either the transferor, assignor, transferee or assignee, together with evidence showing ownership, in whole or in part, of such Affected Claim and that such transfer or assignment was valid at Law, has been received by QWI, the Disbursing Agent or the Servicer, as the case may be, at least ten (10) Business Days prior to the Initial Distribution Record Date or any Interim Distribution Record Date.

6.4           Interest on Claims

Except as specifically provided in this Plan, the Sanction Order or any contract, instrument, release, settlement or other agreement entered into in connection with this Plan, following the Determination Date, interest shall not be treated as accruing on account of any Claim for purposes of determining the allowance and distribution of such Claim. To the extent that any

Proven Claim to which a distribution under this Plan relates is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Proven Claim (including the secured and unsecured portion of the principal amount of such Proven Claim) first and then, to the extent that the consideration exceeds the principal amount of the Proven Claim, to the portion of such Proven Claim representing accrued but unpaid interest (including interest in respect of any secured portion of such Proven Claim).

6.5           Distributions by Disbursing Agent

The Disbursing Agent shall make all distributions required under this Plan subject to the provisions of Articles 4 and 6 hereof. If the Disbursing Agent is an independent third party, then such Disbursing Agent shall receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from QWI on terms acceptable to QWI. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court.

6.6           Delivery of Distributions

(a)           Proven Claims. Subject to Section 6.3 hereof, distributions to Holders of Proven Claims shall be made by the Disbursing Agent or the appropriate Servicer (i) subject to subparagraph (iv) hereof, at the addresses set forth on the proofs of claim filed by such Holders (or at the last known addresses of such Holders if no proof of claim is filed or if QWI or the Monitor has been notified in writing of a change of address), (ii) at the addresses set forth in any written notice of address change delivered to the Disbursing Agent after the date of any related proof of claim, (iii) in the case of a Holder of an Affected Claim whose Affected Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer, (iv) in the case of the Holders of the Affected Syndicate Claims, to the addresses, and in the manner, provided to the Monitor by the Administrative Agent in accordance with the Creditors’ Meeting Order (including the protections for the Administrative Agent provided therein).

(b)           Undeliverable Distributions. If any distribution to a Holder of a Proven Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of the then-current address of such Holder, at which time all missed distributions shall be made to such Holder without interest. Undeliverable distributions shall be returned to QWI, or the Litigation Trustee, as applicable, until such distributions are claimed. QWI shall make reasonable efforts to locate Holders of Proven Claims for which distributions were undeliverable. All claims for undeliverable distributions must be made on or before the later to occur of (i) the first anniversary of the Implementation Date or (ii) six (6) months after such Holder’s Claim becomes a Proven Claim, after which date all unclaimed property shall revert to QWI free of any restrictions or claims thereon and the claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or provincial laws to the contrary.

6.7           Withholding and Reporting Requirements

In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all Tax withholding and reporting requirements imposed by any Law of federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The withholding and reporting requirements shall remain the sole responsibility of QWI and the responsibility of the Disbursing Agent, if other than QWI, shall be limited to following QWI’s instructions.

6.8           Secondary Liability Claims

Notwithstanding anything else contained in this Plan, Holders of Secondary Liability Claims against QWI will be entitled to only one distribution in respect of the primary and secondary liabilities related to the underlying claim to which such Secondary Liability Claim relates and will be deemed satisfied in full by the distributions on account of the related claim pursuant to the provisions of this Plan and the U.S. Plan. Notwithstanding the existence of a Secondary Liability Claim, no multiple recovery on account of any claim against QWI or any of the U.S. Debtors will be provided or permitted. Any Intercompany Claim that constitutes a Secondary Liability Claim for indemnification, contribution or subrogation that any Petitioner may have in respect of any obligation that is the basis of a Claim shall be deemed to be without any value and shall be released and cancelled.

6.9           Guarantees and Similar Covenants

No Person who has a Claim under any guarantee, surety, indemnity or similar covenant in respect of any Claim which is compromised under this Plan or who has any right in respect of, or to be subrogated to, the rights of any Person in respect of a Claim which is compromised under this Plan shall be entitled to any greater rights than the Affected Creditor whose Claim is compromised under this Plan.

6.10         Payment of Servicer Fees

QWI shall reimburse any Servicer (including the Indenture Trustees and the Administrative Agent) for reasonable and necessary services performed by it (including reasonable attorneys’ fees and document out-of-pocket expenses) in connection with the making of distributions under this Plan to Holders of Proven Claims, without the need for approval by the Court. To the extent that there are any disputes that the reviewing parties are unable to resolve with the Servicers, the reviewing parties shall report to the Court as to whether there are any unresolved disputes regarding the reasonableness of the Servicers’ (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Court for resolution.

6.11         Special Provisions Regarding Insured Claims

Distributions under this Plan to each Holder of an Allowed Insured Claim will be in accordance with the treatment provided under this Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the Holder thereof under any pertinent insurance policies of QWI and applicable Law; provided, however, that no distributions under this Plan shall be made on account of an Allowed Insured Claim that is payable pursuant to an Insurance Contract until the Holder of such Allowed Insured Claim has exhausted all remedies with respect to such Insurance Contract; and provided further, that distributions to Holders of Allowed Insured Claims by any Insurer shall be in accordance with the provisions of the applicable Insurance Contract. To the extent that one or more of the Insurers agrees to satisfy an Allowed Insured Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such Insurers’ agreement, such Allowed Insured Claim will be expunged to the extent of any agreed upon amount. This Plan shall not expand the scope of, or alter in any other way, the rights and obligations of the Insurers under the Insurance Contracts and nothing contained in this Plan shall constitute or be deemed a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, or causes of action or liabilities that any entity may hold against any other entity.

ARTICLE 7 — TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1           Contracts and Leases

Except: (i) as otherwise provided in this Plan; (ii) to the extent an executory contract or unexpired lease to which QWI is a party was rejected under the Chapter 11 Cases; or (iii) in respect of a Secondary Liability Claim relating to an executory contract or unexpired lease that was rejected under the Chapter 11 Cases, as of the Completion Time, QWI shall be deemed to have ratified each executory contract and unexpired lease to which it is a party (other than in respect of Claims arising from such contract or lease which, for greater certainty, will be Affected Claims which are compromised pursuant to this Plan), unless such contract or lease: (a) was previously repudiated or terminated by QWI; (b) previously expired or terminated pursuant to its own terms; or (c) was amended as evidenced by a written agreement with QWI, and in such case the amended contract or lease shall be deemed ratified.

ARTICLE 8 — MISCELLANEOUS

8.1           Confirmation of Plan

Provided that this Plan is approved by the Required Majorities:

(a)           QWI shall seek the Sanction Order (which, as proposed, shall be in form and substance acceptable to QWI and acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably) for the approval of this Plan; and

(b)           subject to the satisfaction of the conditions to the implementation of this Plan set forth in Section 8.5 hereof, this Plan shall be implemented by QWI and shall be binding upon QWI and all Persons referred to in Section 2.2 hereof and their respective successors and assigns.

8.2                                 Paramountcy

From and after the Implementation Date, any conflict between this Plan and/or the covenants, warranties, representations, terms, conditions, provisions or obligations, express or implied, of any contract, mortgage, security agreement, and/or indenture, trust indenture, loan agreement, commitment letter, agreement for sale, the by-laws of QWI, lease or other agreement or undertaking, written or oral and any and all amendments or supplements thereto existing between one or more of the Affected Creditors and QWI as at the Implementation Date will be deemed to be governed by the terms, conditions and provisions of this Plan and the Sanction Order, which shall take precedence and priority. For greater certainty, all Affected Creditors shall be deemed irrevocably for all purposes to consent to all transactions contemplated in and by this Plan.

8.3                                 Modification of Plan

QWI, in consultation with the Monitor, the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, reserves the right to file any modification of, or amendment or supplement to, this Plan by way of a supplementary plan or plans of reorganization, compromise or arrangement (or any one or more thereof) prior to the Creditors’ Meeting Date or at or before the Creditors’ Meeting, in which case any such supplementary plan or plans of reorganization, compromise or arrangement (or any one or more thereof), shall, for all purposes, be and be deemed to form part of and be incorporated into this Plan. QWI shall file any supplementary plans with the Court as soon as practicable. QWI shall give notice to Affected Creditors of the details of any such modification, amendment or supplement at the Creditors’ Meeting prior to the vote being taken to approve this Plan. QWI may give notice of a proposed modification, amendment or supplement to this Plan at or before the Creditors’ Meeting by notice which shall be sufficient if given to those Creditors present at such meeting in person or by proxy. After the Creditors’ Meeting (and both prior to and subsequent to the obtaining of the Sanction Order), QWI, in consultation with the Monitor, and with the consent of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably, may at any time and from time to time vary, amend, modify or supplement this Plan without the need for obtaining an order of the Court or providing notice to the Affected Creditors if the Monitor determines that such variation, amendment, modification or supplement would not be materially prejudicial to the interests of the Affected Creditors under this Plan or the Sanction Order and is necessary in order to give effect to the substance of this Plan or the Sanction Order.

8.4                                 Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

8.5                                 Conditions Precedent to Implementation of Plan

The implementation of this Plan by QWI is subject to the following conditions precedent which, except for Section 8.5 (a) below and as otherwise would be in violation of applicable Laws, may be waived in writing as provided in Section 8.6 hereof:

(a)                                  the approval of this Plan by the Required Majorities shall have been obtained;

(b)                                 the Sanction Order sanctioning this Plan, in form and substance satisfactory to QWI, the Creditors’ Committee, the Ad Hoc Group of Noteholders and the

Administrative Agent, acting reasonably, shall have been made and entered and the operation and effect of the Sanction Order shall not have been stayed, reversed or amended, and shall among other things:

(i)                                   declare that: (i) this Plan has been approved by the Required Majorities of Affected Creditors of QWI in conformity with the CCAA; (ii) QWI has complied with the provisions of the CCAA and the Orders of the Court made in the CCAA Proceedings in all respects; (iii) the Court is satisfied that QWI has neither done nor purported to do anything that is not authorized by the CCAA; and (iv) this Plan and the transactions contemplated hereby are fair and reasonable, and in the best interests of QWI, the Affected Creditors and the other stakeholders of QWI (having considered, among other things, the composition of the vote, what creditors would receive in liquidation or sale as compared to this Plan, alternatives to this Plan or liquidation or sale, whether any oppression exists or has occurred, the treatment of shareholders and the public interest);

(ii)                                declare that, prior to the Court’s sanctioning of this Plan and approving the transactions contemplated herein, the Court conducted a hearing and made findings of fact and conclusions of law that the terms and conditions of the issuance of the QWI Common Shares, the QWI Class A Preferred Shares, the Warrant Bundles and the Litigation Trust Interests to the Affected Creditors in exchange for, and in full and final satisfaction of, the Affected Claims held by the Affected Creditors were approved and determined to be substantively and procedurally “fair” to the Affected Creditors and all other Persons (the “Fairness Hearing”) and, in connection therewith, as part of the Fairness Hearing the Court made the following additional findings of fact and/or conclusions of law: (i) that prior to the Fairness Hearing, QWI advised the Court that it would be relying on the Section 3 (a)(10) exemption under the U.S. Securities Act, and the exemption under Section 1145 of the Bankruptcy Code in order to issue, without registration with the United States Securities and Exchange Commission, the QWI Common Shares, the QWI Class A Preferred Shares, the Warrant Bundles and the Litigation Trust Interests to the Affected Creditors (or to such other Persons as set out in the Restructuring Transactions Notice); (ii) that the Court was, and is, authorized under the CCAA to conduct the Fairness Hearing and to approve the fairness of the terms and conditions of such issuance and exchange; and (iii) that the Fairness Hearing was open to all of the Affected Creditors and all other Persons and, prior to the Fairness Hearing, all of the Affected Creditors and all other Persons were given adequate notice thereof and that there were no impediments to the Affected Creditors and all other Persons appearing and being heard at said hearing;

(iii)                             order that this Plan (including the compromises, arrangements, reorganizations, corporate transactions and releases set out herein and the transactions, Restructuring Transactions and reorganization contemplated hereby) is sanctioned and approved pursuant to Section 6 of the CCAA and, as at the Completion Time, will be effective and will enure to the benefit of and be binding upon QWI, the Affected Creditors and all other Persons stipulated in this Plan or in the Sanction Order, if any;

(iv)                            declare that the articles of QWI will be amended as set out in the Articles of Reorganization and effective as of the Implementation Date;

(v)                               declare that all Other Equity Securities are of no further force or effect as of the Implementation Date and that all such Other Equity Securities are cancelled and any agreement, contract, plan, indenture, deed, certificate or other document or instrument having created or governing such Other Equity Securities shall be terminated as at such time;

(vi)                            declare that the Restructuring Transactions shall be effected, subject to Section 5.2 hereof, in accordance with the Restructuring Transactions Notice;

(vii)                         declare that the QWI Common Shares, QWI Class A Preferred Shares and Warrant Bundles issued in connection with this Plan, the Articles of Reorganization, or the Warrant Indenture, will be validly issued and outstanding, and in the case of the QWI Common Shares, and the QWI Class A Preferred Shares, will be issued as fully paid and non-assessable;

(viii)                      appoint the new Board, as determined pursuant to Section 5.9 hereof, effective upon the Implementation Date;

(ix)                              declare that all Proven Claims determined in accordance with the Claims Procedure Order, the Claims Protocol and the Creditors’ Meeting Order are final and binding on QWI and all Affected Creditors;

(x)                                 declare that, effective as at the Completion Time, the Application for Bankruptcy Order, and the endorsement related thereto dated January 25, 2008 associated therewith, will be of no further force or effect and that the Syndicate Released Parties are released and discharged from the Paulian Action;

(xi)                              declare that, subject to the performance by QWI of its obligations under this Plan, all contracts, leases, agreements and other arrangements to which QWI is a party and that have not been terminated or repudiated pursuant to the Initial Order will be and remain in full force and effect, unamended, as at the Completion Time, and no Person who is a party to any such contract, lease, agreement or other arrangement may accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right (including any right of dilution or other remedy) or make any demand under or in respect of any such contract, lease, agreement or other arrangement and no automatic termination will have any validity or effect, by reason of:

(A)                              any event that occurred on or prior to the Implementation Date and is not continuing that would have entitled such Person to enforce those rights or remedies (including defaults, events of default, or termination events arising as a result of the insolvency of QWI);

(B)                                the insolvency of QWI or the fact that QWI or any Subsidiary sought or obtained relief under the CCAA, the CBCA or the Bankruptcy Code;

(C)                                any compromises or arrangements effected pursuant to this Plan or any action taken or transaction effected pursuant to this Plan; or

(D)                               any change in the control of QWI arising from the implementation of this Plan;

(xii)                           declare that the stay of proceedings under the Initial Order continues until the Implementation Date;

(xiii)                        declare that no meetings or votes of holders of Existing QWI Shares or Other Equity Securities are required in connection with this Plan or the adoption or filing of the Articles of Reorganization;

(xiv)                       approve all conduct of the Chief Restructuring Officer and the Monitor in relation to QWI and the U.S. Debtors and bar all claims against them arising from or relating to the services provided to QWI and the U.S. Debtors prior to the date of the Sanction Order, save and except any liability or obligation arising from their gross negligence or wilful misconduct;

(xv)                          confirm the releases contemplated by Sections 5.3 (a), 5.3 (b) and 5.3 (c) of this Plan;

(xvi)                       enjoin the commencement or prosecution, whether directly, derivatively or otherwise, or any demands, claims, actions, causes of action, counterclaims, suits, or any indebtedness, liability, obligation or cause of action released and discharged pursuant to this Plan; and

(xvii)                    order that all CCAA Charges will be released and discharged as of the Completion Time, or earlier than Completion Time upon receipt of an acknowledgement of payment in respect of the claims secured thereby or adequate alternate arrangements satisfactory to the parties in whose favour such charges operate;

(c)                                  any other order deemed necessary or desirable by QWI from the U.S. Court, including an order approving this Plan in the Chapter 15 Proceeding, or any other jurisdiction shall have been obtained;

(d)                                 all applicable appeal periods in respect of the Sanction Order and any other order made by the U.S. Court pursuant to Section 8.5 (c) hereof shall have expired and any appeals therefrom shall have been finally disposed of by the applicable appellate tribunal;

(e)                                  the Exit Loan Facility and all related agreements and other documents shall have become effective, subject only to the occurrence of the Implementation Date;

(f)                                    the Warrant Indenture and the issuance of the QWI Warrants and all related agreements and other documents shall have become effective, subject only to the occurrence of the Implementation Date;

(g)                                 the Litigation Trust Agreement and all related agreements and other documents shall have become effective, subject only to the occurrence of the Implementation Date;

(h)                                 all relevant Persons shall have executed, delivered and filed all documents and other instruments that, in the opinion of QWI, acting reasonably, are necessary to implement the provisions of this Plan and/or the Sanction Order;

(i)                                     all applicable approvals, certificates, rulings, permits, consents, notices and orders of, and all applicable submissions and filings with any or all Governmental Entities and stock exchanges having jurisdiction for the completion of the transactions contemplated by this Plan (including the transactions contemplated in this Section 8.5 as conditions to the implementation of the Plan) shall have been obtained or made, as the case may be, by QWI, in each case to the extent deemed necessary or advisable by QWI in form and substance satisfactory to QWI, including the approvals of, and any exempting orders from, TSX and the relevant securities regulatory authorities;

(j)                                     the QWI Common Shares (including the QWI Common Shares issuable upon exercise of QWI Warrants or conversion of QWI Class A Preferred Shares), the QWI Class A Preferred Shares and the QWI Warrants will have been listed or approved for listing, when issued, on the TSX, provided, however, that each of the foregoing classes or series of securities shall comply with the TSX’s listing requirements;

(k)                                  QWI shall have: (i) obtained binding Advance Income Tax Rulings and opinions from the CRA acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably, in response to the ruling and opinion requests submitted to the CRA on May 7, 2009 with respect to certain Canadian federal income tax consequences of certain of the Restructuring Transactions as more fully set out therein (the “CRA Ruling Requests”), or (ii) provided evidence satisfactory to the Creditors’ Committees, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably, demonstrating that the Restructuring Transactions in respect of which the CRA Ruling Requests have been made should not give rise to material adverse Canadian federal income tax consequences to QWI; and

(l)                                     all conditions precedent to the implementation of the U.S. Plan but for the implementation of this Plan shall have been satisfied or waived.

8.6                                 Waiver of Conditions

Each of the conditions set forth in Section 8.5 above except for the conditions set forth in Section 8.5 (a), may be waived in whole or in part by QWI without any other notice to parties in interest or the Court and without a hearing, provided that any waiver by QWI shall be in writing and acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably. The failure to satisfy or waive any condition prior to the Implementation Date may be asserted by QWI regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by QWI). The failure of QWI to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

8.7                                 Circular

Copies of the Plan and the Circular will be delivered in accordance with the procedures approved by the Court in the Creditors’ Meeting Order.

8.8                                 Notices

(1)                                  Any notices or communication to be made or given hereunder to QWI or the Monitor shall be in writing and shall refer to this Plan and may, subject as hereinafter provided, be made or given by personal delivery, by courier, by prepaid mail or by telecopier addressed to the respective parties as follows:

(a)                                  if to QWI:

c/o Ogilvy Renault LLP

1 Place Ville Marie

Suite 2500

Montréal, Québec

Canada H3B 1 R1

Attention:                 Louis Gouin

Fax:                                                   (514) 286-5474

(b)                            if to the Monitor:

c/o Davies Ward Phillips & Vineberg LLP

1501 McGill College Avenue

26th Floor

Montréal, Quebec

Canada H3A 3N9

Attention:                 Denis Ferland / Jay Swartz

Fax:                                                   (514) 841-6499

or to such other address as any party may from time to time notify the others in accordance with this Section 8.8. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by telecopier and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5: 00 p. m. (local time) on a Business Day, when received or if received after 5: 00 p. m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fourth (4th) Business Day following the date on which such notice or other communication is mailed. The unintentional failure by QWI to give any notice contemplated hereunder to any particular Affected Creditor shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

(2)                                  Any notices or communication to be made or given hereunder by the Monitor or QWI to an Affected Creditor may be sent by e-mail, ordinary mail, registered mail, courier or facsimile transmission. An Affected Creditor shall be deemed to have received any document sent pursuant to this Plan four (4) Business Days after the document is sent by ordinary or registered mail and on the Business Day immediately following the day on which the document is sent by courier, e-mail or facsimile transmission. Documents shall not be sent by ordinary or registered mail during a postal strike or work stoppage of general application.

Notices or communications may be mailed to an Affected Creditor (i) to the address for such Affected Creditor specified in the Notice of Dispute filed by an Affected Creditor, or (ii) to the address listed in the Proof of Claim or (iii) at the address set forth in any written notice of address changes delivered to the Disbursing Agent.

8.9                                 Severability of Plan Provisions

If, prior to the Sanction Date, any term or provision of this Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of QWI, which request shall be made in consultation with the Monitor, and with the consent of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

8.10                           Revocation, Withdrawal or Non-Consummation

QWI, upon consultation with the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee, reserves the right to revoke or withdraw this Plan at any time prior to the Implementation Date and to file subsequent plans of reorganization or arrangement. If QWI revokes or withdraws this Plan, or if the Sanction Order is not issued, (i) this Plan shall be null and void in all respects, (ii) any Claim, any settlement or compromise embodied in this Plan (including the fixing or limiting of any Claim to an amount certain), assumption or termination, repudiation of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (iii) nothing contained in this Plan, and no act taken in preparation for consummation of this Plan, shall: (a)

constitute or be deemed to constitute a waiver or release of any Claims by or against QWI or any other Person; (b) prejudice in any manner the rights of QWI or any Person in any further proceedings involving QWI; or (c) constitute an admission of any sort by QWI or any other Person.

8.11                           Governing Law

This Plan shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein. Any questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

8.12                           Successors and Assigns

This Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and permitted assigns of any Person named or referred to in Section 2.2 hereof.

8.13                           Termination Date

Except with the consent of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, in the event that the Implementation Date shall not have occurred on or prior to the earlier of: (i) the ninetieth (90th) day following the date on which the appeal period in respect of the Sanction Order has expired, or in the event of an appeal of the Sanction Order or application for leave to appeal, the ninetieth (90th) day following final determination of such appeal or leave to appeal by the applicable appellate Court, or (ii) January 31, 2010, this Plan shall expire and be of no further force or effect.

SCHEDULE “A”

Additional Petitioners / U.S Debtors

Quebecor World (USA) Inc.

Quebecor Printing Holding Company

Quebecor World Capital Corporation

Quebecor World Capital II GP

Quebecor World Capital II LLC

QW Memphis Corp.

The Webb Company

Quebecor World Printing (USA) Corp.

Quebecor World Loveland Inc.

Quebecor World Systems Inc.

Quebecor World San Jose Inc.

Quebecor World Buffalo Inc.

Quebecor World Johnson & Hardin Co.

Quebecor World Northeast Graphics Inc.

Quebecor World Up / Graphics Inc.

Quebecor World Great Western Publishing Inc.

Quebecor World DB Acquisition Corp.

WCP-D, Inc.

Quebecor World Taconic Holdings Inc.

Quebecor World Retail Printing Corporation

Quebecor World Arcata Corp.

Quebecor World Nevada Inc.

Quebecor World Atglen Inc.

Quebecor World Krueger Acquisition Corp.

Quebecor World Book Services LLC

Quebecor World Dubuque Inc.

Quebecor World Pendell Inc.

Quebecor World Fairfield Inc.

QW New York Corp.

Quebecor World Dallas II Inc.

Quebecor World Nevada II LLC

Quebecor World Dallas, L.P.

Quebecor World Mt. Morris II LLC

Quebecor World Petty Printing Inc.

Quebecor World Hazleton Inc.

Quebecor World Olive Branch Inc.

Quebecor World Dittler Brothers Inc.

Quebecor World Atlanta II LLC

Quebecor World Rai Inc.

Quebecor World KRI Inc.

Quebecor World Century Graphics Corporation

Quebecor World Waukee Inc.

Quebecor World Logistics Inc.

Quebecor World Mid-South Press Corporation

Quebecor World Lease GP

Quebecor Printing Aviation Inc.

WCZ, LLC

Quebecor World Eusey Press Inc.

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Quebecor World Infiniti Graphics Inc.

Quebecor World Lincoln Inc.

Quebecor World Magna Graphic Inc.

Quebecor World Memphis LLC

Quebecor World Lease LLC

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SCHEDULE “B”

Summary of the Articles of Reorganization

Articles of Reorganization to be filed under Section 191 of the CBCA will give effect to the following:

1.                                       The name of QWI will be changed to a name to be publicly announced by QWI by way of press release prior to the date of the Creditors’ Meeting.

2.                                       The Redeemable Shares will be created.

3.                                       Each of the issued and outstanding Subordinate Voting Shares, Multiple Voting Shares, Series 3 Cumulative Redeemable First Preferred Shares and Series 5 Cumulative Redeemable First Preferred Shares of QWI will be changed into 0.000001 of a Redeemable Share.

4.                                       Immediately following the issuance of the Redeemable Shares, all of the outstanding Redeemable Shares and fractional interests therein will be automatically redeemed by QWI without notice to the holders of such Redeemable Shares on payment of Cdn$0.01 for each whole Redeemable Share (the “Redemption Price”), provided that if the aggregate Redemption Price payable to any particular holder is less than Cdn$ 10.00, then the aggregate Redemption Price payable to such holder will be deemed to be Cdn$0.00.

5.                                       Immediately following the redemption of all of the Redeemable Shares in accordance with the preceding step, the authorized share capital of QWI, consisting at such time of the Multiple Voting Shares, the Subordinate Voting Shares, the First Preferred Shares issuable in series and the Redeemable Shares (collectively, the “Cancelled Classes of Shares”) will be cancelled, removed and deleted, along with the rights, privileges, restrictions and conditions attached to the Cancelled Classes of Shares and all rights to accrued dividends in respect of all of such classes and series of shares.

6.                                       A new class of Common Shares and a new class of Class A Convertible Preferred Shares will be created. A detailed summary of the rights, privileges, restrictions and conditions attaching to the Common Shares and the Class A Convertible Preferred Shares (collectively, the “New Share Provisions”) is being made available to creditors of QWI on the website maintained by the Monitor on June 8, 2009. A press release will be issued by QWI to announce the posting of the New Share Provisions on the website of the Monitor.

7.                                       The Plan and the Sanction Order will be incorporated into and form part of the Articles of Reorganization.

8.                                       The Articles of Reorganization will provide for additions to the stated capital accounts maintained in respect of each of the Common Shares and the Class A Convertible Preferred Shares in amounts equal to the full consideration received for the issuance of such shares prior to the filing of the Articles of Reorganization.

SCHEDULE “C”

Summary of the Terms of the QWI Warrants

1.                                       The QWI Warrants will be issued by QWI pursuant to the Warrant Indenture.

2.                                       The Warrant Indenture will contain covenants and other provisions, including anti-dilution provisions, customary in documents of this nature or as may otherwise be appropriate in these circumstances, in each case, in form and substance acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Administrative Agent, acting reasonably. A detailed summary of the terms of the QWI Warrants is being made available to creditors of QWI on the website maintained by the Monitor on June 8, 2009. A press release will be issued by QWI to announce the posting of such terms on the website of the Monitor.

3.                                       It is anticipated that a total of 10,723,019 Series 1 Warrants and 10,723,019 Series 2 Warrants will be issued on the Implementation Date pursuant to the terms of this Plan and the U.S. Plan.

CANADA
PROVINCE OF QUEBEC	SUPERIOR COURT
DISTRICT OF MONTRÉAL	Commercial Division
(Sitting as a court designated pursuant to the
Companies’ Creditors Arrangement Act,
R.S.C. 1985, c. C-36)

File: No: 500-11-032338-085	Montréal, June 30, 2009

Present: The Honourable Robert Mongeon, J.S.C.

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED:

QUEBECOR WORLD INC. and the other Petitioners listed on Schedule “A” to the Initial Order and to this Order

Petitioners

and

ERNST & YOUNG INC.

Monitor

ORDER

(Sanctioning QWI Plan)

SEEING the Petitioners’ Motion for an Order Sanctioning the Second Amended and Restated Plan of Reorganization and Compromise of Quebecor World Inc. attached as Schedule “B” to this Order (the “QWI Plan”), including the Articles of Reorganization and the Series I and Series II Warrant Indenture posted on the Monitor’s website on June 20, 2009 with the note that the latter two documents remain subject to the acceptance of each of the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee, acting reasonably, and Other Relief pursuant to Sections 6, 9 and 10 of the Companies’ Creditors Arrangement Act, R.S.C. 1985, C-36, as amended (the “CCAA”) and Section 191 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), and the affidavit of Mr. Roland Ribotti in support thereof (the “Motion”), the Monitor’s Twenty-Seventh Report dated June 10, 2009 and

Twenty-Eighth Report dated June 23, 2009, and the submissions of counsel for the Petitioners and the Monitor, and other interested parties;

GIVEN the provisions of the initial order granted by this Court in this matter on January 21, 2008, as amended (the “Initial Order”), the cross-border insolvency protocol approved by this Court pursuant to the Initial Order, as amended and confirmed by this Court on April 21, 2008 (the “CBIP”), the claims procedure order granted by this Court on September 29, 2008 (the “Claims Procedure Order”), the cross-border claims protocol approved by this Court on September 29, 2008 pursuant to the Claims Procedure Order (the “Claims Protocol”), and the creditors’ meeting order granted by this Court on May 14, 2009 (the “Creditors’ Meeting Order”);

GIVEN the provisions of the CCAA and CBCA;

WHEREFORE, THE COURT:

1.                                       GRANTS the Motion;

Definitions

2.                                       ORDERS that any capitalized terms not otherwise defined in this Order shall have the meaning ascribed thereto in the QWI Plan or the Creditors’ Meeting Order, as the case may be;

Joint Hearing

3.                                       AUTHORIZES the holding of a Joint Hearing (as such term is defined in the CBIP) to facilitate and coordinate the proper and efficient resolution and adjudication of this matter, and DECLARES that said Joint Hearing was validly called and held;

Service and Meeting

4.                                       DECLARES that the notices given of the presentation of the Motion and the related Sanction Hearing are proper and sufficient, and in accordance with the Creditors’ Meeting Order;

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5.                                       DECLARES that there has been proper and sufficient service and notice of the Articles of Reorganization and the Meeting Materials, including the QWI Plan, the Circular and the Notice to Creditors in connection with the Creditors’ Meeting, to all Affected Creditors, and that the Creditors’ Meeting was duly convened, held and conducted in conformity with the CCAA and all other Orders of the Court;

6.                                       DECLARES that no meetings or votes of holders of Existing QWI Shares or Other Equity Securities are required in connection with the QWI Plan or the adoption or filing of the Articles of Reorganization, or any exchange, transfer, compromise, arrangement, reorganization or other transaction, including the Restructuring Transactions, effected or contemplated thereby;

QWI Plan Sanction

7.                                       DECLARES that:

(a)                                  the QWI Plan has been approved by the Required Majorities of Affected Creditors of QWI in conformity with the CCAA;

(b)                                 there is no evidence before the Court to suggest that QWI has not complied with the provisions of the CCAA and the Orders of the Court made in the CCAA Proceedings in all respects;

(c)                                  there is no evidence before the Court to suggest that QWI has neither done nor purported to do anything that is not authorized by the CCAA;

(d)                                 the QWI Plan and the transactions, including the Restructuring Transactions and reorganization, contemplated thereby are fair and reasonable, and in the best interests of QWI, the Affected Creditors and the other stakeholders of QWI (having considered, among other things, the composition of the vote, what creditors would receive in liquidation or sale as compared to the QWI Plan, alternatives to the QWI Plan or liquidation or sale, whether any oppression exists or has occurred, the treatment of shareholders and the public interest);

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(e)                                  prior to the Court’s sanctioning of the QWI Plan and approving the transactions, including the Restructuring Transactions, contemplated therein, the Court conducted a hearing and made findings of fact and conclusions of law that the terms and conditions of the issuance of the QWI Common Shares, the QWI Class A Preferred Shares, the Warrant Bundles and the Litigation Trust Interests to the Affected Creditors under the QWI Plan and the U.S. Plan collectively in exchange for, and in full and final satisfaction of, the Affected Claims held by the Affected Creditors, were approved and determined to be substantively and procedurally “fair” to the Affected Creditors and all other Persons (the “Fairness Hearing”) and, in connection therewith, as part of the Fairness Hearing, the Court made the following additional findings of fact and/or conclusions of law: (i) that prior to the Fairness Hearing, QWI advised the Court that it would be relying on the Section 3(a)(10) exemption under the U.S. Securities Act, and the exemption under Section 1145 of the U.S. Bankruptcy Code in order to issue, without registration with the United States Securities and Exchange Commission, the QWI Common Shares, the QWI Class A Preferred Shares, the Warrant Bundles and the Litigation Trust Interests to the Affected Creditors (or to such other Persons as set out in the Restructuring Transactions Notice); (ii) that the Court was, and is, authorized under the CCAA to conduct the Fairness Hearing and to approve the fairness of the terms and conditions of such issuance and exchange; and (iii) that the Fairness Hearing was open to all of the Affected Creditors and all other Persons and, prior to the Fairness Hearing, all of the Affected Creditors and all other Persons were given adequate notice thereof and that there were no impediments to the Affected Creditors and all other Persons appearing and being heard at said hearing;

8.                                       ORDERS that the QWI Plan (including the compromises, arrangements, reorganizations, corporate transactions, releases and discharges set out therein and the transactions, Restructuring Transactions and reorganization contemplated thereby) is sanctioned and approved pursuant to Section 6 of the CCAA and Section 191 of the CBCA and, as at the Completion Time, will be effective and will enure to the benefit of and be binding upon QWI, the Affected Creditors and all other Persons stipulated in the QWI Plan;

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QWI Plan Implementation

9.                                       ORDERS that QWI, the other Petitioners and the Monitor are authorized and directed to take all steps and actions necessary or appropriate, as determined by QWI and the other Petitioners in accordance with and subject to the terms of the QWI Plan, to implement the QWI Plan, including, without limitation, filing the Articles of Reorganization with the Director, and the transactions contemplated by the QWI Plan in accordance with and subject to the terms of the QWI Plan and this Order (including to enter into, implement and consummate the contracts, instruments, releases, indentures and other documents to be created or which have come into effect in connection with the QWI Plan) and such steps and actions are approved;

10.                                 DECLARES that, effective as of the Implementation Date, the articles of QWI will be amended as set out in the Articles of Reorganization;

11.                                 DECLARES that, effective as of the Implementation Date, all Other Equity Securities will be of no further force or effect, and that all such Other Equity Securities will be cancelled for no consideration and any agreement, contract, plan, indenture, deed, certificate or other document or instrument having created or governing such Other Equity Securities will be terminated as at such date;

12.                                 DECLARES that the Restructuring Transactions shall be effected, subject to Section 5.2 of the QWI Plan, in accordance with the Restructuring Transactions Notice;

13.                                 DECLARES that the QWI Common Shares, QWI Class A Preferred Shares and Warrant Bundles issued in connection with the QWI Plan, the Articles of Reorganization or the Warrant Indenture (these two last documents having been posted on the Monitor’s website on June 20, 2009 with the note that they remain subject to the acceptance of each of the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee, acting reasonably), will be validly issued and outstanding, and in the case of the QWI Common Shares and the QWI Class A Preferred Shares, will be issued as fully paid and non-assessable;

14.                                 ORDERS that, without limitation to the Claims Procedure Order and the Claims Protocol, an Affected Creditor who did not file a Proof of Claim in accordance with the

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provisions of the Claims Procedure Order and the Claims Protocol, whether or not such Affected Creditor received notice of the claims process established by the Claims Procedure Order and the Claims Protocol, shall be and is hereby forever barred from making any Affected Claim against QWI and shall not be entitled to any distribution under the QWI Plan, and that such Affected Claim is forever extinguished;

15.                                 ORDERS that, as of the Implementation Date, and subject to the terms of the QWI Plan (including, without limitation, Article 4 thereof), all Affected Claims of Affected Creditors of any nature against QWI or the Property (as defined in the Initial Order) are hereby forever discharged and released and all proceedings with respect thereto or in connection therewith are permanently stayed, subject only to the right of the Affected Creditors to receive the distributions in respect of such Affected Claims in accordance with the QWI Plan, the Claims Procedure Order and the Claims Protocol;

16.                                 ORDERS that all Affected Creditors having an Affected Claim of any nature against QWI or the Property (as defined in the Initial Order) shall, at the request of QWI from and after the Completion Time, execute and deliver to QWI such further releases, discharges, authorizations and directions, instruments, notices and other documents as QWI may reasonably request for the purpose of evidencing the release of all of the security interests, hypothecs, assignments, pledges, mortgages, charges and other liens with respect to such Affected Claim of any nature against QWI or the Property, the whole at the expense of QWI;

17.                                 DECLARES that all Proven Claims determined in accordance with the Claims Procedure Order, the Claims Protocol, the Creditors’ Meeting Order and the QWI Plan are final and binding on QWI and all Affected Creditors;

18.                                 GIVEN that the discharge and release provisions set forth herein constitute good faith compromises and settlements of the matters covered thereby, such compromises and settlements are made in exchange for consideration and are in the best interests of QWI and its stakeholders, are fair, equitable, reasonable, and are integral elements of the restructuring and resolution of these proceedings in accordance with the Plan, and each of the discharges and releases provisions set forth in the Plan:

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(a)                                  is within the jurisdiction of the Court,

(b)                                 is an essential means of implementing the Plan,

(c)                                  is an integral element of the settlements and transactions incorporated into the Plan,

(d)                                 is supported by valuable consideration provided by the beneficiary of such provisions,

(e)                                  confers material benefit on, and is in the best interests of, QWI and their stakeholders, and,

(f)                                    is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in these proceedings with respect to QWI and its organization, capitalization, operation, and reorganization.

the failure to effect the discharge, release, indemnification, and exculpation provisions described in the Plan would seriously impair the ability of QWI to sanction the Plan.

19.                                 ORDERS that as at the Completion Time and subject to the provisions of Subsection 5.1(2) of the CCAA, QWI will be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of QWI to enforce the QWI Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder or pursuant thereto) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing in any way relating to QWI, the subject matter of, or the transactions or events giving rise to, any Claims or interests that are treated in the QWI Plan or in the U.S. Plan that could be asserted by or on behalf of QWI against: (i) present or former directors, officers and employees of QWI, in each case, in their respective capacities as of the Determination Date; (ii) the New Directors (as defined below) in respect of any actions taken pursuant to the consulting and indemnity agreement referred to below; (iii) the agents, legal counsel, financial advisors and other professionals of QWI and the Subsidiaries (including all current and former legal counsel to the directors of QWI and the Subsidiaries); (iv) the Monitor, its legal counsel and its current officers and directors; (v) the Syndicate Committee, all current and former members of the Syndicate Committee in

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their respective capacities as such, and the Administrative Agent and the Syndicate Agreement Collateral Agent in their respective capacities as such; (vi) the Syndicate Released Parties; (vii) the Senior Notes Released Parties; (viii) the DIP Lenders solely in their capacities as such; (ix) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such; (x) the Chief Restructuring Officer; and (xi) where applicable, with respect to each of the above named parties, such party’s advisors, principals, employees, officers, directors, representatives, financial advisors, counsel, accountants, investment bankers, consultants, agents and other representatives or professionals, provided, however, and notwithstanding anything else contained in the QWI Plan or the U.S. Plan, that any Holder of Affected Soc. Gen Claims in its capacity as such shall not be deemed to be released in respect of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, including, without limitation, in respect of the Paulian Action;

20.                                 ORDERS that, as at the Completion Time, or in the case of Subsidiaries that are also subject to releases under the U.S. Plan, at the times contemplated for such releases under the U.S. Plan, the Released Parties, namely, QWI, the Subsidiaries, the Monitor and the Chief Restructuring Officer, as well as their respective present and former officers, directors, principals, employees, financial advisors, counsel, investment bankers, consultants, agents and accountants, and the New Directors (as defined below) will be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including QWI and the U.S. Debtors, as applicable, and including any Person who may claim contribution or indemnification against or from them) may be entitled to assert (including any and all claims in respect of potential statutory liabilities of the Persons for which the Initial Order authorized the granting of a CCAA Charge, but other than the rights of Persons to enforce the QWI Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or pursuant thereto) whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction,

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dealing or other occurrence existing or taking place on or prior to the Completion Time relating to, arising out of or in connection with the Claims, the business and affairs of the Petitioners, the CCAA Charges, the QWI Plan, the U.S. Plan and the CCAA Proceedings, provided that nothing in this paragraph 20 will release or discharge any Petitioner from or in respect of any Excluded Claim, or QWI from or in respect of the Paulian Action;

21.                                 ORDERS, that as at the Completion Time, all Affected Creditors will he deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, as against the Syndicate Releasees, namely the Administrative Agent, and any lender in the Syndicate, from time to time, and each such Person’s advisors, principals, employees, officers, directors, representatives, financial advisors, counsel, accountants, investment bankers, consultants, agents and other representatives or professionals, and the Syndicate Agreement Collateral Agent in relation to the Syndicate Agreement and the recoveries or distributions to which the Administrative Agent, the Syndicate Agreement Collateral Agent or any Syndicate member may be, or may in the future become, entitled to receive under the QWI Plan and in furtherance thereof, without limitation, the Paulian Action shall be dismissed, with prejudice, without costs as against the Syndicate Releasees and the Syndicate Agreement Collateral Agent to the extent of the rights and benefits it holds in favour of the Syndicate Releasees under the Syndicate Agreement;

22.                                 ORDERS that, from and after the Completion Time, all Persons shall be deemed to have waived any and all defaults of QWI (except for defaults under the securities, contracts, instruments, releases and other documents delivered under the QWI Plan or entered into in connection therewith or pursuant thereto) then existing or previously committed by QWI or caused by QWI, directly or indirectly, or non-compliance with any covenant, positive or negative pledge, warranty, representation, term, provision, condition or obligation, express or implied, in any contract, credit document, agreement for sale, lease or other agreement, written or oral, and any and all amendments or supplements thereto, existing between such Person and QWI arising from the filing by the Petitioners under the CCAA or the transactions contemplated by the QWI Plan, and any and all notices of

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default and demands for payment under any instrument, including any guarantee arising from such default, shall he deemed to have been rescinded;

23.                                 DECLARES that, subject to the performance by QWI of its obligations under the QWI Plan, all contracts, leases, agreements and other arrangements to which QWI is a party and that have not been terminated or repudiated pursuant to the Initial Order will be and remain in full force and effect, unamended, as at the Completion Time, and no Person who is a party to any such contract, lease, agreement or other arrangement may accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right (including any right of dilution or other remedy) or make any demand under or in respect of any such contract, lease, agreement or other arrangement and no automatic termination will have any validity or effect, by reason only of:

(a)                                  any event that occurred on or prior to the Implementation Date and is not continuing that would have entitled such Person to enforce those rights or remedies (including defaults, events of default, or termination events arising as a result of the insolvency of QWI);

(b)                                 the insolvency of QWI or the fact that QWI or any Subsidiary sought or obtained relief under the CCAA, the CBCA or the Bankruptcy Code;

(c)                                  any compromises or arrangements effected pursuant to the QWI Plan or any action taken or transaction effected pursuant to the QWI Plan; or

(d)                                 any change in the control of QWI arising from the implementation of the QWI Plan;

24.                                 ENJOINS the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgement, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the QWI Plan including, without limitation, the Paulian Action against the Syndicate Released Parties;

25.                                 ORDERS, that each of the individuals named on Schedule “C” hereto shall, upon their consent, be appointed as new directors of QWI (the “New Directors”) to hold office until

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such time as successors shall be appointed or elected in accordance with the CBCA or they sooner cease to hold office in accordance with the CBCA, and further ORDERS that such appointments shall he effective upon the Implementation Date (or, in the event that their consent to act as a new Director of QWI is given after the Implementation Date, upon such consent date), or:

(a)               in the event that any of the individuals named on Schedule “C” hereto cannot serve as new directors of QWI as and from the Implementation Date but are ultimately able to serve beginning on a date after the Implementation Date (such later date for any given individual being his “Delayed Incumbency Date”), then the applicable Delayed Incumbency Date for such individual, such date not to be later than thirty days following the Implementation Date; or

(b)              in the event that it is impossible to establish, as of the Implementation Date, the legislatively prescribed minimum quorum of three (3) directors of QWI, then such later date (the “Quorum-related Incumbency Date”) as the search committee referred to in Section 5.9 of the QWI Plan (the “Selection Committee”) shall designate in respect of the new director (s) required to meet such minimum quorum, such date not to be later than thirty days following the Implementation Date;

26.                                 ORDERS that effective upon the Implementation Date, or the Quorum-related Incumbency Date, if any, any current director who is then in office shall cease to be a director of QWI, unless such individual is appointed as new director pursuant to paragraph 25 above;

27.                                 ORDERS that QWI is hereby authorized and directed to provide an indemnity to the New Directors substantially in the form of the consulting and indemnity agreement dated June 18, 2009 and attached hereto as Schedule “D”;

28.                                 DECLARES that, effective as at the Completion Time, the Application for Bankruptcy Order, and the endorsement related thereto dated January 25, 2008 will be of no further force or effect and that the Syndicate Released Parties are released and discharged from the Paulian Action;

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Charges created in the CCAA Proceedings

29.                                 ORDERS that all CCAA Charges and any other charges against the assets of the Petitioners that were created pursuant to orders of the Court in the CCAA Proceedings will be cancelled, released and discharged as of the Completion Time;

Exit Financing

30.                                 ORDERS that QWI is authorized and empowered to (i) enter into and perform and receive the proceeds of the Exit Loan Facility, including a revolving credit facility in the aggregate principal amount of approximately U.S. $350,000,000 and a term loan in the aggregate principal amount of approximately U.S. $450,000,000, the whole to be in form and substance acceptable to the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee, acting reasonably, and on the terms described in the exit financing term sheets, as filed, as such term sheets may be amended, supplemented or otherwise modified, in each case as approved by the borrowers, the lead arrangers and agents parties thereunder and the whole to be in form and substance acceptable to the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee, acting reasonably, (the “Term Sheets”), (ii) grant security interests, hypothecs, charges, claims and liens in connection therewith, and (iii) pay the fees, costs and expenses in connection with the arrangement, syndication and all other matters relating to or arising under the Exit Loan Facility as set out in the Term Sheets, and the Engagement Letter approved by this Court on May 8, 2009. On the Implementation Date, all of the liens and security interests to be granted by QWI in accordance with the Exit Loan Facility shall be deemed to be approved. The terms and conditions of the Exit Loan Facility as set forth in said exit financing term sheets, as such term sheets may be amended, supplemented or otherwise modified from time to time by the borrowers, the lead arrangers and agents parties thereunder, in form and substance acceptable to the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee, acting reasonably, are approved and ratified as being entered into in good faith and being critical to the success and feasibility of the Plan;

31.                                 ORDERS that QWI is authorized and empowered to execute and deliver credit agreements, guarantees, security documents, and other documents required to effectuate

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the Exit Loan Facility (collectively, the “Exit Loan and Security Documents”), as may be required by the Exit Loan Facility’s lenders in connection with the Exit Loan Facility, such Exit Loan Facility and the Exit Loan and Security Documents to be in form and substance acceptable to the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee, acting reasonably, and QWI is authorized to perform all of its obligations under the Exit Loan and Security Documents;

Stay Extension

32.                                 DECLARES that the stay of proceedings under the Initial Order shall continue until the filing with this Court of a certificate of the Monitor confirming that the Implementation Date has occurred, the date of such filing to be the Stay Termination Date (as such term is defined in the Initial Order);

33.                                 ORDERS that all other Orders made in the CCAA Proceedings shall continue in full force and effect in accordance with their respective terms, except to the extent that such Orders are varied by, or inconsistent with, this Order, the Creditors’ Meeting Order, or any further Order of this Court;

Monitor and Chief Restructuring Officer

34.                                 ORDERS that the First to Twenty Ninth Reports of the Monitor filed with this Court (the “Monitors’ Reports”) be and are hereby approved, that all actions and conduct of the Monitor and. Chief Restructuring Officer in connection with the Claims, the business and affairs of the Petitioners, the CCAA Charges, the QWI Plan, the U.S. Plan and the CCAA Proceedings, including, without limitation, the actions and conduct of the Monitor and the Chief Restructuring Officer disclosed in the Monitors’ Reports, are hereby approved, and that the Monitor and the Chief Restructuring Officer have satisfied all of their obligations up to and including the date of this Order;

35.                                 APPROVES the conduct of the Chief Restructuring Officer and the Monitor in relation to QWI and the other Petitioners and, provided that they have acted reasonably and in good faith, DECLARES that they shall not be held liable for loss or damage to any person with respect to their acts errors and omissions;

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36.                                 ORDERS that no proceeding shall he commenced against the Monitor or the Chief Restructuring Officer in any way arising from or related to its capacity or conduct as Monitor or Chief Restructuring Officer except with prior leave of this Court on notice to the Monitor and Chief Restructuring Officer and upon further order securing, as security for costs, the solicitor and his own client costs of the Monitor in connection with the proposed action or proceeding;

37.                                 ORDERS that the protections afforded to Ernst & Young Inc. as Monitor and as an officer of this Court, and to the Chief Restructuring Officer pursuant to the terms of the Initial Order and the other Orders made in the CCAA Proceedings shall not expire or terminate on the Implementation Date and, subject to the terms hereof, shall remain effective and in full force and effect notwithstanding the discharge provided for herein;

38.                                 ORDERS that the Monitor shall be discharged of its duties and obligations pursuant to the QWI Plan, this Order and all other Orders made in the CCAA Proceedings, upon the filing with this Court of a certificate of the Monitor certifying that all of its duties in relation to the claims procedure and all matters relating thereto as set out in the Claims Procedure Order and the Claims Protocol, and all other matters for which it is responsible under the QWI Plan or pursuant to the Orders of this Court made in the CCAA Proceedings, are completed to the best of the Monitor’s knowledge;

Claims Officers

39.                                 ORDERS that, in accordance with paragraph 33 hereof, any Claims Officer appointed in accordance with the Claims Procedure Order shall continue to have the authority conferred upon, and to benefit from all protections afforded to, Claims Officers pursuant to Orders in the CCAA Proceedings;

General

40.                                 ORDERS that the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’Committee, the Petitioners and the Monitor shall continue to discuss with a view to reaching an acceptable compromise on the wording of the Articles or Reorganization and the Series I and II Warrant Indenture (Exhibit R-4). If no agreement is reached by July 13, 2009 a Joint Hearing shall be scheduled and held at 2:30 p.m. to

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further assess the situation, take whatever steps and render such further orders as are necessary in order to resolve any dispute resulting for the foregoing;

41.                                 DECLARES that any of the Petitioners or the Monitor may, from time to time, apply to this Court for directions concerning the exercise of their respective powers, duties and rights hereunder or in respect of the proper execution of the Order on notice only to each other;

42.                                 DECLARES that this Order shall have full force and effect in all provinces and territories in Canada, in the United States of America and elsewhere;

43.                                 REQUESTS the aid and recognition of any Court or administrative body in any Province of Canada and any Canadian federal court or administrative body and any federal or state court or administrative body in the United States of America and any court or administrative body elsewhere, to act in aid of and to be complementary to this Court in carrying out the terms of the Order, including, without limitation, the registration of this Order in any office of public record by any such court or administrative body or by any Person affected by the Order;

Provisional Execution

47.                                 ORDERS the provisional execution of this Order notwithstanding any appeal and without the necessity of furnishing any security;

THE WHOLE, without costs.

Certified true Copy	Montrèal (Quebec), June 30, 2009

/s/ Robert Mongeon, J.S.C.	/s/ Robert Mongeon, J.S.C.
Honourable Robert Mongeon, J.S.C.	Honourable Robert Mongeon, J.S.C.

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Schedule “A”

Quebecor World (USA) Inc.	Delaware
Quebecor Printing Holding Company	Delaware
Quebecor World Capital Corporation	Delaware
Quebecor World Capital II GP	Delaware
Quebecor World Capital II LLC	Delaware
QW Memphis Corp.	Delaware
The Webb Company	Delaware
Quebecor World Printing (USA) Corp.	Delaware
Quebecor World Loveland Inc.	Delaware
Quebecor World Systems Inc.	Delaware
Quebecor World San Jose Inc.	California
Quebecor World Buffalo Inc.	New York
Quebecor World Johnson & Hardin Co.	Ohio
Quebecor World Northeast Graphics Inc.	Delaware
Quebecor World Up / Graphics Inc.	Delaware
Quebecor World Great Western Publishing Inc.	Arizona
Quebecor World DB Acquisition Corp.	Georgia
WCP-D, Inc.	Delaware
Quebecor World Taconic Holdings Inc.	Virginia
Quebecor World Retail Printing Corporation	Massachusetts
Quebecor World Arcata Corp.	Delaware
Quebecor World Nevada Inc.	Nevada
Quebecor World Atglen Inc.	Delaware
Quebecor World Krueger Acquisition Corp.	Delaware
Quebecor World Book Services LLC	Delaware
Quebecor World Dubuque Inc.	Delaware
Quebecor World Pendell Inc.	Michigan
Quebecor World Fairfield Inc.	Delaware
QW New York Corp.	Delaware
Quebecor World Dallas II Inc.	Delaware
Quebecor World Nevada II LLC	Delaware
Quebecor World Dallas, L.P.	Delaware
Quebecor World Mt. Morris II LLC	Delaware
Quebecor World Petty Printing Inc.	Illinois
Quebecor World Hazleton Inc.	Pennsylvania
Quebecor World Olive Branch Inc.	Delaware
Quebecor World Dittler Brothers Inc.	Georgia ,-,
Quebecor World Atlanta II LLC	Georgia
Quebecor World Rai Inc.	Wisconsin
Quebecor World KRI Inc.	Delaware
Quebecor World Century Graphics Corporation	Louisiana
Quebecor World Waukee Inc.	Iowa
Quebecor World Logistics Inc.	Delaware
Quebecor World Mid-South Press Corporation	Tennessee
Quebecor World Lease GP	Delaware
Quebecor Printing Aviation Inc.	Delaware
WCZ, LLC	Delaware
Quebecor World Eusey Press Inc.	Massachusetts
Quebecor World Infiniti Graphics Inc.	Connecticut
Quebecor World Lincoln Inc.	Delaware
Quebecor World Miagna Graphic Inc.	Kentucky
Quebecor World Memphis LLC	Delaware
Quebecor World Lease LLC	Delaware

[Schedule “A” to Sanction Order]

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Schedule “B”
Second Amended and Restated Plan of Reorganization and Compromise
dated June 8, 2009 of QWI

(Attached)

a clean copy thereof to be attached to the Court Order to be presented at the Sanction Hearing and a copy thereof is available at the following page of the Monitor’s website

http://documentcentre.eycan.com/Pages/Main.aspx?SID=54

under the heading “Information relating to the Creditors’ Meeting and the vote”, subheading “Updated and New Documents, dated June 8, 2009”.

together with the Articles of Reorganization and the Series I and Series II Warrant Indenture posted on the Monitor’s website on June 20, 2009, under the same heading “Information relating to the Creditors’ Meeting and the vote”, and subheading “New documents, dated June 20, 2009”, with the note that these two documents remain subject to the acceptance of each of the Administrative Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee, acting reasonably

[Schedule “B” to Sanction Order]

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Schedule “C”

Directors of QWI

1.               Michael Allen, veteran of the printing industry.

2.               Mark Angelson, CEO and Director at RR Donnelley between 2004 and March 2007.

3.               Raymond J. Bromark, director of CA, Inc. since 2007 and retired senior partner of PricewaterhouseCoopers.

4.               Gabriel de Alba, Managing Director and Partner of Catalyst Capital Group of Toronto.

5.               James J. Gaffney, serving on Duff & Phelps’ Senior Advisory Board since 2007 and director of the Imperial Sugar Company since August 2001. Also served as Chairman since February 2003

6.               Jack Kliger, former President and CEO of Hachette Filipacchi. Occupied other positions at Si Newhuse’s Advance Publications, Condé Nast and Parade.

7.               Jacques Mallette, Quebecor World Inc.’s Chief Executive Officer.

8.               David L. McAusland, Executive Vice President of Corporate Development at Rio Tinto Alcan (formerly, Alcan Inc.) of Alcan France S.A.S. from 2005 to 2008 and Chief Legal Officer from October 2000 to February 2008.

9.               Thomas O. Ryder, Director of Amazon.Com, Inc. since November 2002, Director of Starwoods Hotels & Resorts Worldwide, Inc. and Chairman of the Board of Directors at Virgin Mobile USA, Inc.

[Schedule “C” to Sanction Order]

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Schedule “D”
Consulting and Indemnity Agreement

CONSULTING AND INDEMNITY AGREEMENT

THIS AGREEMENT is made as of June 18, 2009

BETWEEN:

QUEBECOR WORLD INC., a corporation governed by the laws of Canada, (the “Corporation”)

- and -

The individuals listed on Schedule “A” hereto

(the “Consulting Parties” and each an “Consulting Party”)

RECITALS:

A.                                   On January 21, 2008, the Corporation filed for creditor protection under the Companies’ Creditors Arrangement Act in Canada with the Quebec Superior Court of Justice (the “Court”), as well as in the United States under Chapter 11 of the United States Bankruptcy Code (the “Proceedings”).

B.                                     In connection with the Proceedings, a meeting of the creditors of the Corporation was held on June 22, 2009, to consider and approve the Second Amended and Restated Plan of Reorganization and Compromise of the Corporation dated June 8, 2009 (the “Reorganization Plan”), pursuant to which, among other things, a new slate of directors (the “Proposed Directors”) will be appointed upon the implementation of the Reorganization Plan on or before July 21, 2009.

C.                                     It is currently anticipated that the Reorganization Plan will be sanctioned by the Court on June 30, 2009 and that such order will, effective on the implementation of the Reorganization Plan, appoint the following individuals as directors of the Corporation: Mark Angelson, Michael Allen, Raymond J. Bromark, James J. Gaffney, Jack Kliger, David L. McAusland, Thomas O. Ryder and Gabriel de Alba.

D.                                    In order to facilitate an orderly transition of the Corporation on the date that the Corporation implements the Reorganization Plan (the “Implementation Date”), it is in the best interests of the Corporation that the Proposed Directors receive information concerning the business and affairs of the Corporation (including confidential and proprietary information), make preparations to assume responsibility for board matters on the Implementation Date, and in that regard, provide the Corporation and the existing board with consulting advice regarding transitional and other matters as they may deem appropriate or necessary to effect or facilitate such orderly transition of responsibility for board matters (the “Transition Process”).

E.                                      Accordingly, the Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out, inter alia, the circumstances and manner in which the Proposed Directors may be indemnified in respect of certain

[Schedule “D” to Sanction Order]

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liabilities or expenses which such Proposed Directors may incur as a result of participating in the Transition Process.

THEREFORE, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1         Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

(a)                                  “Act” means the Canada Business Corporations Act, as the same exists on the date of this Agreement or may hereafter be amended;

(b)                                 “Agreement” means this consulting and indemnity agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

(c)                                  “Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks located in Toronto, Ontario and Montreal, Quebec are open for commercial banking business during normal banking hours;

(d)                                 “Claim” includes any civil, criminal, administrative or investigative or other proceeding of any nature or kind in which the Consulting Party is involved during the Transition Period because of the Consulting Party’s association with the Corporation or Other Entity, or as a result of his or her participation in the Transition Process;

(e)                                  “Losses” includes all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, without limitation, and whether incurred alone or jointly with others, including any amounts which the Consulting Party may reasonably suffer, sustain, incur or be required to pay in respect of the investigation, defence, settlement or appeal of or preparation for any Claim or in connection with any action to establish a right to indemnification under this Agreement, and for greater certainty, includes all taxes, interest, penalties and related outlays of the Consulting Party arising from any indemnification of the Consulting Party by the Corporation pursuant to this Agreement;

(f)          “Other Entity” means a Subsidiary of the Corporation;

(g)         “Parties” means the Corporation and the Consulting Party collectively and “Party” means any one of them;

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(h)                                 “Subsidiary” has the meaning set out in the Act; and

(i)                                     “Transition Period” means the period of time commencing on the date of this Agreement and terminating on the Implementation Date.

1.2          Certain Rules of Interpretation

In this Agreement:

(a)                                  Governing Law — This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(b)                                 Headings — Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)                                  Number — Unless the context otherwise requires, words importing the singular include the plural and vice versa.

(d)                                 Severability — If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(e)                                  Entire Agreement — This Agreement, including Schedule A, constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

(f)          Schedules — Schedule A is an integral part of this Agreement.

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ARTICLE 2
REPRESENTATIONS

2.1                               Representations of the Corporation

The Corporation represents and warrants to the Consulting Party that:

(a)                                  Incorporation and Corporate Power — The Corporation is a corporation duly incorporated and existing under the laws of Canada and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and to carry on its business as presently conducted.

(b)                                 Due Authorization — The execution and delivery of this Agreement and the performance of the obligations contemplated by this Agreement have been duly authorized by all necessary corporate action on behalf of the Corporation. Subject to the approval of the Court, this Agreement constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms.

(c)                                  No Conflict — The Corporation is not a party to, bound or affected by or subject to any:

(i)                                     indenture, mortgage, agreement, obligation or instrument;

(ii)                                  charter or by-law; or

(iii)                               applicable law, statute, regulation, rule, order, ordinance, judgment, decree, licence or permit,

that would be violated, breached by, or under which default would occur or an encumbrance would be created as a result of the execution and delivery of this Agreement or the performance of any of the obligations provided for under this Agreement.

ARTICLE 3
TRANSITIONAL MATTERS

3.1                               Engagement of Consulting Parties

The Corporation hereby engages each of the Consulting Parties to: (a) provide the Corporation and the existing board of directors of the Corporation with such advice as he deems necessary or advisable from time to time in connection with the Transition Process; and (b) prepare, plan for and do or take all such necessary or advisable steps to effect an orderly transition of responsibility for board matters on the Implementation Date. It is understood and agreed that, until the appointment of the Consulting Parties as directors of the Corporation on the Implementation Date, none of the Consulting Parties shall be deemed to be acting as directors of the Corporation, and that all authority, power and responsibility for any and all corporate and

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other matters regarding the Corporation prior to the Implementation Date shall remain the sole authority, power and responsibility of the existing board of directors of the Corporation and management. For greater certainty: (a) all matters, steps or measures taken by the Corporation in respect of the Transition Process prior to the Implementation Date shall be subject to the approval of the existing board of directors of the Corporation; and (b) the Consulting Parties do not and shall not be deemed to assume any powers, authorities, responsibilities or duties of or belonging to the existing board of directors of the Corporation or management in respect of any corporate, transition or other matters relating to or arising prior to the Implementation Date.

3.2                               Confidentiality

Each of the Consulting Parties agrees to maintain as confidential all information of a non-public nature relating to the Corporation which is provided to them prior to the Implementation Date.

ARTICLE 4
INDEMNIFICATION BY CORPORATION AND
OBLIGATIONS OF CONSULTING PARTY

4.1                               Indemnification

(a)                                  General Indemnity — Except in respect of an action by or on behalf of the Corporation or Other Entity to procure a judgment in its favour against the Consulting Party, or except as otherwise provided in this Agreement, the Corporation agrees to indemnify and hold the Consulting Party harmless from and against any and all Losses which the Consulting Party may reasonably suffer, sustain, incur or be required to pay in respect of any Claim, provided that the indemnity provided for in this Section 4.1(a) will only be available if:

(i)                                     the Consulting Party was acting honestly and in good faith with a view to the best interests of the Corporation or Other Entity, as the case may be;

(ii)                                  in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Consulting Party had reasonable grounds for believing that the Consulting Party’s conduct was lawful.

(b)                            Indemnity as of Right — Notwithstanding anything in this Agreement, the Consulting Party is entitled to an indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the Consulting Party in connection with the defence of any Claim, if the Consulting Party:

(i)                                     was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the Consulting Party ought to have done; and

(ii)                                  fulfils the conditions set out in Sections 4.1(a)(i) and (a)(ii) above.

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(c)                                  Derivative Claims — In respect of any action by or on behalf of the Corporation or Other Entity to procure a judgment in its favour against the Consulting Party, in respect of which the Consulting Party is made a party because of the Consulting Party’s association with the Corporation or Other Entity or as a result of the Consulting Party’s participation in the Transition Process, the Corporation shall make application, at its expense, for the approval of a court of competent jurisdiction to advance monies to the Consulting Party for costs, charges and expenses reasonably incurred by the Consulting Party in connection with such action and to indemnify and save harmless the Consulting Party for such costs, charges and expenses of such action provided the Consulting Party fulfils the conditions set out in Sections 4.1(a)(i) and (a)(ii) above and provided the Consulting Party shall repay such funds advanced if the Consulting Party ultimately does not fulfil the conditions set out in Sections 4.1(a)(i) and (a)(ii) above.

(d)                                 Incidental Expenses — Except to the extent such costs, charges or expenses are paid by the Other Entity, the Corporation shall pay or reimburse the Consulting Party for the Consulting Party’s reasonable and necessary travel, lodging or accommodation costs, charges or expenses paid or incurred by or on behalf of the Consulting Party.

(e)                                  Partial Indemnification — If the Consulting Party is determined to be entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the Losses incurred in respect of any Claim but not for the total amount thereof, the Corporation shall nevertheless indemnify the Consulting Party for the portion thereof to which the Consulting Party is determined by a court of competent jurisdiction to be so entitled.

(f)                                    Advance of Expenses — Subject to Section 4.1(c) of this Agreement, the Corporation shall, at the request of the Consulting Party, advance to the Consulting Party sufficient funds, or arrange to pay on behalf of or reimburse the Consulting Party for any costs, charges or expenses reasonably incurred by the Consulting Party in investigating, defending, appealing, preparing for, providing evidence in or instructing and receiving the advice of the Consulting Party’s counsel or other professional advisors in regard to any Claim or other matter for which the Consulting Party may be entitled to an indemnity or reimbursement under this Agreement, and such amounts shall be treated as a non-interest bearing advance or loan to the Consulting Party, pending approval of the Corporation and the court (if required), to the payment thereof as an indemnity and provided that the Consulting Party fulfils the conditions set out in Sections 4.1(a)(i) and (a)(ii) above. In the event it is ultimately determined by a court of competent jurisdiction that the Consulting Party did not fulfil the conditions set out in Sections 4.1(a)(i) and (a)(ii) above, or that the Consulting Party was not entitled to be fully so indemnified, such loan or advance, or the appropriate portion thereof shall, upon written notice of such determination being given by the Corporation to the Consulting Party detailing the basis for such determination, be

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repayable on demand and shall bear interest from the date of such notice at the prime rate prescribed from time to time by the Bank of Canada.

4.2                               Notice of Proceedings

The Consulting Party shall give notice in writing to the Corporation as soon as practicable upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Claim involving the Corporation or Other Entity or the Consulting Party which may result in a claim for indemnification under this Agreement, and the Corporation agrees to give the Consulting Party notice in writing as soon as practicable upon it or any Other Entity being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim involving the Consulting Party. Such notice shall include a description of the Claim or threatened Claim, a summary of the facts giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by the Consulting Party to so notify the Corporation of any Claim shall not relieve the Corporation from liability under this Agreement except to the extent that the failure materially prejudices the Corporation.

4.3                               Subrogation — The Corporation

Promptly after receiving written notice from the Consulting Party of any Claim or threatened Claim (other than a Claim by or on behalf of the Corporation or Other Entity to procure a judgment in its favour against the Consulting Party), the Corporation may, and upon the written request of the Consulting Party shall, by notice in writing to the Consulting Party, assume conduct of the defence thereof in a timely manner and retain counsel on behalf of the Consulting Party who is reasonably satisfactory to the Consulting Party, to represent the Consulting Party in respect of the Claim. On delivery of such notice by the Corporation, the Corporation shall not be liable to the Consulting Party under this Agreement for any fees and disbursements of counsel the Consulting Party may subsequently incur with respect to the same matter. In the event the Corporation assumes conduct of the defence on behalf of the Consulting Party, the Consulting Party consents to the conduct thereof and of any action taken by the Corporation, in good faith, in connection therewith, and the Consulting Party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation all information reasonably required to defend or prosecute the Claim.

4.4                               Separate Counsel

In connection with any Claim or other matter for which the Consulting Party may be entitled to indemnity under this Agreement, the Consulting Party shall have the right to employ separate counsel of the Consulting Party’s choosing and to participate in the defence thereof but the fees and disbursements of such counsel shall be at the Consulting Party’s expense unless employment of such other counsel has been authorized by the Corporation, in which event, the fees and disbursements of such counsel shall be paid by the Corporation.

4.5                               No Presumption as to Absence of Good Faith

Unless a court of competent jurisdiction otherwise has held or decided that the Consulting Party is not entitled to be fully or partially indemnified under this Agreement, the determination of any

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Claim by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create any presumption for the purposes of this Agreement that the Consulting Party is not entitled to indemnity under this Agreement.

4.6                               Settlement of Claim

No admission of liability and no settlement of any Claim in a manner adverse to the Consulting Party shall be made without the consent of the Consulting Party, acting reasonably. No admission of liability shall be made by the Consulting Party without the consent of the Corporation and the Corporation shall not be liable for any settlement of any Claim made without its consent.

4.7                               Determination of Right to Indemnification

If the payment of an indemnity or the advancement of funds under this Agreement requires the approval of a court either the Corporation or the Consulting Party may apply to a court of competent jurisdiction for an order approving such indemnity or the advancement of such funds by the Corporation pursuant to this Agreement.

ARTICLE 5
MISCELLANEOUS MATTERS

5.1                               Corporation and Consulting Party to Cooperate

The Corporation and the Consulting Party shall, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters under this Agreement.

5.2                               Insolvency

The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Consulting Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors, including, without limitation, the Proceedings and the implementation of the Reorganization Plan.

5.3                               Multiple Proceedings

No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

ARTICLE 6
GENERAL

6.1                               Assignment

Neither Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.

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6.2                               Enurement

This Agreement enures to the benefit of and is binding upon the Parties and the heirs, attorneys, guardians, estate trustees, executors, trustees, administrators and permitted assigns of the Consulting Party and the successors (including any successor by reason of amalgamation) and permitted assigns of the Corporation.

6.3                               Amendments

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be so bound. For greater certainty, the rights of the Consulting Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

6.4                               Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)                                  in the case of a Notice to the Consulting Parties, in accordance with the information set out on Schedule “A” hereto; and

(b)                                 in the case of a Notice to the Corporation at:

Quebecor World Inc.

999 Boulevard de Maisonneuve West

Suite 1100

Montreal, Quebec

H3A 3L4

Attention:	•
Fax:	•
E-mail:	•

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section.

6.5                               Further Assurances

The Corporation and the Consulting Party shall, with reasonable diligence, do all things and execute and deliver all such further documents or instruments as may be necessary or desirable for the purpose of assuring and conferring on the Consulting Party the rights created or intended

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by this Agreement and giving effect to and carrying out intention or facilitating the performance of the terms of this Agreement, or evidencing any loan or advance made pursuant to Section 4.1(f) hereof.

6.6                               Independent Legal Advice

The Consulting Party acknowledges that the Consulting Party has been advised to obtain independent legal advice with respect to entering into this Agreement, that the Consulting Party has obtained such independent legal advice or has expressly determined not to seek such advice, and that the Consulting Party is entering into this Agreement with full knowledge of the contents hereof, of the Consulting Party’s own free will and with full capacity and authority to do so.

6.7                               Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS OF WHICH the Parties have duly executed this Agreement.

QUEBECOR WORLD INC.

By:
Name:
Title:

By:
Name:
Title:

SIGNED, SEALED & DELIVERED
In the presence of:

Witness	Mark Angelson

SIGNED, SEALED & DELIVERED
In the presence of:

Witness	Michael Allen

SIGNED, SEALED & DELIVERED
In the presence of:

Witness	Raymond J. Bromark

SIGNED, SEALED & DELIVERED
In the presence of:

Witness	James J. Gaffney

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SIGNED, SEALED & DELIVERED
In the presence of:

Witness	Jack Kliger

SIGNED, SEALED & DELIVERED
In the presence of:

Witness	David L. McAusland

SIGNED, SEALED & DELIVERED
In the presence of:

Witness	Thomas O. Ryder

SIGNED, SEALED & DELIVERED
In the presence of:

Witness	Gabriel de Alba

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SCHEDULE A

Consulting Parties

Name	Address	Email Address	Facsimile
Mark Angelson	•	•	•
Michael Allen	•	•	•
Raymond J. Bromark	•	•	•
James J. Gaffney	•	•	•
Jack Kliger	•	•	•
David L. McAusland	•	•	•
Thomas 0. Ryder	•	•	•
Gabriel de Alba	•	•	•

[Schedule A to Consulting and Indemnity Agreement]

SCHEDULE IV

TO THE ARTICLES OF REORGANIZATION OF THE CORPORATION

In connection with the issuance of the QWI Shares on the Implementation Date pursuant to the Plan of Reorganization and Compromise (the “Plan”) attached as Schedule III to the Articles of Reorganization of the Corporation to which this Schedule IV is also attached, an amount per share equal to the Canadian dollar equivalent of U.S. $8.00 as converted on the Implementation Date using the noon spot rate published by the Bank of Canada on such date shall be added to the stated capital account maintained in respect of the QWI Common Shares and an amount per share equal to the Canadian dollar equivalent of U.S.$8.00 as converted on the Implementation Date using the noon spot rate published by the Bank of Canada on such date shall be added to the stated capital account maintained in respect of the QWI Class A Preferred Shares.

Capitalized terms used but not defined in this Schedule IV to the Articles of Reorganization of the Corporation shall have the meanings ascribed thereto in the Plan.